   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1998


                                                      REGISTRATION NO. 333-60835

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         FAMILY CHRISTIAN STORES, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           MICHIGAN                          5942                  38-3200794
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of
Incorporation or Organization)   Classification Code Number)     Identification
                                                                    Number)

                            5300 PATTERSON AVE. S.E.
                          GRAND RAPIDS, MICHIGAN 49530
                                 (616) 554-8700

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             MR. LESLIE E. DIETZMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         FAMILY CHRISTIAN STORES, INC.
                           5300 PATTERSON AVE. S. E.
                          GRAND RAPIDS, MICHIGAN 49530
                                 (616) 554-8700

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                   COPIES TO:

       William R. Kunkel, Esq.                   Lawrence D. Levin, Esq.
 Skadden, Arps, Slate, Meagher & Flom            Herbert S. Wander, Esq.
              (Illinois)
        333 West Wacker Drive                     Katten Muchin & Zavis
     Chicago, Illinois 60606-1285           525 West Monroe Street, Suite 1600
            (312) 407-0700                     Chicago, Illinois 60661-3693
                                                      (312) 902-5200

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / 333-_______
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / 333-_______
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / 333-_______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                         SHARES

                                     [LOGO]
                              CLASS A COMMON STOCK

    OF THE          SHARES OF CLASS A COMMON STOCK ("CLASS A COMMON STOCK")
OFFERED HEREBY,          SHARES ARE BEING SOLD BY THE COMPANY AND      SHARES
ARE BEING SOLD BY THE SELLING SHAREHOLDERS. SEE "PRINCIPAL AND SELLING SHAREHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING SHAREHOLDERS.

    THE COMPANY'S COMMON STOCK ("COMMON STOCK") CONSISTS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK ("CLASS B COMMON STOCK"). THE RIGHTS OF EACH SHARE OF COMMON STOCK ARE SIMILAR OTHER THAN WITH RESPECT TO VOTING RIGHTS. THE CLASS A COMMON STOCK ENTITLES THE HOLDERS THEREOF TO ONE VOTE PER SHARE, AND THE CLASS B COMMON STOCK ENTITLES THE HOLDERS THEREOF TO TEN VOTES PER SHARE. UPON THE CLOSING OF THE OFFERING, THE HOLDERS OF CLASS B COMMON STOCK WILL REPRESENT
APPROXIMATELY    % OF THE TOTAL VOTING POWER OF THE OUTSTANDING COMMON STOCK
(APPROXIMATELY    % IF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS EXERCISED IN
FULL) AND WILL THEREFORE EXERCISE CONTROL OVER THE BUSINESS AND AFFAIRS OF THE COMPANY. EACH SHARE OF CLASS B COMMON STOCK CONVERTS AUTOMATICALLY INTO ONE SHARE OF CLASS A COMMON STOCK UPON SALE OR OTHER TRANSFER TO A PARTY OTHER THAN PERMITTED TRANSFEREES (AS DEFINED HEREIN). SEE "DESCRIPTION OF CAPITAL STOCK."


    PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE OF THE CLASS A COMMON STOCK WILL BE BETWEEN $14.00 AND $16.00 PER SHARE. SEE "UNDERWRITING" FOR A DISCUSSION OF FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. APPLICATION HAS BEEN MADE FOR QUOTATION OF THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "FMLY."


    SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                PROCEEDS TO
                                  PRICE TO           UNDERWRITING          PROCEEDS TO            SELLING
                                   PUBLIC             DISCOUNT(1)          COMPANY(2)          SHAREHOLDERS
PER SHARE..................           $                    $                    $                    $
TOTAL(3)...................           $                    $                    $                    $

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $       .

(3) THE COMPANY HAS GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO
    AN ADDITIONAL        SHARES OF CLASS A COMMON STOCK AT THE PRICE TO PUBLIC
    LESS THE UNDERWRITING DISCOUNT SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE PRICE TO PUBLIC WILL
    TOTAL $       , THE UNDERWRITING DISCOUNT WILL TOTAL $       , PROCEEDS TO
    COMPANY WILL TOTAL $       AND PROCEEDS TO SELLING SHAREHOLDERS WILL NOT BE
    AFFECTED. SEE "PRINCIPAL AND SELLING SHAREHOLDERS" AND "UNDERWRITING."

    THE SHARES OF CLASS A COMMON STOCK ARE OFFERED BY THE UNDERWRITERS NAMED HEREIN WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE
OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING THE SHARES WILL BE MADE AGAINST
PAYMENT THEREFOR AT THE OFFICE OF NATIONSBANC MONTGOMERY SECURITIES LLC ON OR
ABOUT       , 1998.
                              -------------------

NationsBanc Montgomery Securities LLC

                         BancBoston Robertson Stephens

                                                                  BT Alex. Brown

                                           , 1998

             [MISSION STATEMENT; VISION STATEMENT; STORE SCHEMATIC; INTERIOR/EXTERIOR PHOTOGRAPHS OF STORE; PHOTOGRAPHS OF
                         PRODUCTS/CUSTOMERS/EMPLOYEES]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              -------------------

  Family Christian Stores-Registered Trademark-, Family Bookstores-Registered
          Trademark- and Joshua's Christian Stores-TM- are trademarks owned by the Company. All other trademarks and trade names referred to in this
                                   Prospectus
                  are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO FISCAL YEARS OF THE COMPANY ARE TO THE COMPANY'S 52- OR 53-WEEK FISCAL YEAR, WHICH ENDS ON THE LAST SUNDAY IN JANUARY OF EACH YEAR AND IS IDENTIFIED AS THE FISCAL YEAR FOR THE IMMEDIATELY PRECEDING CALENDAR YEAR. FOR EXAMPLE, THE FISCAL YEAR ENDED JANUARY 25, 1998, IS REFERRED TO AS "FISCAL 1997." REFERENCES TO FISCAL YEARS OF JOSHUA'S CHRISTIAN STORES ("JOSHUA'S") ARE TO JOSHUA'S TWELVE MONTHS ENDED MARCH 31 AND ARE IDENTIFIED AS THE FISCAL YEAR FOR THE IMMEDIATELY PRECEDING CALENDAR YEAR. FOR EXAMPLE, THE TWELVE MONTHS ENDED MARCH 31, 1998, IS REFERRED TO AS "FISCAL 1997." EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN
THIS PROSPECTUS: (I) REFLECTS A   -FOR-1 STOCK SPLIT OF THE COMMON STOCK TO BE
EFFECTED PRIOR TO THE CLOSING OF THE OFFERING; (II) REFLECTS THE FILING OF THE RESTATED ARTICLES OF INCORPORATION AND RESTATED BYLAWS OF THE COMPANY CONCURRENTLY WITH THE CLOSING OF THE OFFERING; (III) REFLECTS THE AUTOMATIC CONVERSION OF ALL OF THE COMPANY'S CURRENTLY OUTSTANDING COMMON STOCK INTO SHARES OF NEWLY CREATED CLASS B COMMON STOCK UPON THE FILING OF THE RESTATED ARTICLES OF INCORPORATION; (IV) ASSUMES THE EXERCISE OF ALL OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK; AND (V) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. EXCEPT AS OTHERWISE INDICATED IN THIS PROSPECTUS OR THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS, ALL REFERENCES TO "FAMILY" AND THE "COMPANY" REFER TO FAMILY CHRISTIAN STORES, INC., FORMERLY FAMILY BOOKSTORES COMPANY, INC.

                                  THE COMPANY

    Family Christian Stores, Inc. ("Family" or the "Company") is the largest retailer in the United States dedicated solely to Christian-related products. The Company, as the category-dominant retailer of Christian books and Bibles, gifts and cards, music, children's merchandise and church supplies, seeks to fulfill the growing demand for products that address Christian and family values. The Company's net sales increased from $126.1 million in fiscal 1995 to $168.1 million in fiscal 1997, representing a compound annual growth rate of 15.4%. Operating income increased from a loss of $2.5 million to income of $5.5 million over the same period. The growth has been driven by comparable store sales, acquisitions and new store openings. As of July 31, 1998, the Company operated 276 stores in 36 states, having grown from 148 stores in 28 states, which the Company acquired from the Family Bookstores Division of The Zondervan Corporation ("Zondervan") on October 31, 1994.


    Family is the primary consolidator in the Christian retail industry, which is highly fragmented and characterized by numerous small independent operators. On June 1, 1998, the Company completed the acquisition of Joshua's Christian Stores, a leading retailer of Christian-related products with 56 stores. The Joshua's acquisition expands Family's presence in both existing and new markets and provides an opportunity to capture greater operating efficiencies across its expanded store base. On a pro forma basis, after giving effect to the acquisition of Joshua's, the Company had net sales of $197.8 million in fiscal 1997. The Company believes that numerous opportunities exist to continue making acquisitions and opening new stores and plans to continue its strategy of clustering stores in both existing and new markets.


    The Company differentiates itself from other retailers of Christian-related products by offering products to consumers of all ages and denominations in the environment of a focused specialty retailer with value pricing. The Company's mission is to offer an extensive selection of high-quality, Christian-related products of exceptional value in a warm, family atmosphere. In addition, Family seeks to reinforce Christian and family values as well as impact the lives of its customers by offering meaningful and inspirational products. The Company's core customers are individuals who characterize themselves as active Christians, as well as others who are searching for meaning in their lives. The Company believes that its ability to deliver an extensive product assortment to a broad range of consumers provides it with a competitive advantage in the Christian retail industry.

    The Company's principal objective is to enhance its position as the leading provider of Christian-related products in the United States. Family's business strategy includes maintaining category dominance, serving a diverse Christian customer base, providing the highest value to its customers, promoting recognition of its brand name and implementing its guiding principles throughout its business. The Company's growth strategy includes increasing sales and profitability in its existing stores, expanding its store base through focused acquisitions and new store openings as well as utilizing additional distribution channels.

                              RECENT DEVELOPMENTS


    JOSHUA'S ACQUISITION. On June 1, 1998, Family acquired Joshua's, a division of The Development Association, Inc., a subsidiary of Tandycrafts, Inc. Joshua's was a leading Christian retail chain headquartered in Fort Worth, Texas that operated 56 stores in 10 states, including a major presence in Texas, Georgia, Colorado and Southern California. For its twelve months ended March 31, 1998 (fiscal 1997), Joshua's had net sales of $32.0 million. The acquisition expands Family's presence in existing and new markets and creates a stronger platform for future growth. Management has completed several important steps to integrate Joshua's operations, including the introduction of the Company's (i) point-of-sale, automatic product replenishment and information systems, (ii) enhanced product assortment and (iii) targeted marketing and preferred customer programs. Substantially all of the acquired stores have been renamed Family Christian Stores and exterior signage has been changed, except for six stores which will remain Joshua's Christian Stores and be operated as bargin-format stores. All store managers of former Joshua's stores who are currently employed by Family have completed the Company's formal management training. The Company believes that the successful integration of Joshua's will enhance its existing store base and result in future operating efficiencies and increased brand awareness. See "Pro Forma Combined Condensed Financial Statements (unaudited)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    OTHER ACQUISITIONS AND OPENINGS. Since January 25, 1998, in addition to the Joshua's acquisition, the Company has acquired 21 stores and opened two new stores through July 31, 1998. The Company is operating these stores under the Family Christian Stores name, has completed a limited amount of remodeling and has integrated these stores into its point-of-sale, automatic product replenishment and information systems.


    The Company was incorporated in Michigan in 1994. The Company's executive office is located at 5300 Patterson Avenue, S.E., Grand Rapids, Michigan 49530, and its telephone number is (616) 554-8700.

                                  THE OFFERING

Class A Common Stock offered
  by the Company.............................  shares
  by the Selling Shareholders................  shares

Common Stock to be outstanding after the Offering(1)
  Class A Common Stock.......................  shares
  Class B Common Stock.......................  shares

Use of proceeds..............................  To finance store acquisitions and new store openings and to repay outstanding bank
                                               indebtedness. See "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  FMLY

------------------------------

(1) Excludes: (i)           shares of Common Stock issuable upon exercise of
    options outstanding under the Company's stock option plans as of           ,
    1998, with a weighted average exercise price of $    per share; (ii)
              shares of Common Stock issuable upon exercise of options to be granted under the Company's stock option plans upon the closing of the Offering, with an exercise price per share equal to the initial public
    offering price; and (iii)           shares reserved for issuance pursuant to
    the Company's stock option plans. See "Capitalization," "Management--Employee Benefit Plans" and Note J of the Notes to the Company's Consolidated Financial Statements.

                  NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements that are based on the beliefs of, as well as assumptions made by and information currently available to, the Company's management. The words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions are intended to identify such forward-looking statements, but are not the exclusive means of identifying such statements. Such statements reflect the current views of the Company or its management and are subject to certain risks, uncertainties and assumptions, including, but not limited to, those set forth under the heading "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements in 1998 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements. The Company undertakes no obligation to release publicly any revisions to any such forward-looking statements that may reflect events or circumstances after the date of this Prospectus.

                                  RISK FACTORS

    An investment in the Class A Common Stock offered hereby involves a high degree of risk. For a discussion of certain risks that a potential investor should evaluate carefully prior to making an investment in the Class A Common Stock, see "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT OPERATING AND PER SHARE DATA)


                                                                                                 SIX MONTHS ENDED
                                                         FISCAL YEAR                   -------------------------------------
                                         --------------------------------------------                             PRO FORMA
                                                                           PRO FORMA    JULY 26,     JULY 27,     JULY 27,
                                           1995       1996       1997       1997(1)       1997         1998        1998(1)
                                         ---------  ---------  ---------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Net sales..............................  $ 126,125  $ 139,280  $ 168,063   $ 197,786    $  67,708    $  84,763    $  93,629
Gross profit...........................     35,158     39,058     49,590      58,143       18,170       23,535       25,973
Store contribution(2)..................     12,612     15,573     21,982      23,999        5,718        7,435        7,865
Store opening expenses.................        991        414        739         739          353        1,739        1,739
Operating income (loss)................     (2,516)       891      5,487       5,925       (2,027)      (3,621)      (3,869)
Net earnings (loss)....................     (5,134)    (1,844)     2,693       2,507       (3,465)      (5,110)      (5,670)
Net earnings (loss) per
 share--diluted........................  $   (3.33) $   (1.18) $    1.22   $    1.13    $   (2.21)   $   (2.92)   $   (3.24)
Weighted average common shares
 outstanding--diluted(3)...............      1,541      1,559      2,215       2,215        1,566        1,752        1,752

SELECTED OPERATING DATA:
Number of stores open at end of
 period................................        174        184        197         253          192          276          276
Net sales growth.......................       19.5%      10.4%      20.7%       42.0%        18.8%        25.2%        38.3%
Comparable store sales increase(4).....        1.2%       3.1%      12.8%       12.1%        12.5%         8.2%         6.2%
Average gross square feet per store at
 end of period.........................      4,268      4,382      4,593       4,287        4,478        4,449        4,449
Average net sales per square foot(5)...  $     177  $     178  $     194   $     188    $     198    $     198    $     198



                                                                                         JULY 27, 1998
                                                                                     ----------------------
                                                                                                    AS
                                                                                      ACTUAL    ADJUSTED(6)
                                                                                     ---------  -----------

BALANCE SHEET DATA:
Working capital....................................................................  $   8,873   $
Total assets.......................................................................     83,924
Total debt.........................................................................     38,900
Redeemable common stock warrants(7)................................................     12,878
Shareholders' equity (deficit).....................................................    (13,891)


------------------------------


(1) Pro Forma Combined Condensed Statement of Operations data reflects the acquisition of Joshua's on June 1, 1998, as if it had occurred at the beginning of 1997. See "Pro Forma Combined Condensed Financial Statements (unaudited)" including the notes thereto.


(2) Store contribution represents gross profit less direct selling expenses which include store labor, point-of-sale information system rental and maintenance and other direct store expenses.

(3) Weighted average diluted common shares outstanding excludes the effect of employee stock options and redeemable common stock warrants for periods with a net loss since such inclusion would be antidilutive.

(4) Sales of a store are deemed to be comparable commencing in the thirteenth full month after the store is opened or acquired.

(5) Average net sales per square foot is calculated by dividing total net sales by the weighted average gross square footage of stores open during the period. Periods less than a full year are annualized based on historical seasonal trends. See "Business-- Properties."


(6) Adjusted to reflect the sale of          shares of Common Stock at an
    assumed initial public offering price of $     per share and the estimated
    net proceeds therefrom after deducting the estimated underwriting discount and the estimated expenses of this Offering. See "Use of Proceeds." Also adjusted to reflect the conversion of redeemable common stock warrants in connection with the closing of the Offering.



(7) Redeemable common stock warrants were issued in connection with the Company's senior subordinated notes. Subsequent to December 31, 1999, the holder may, at its option, require the Company to purchase the warrants at fair value. As a result, the redeemable common stock warrants are recorded at estimated fair value at the respective balance sheet dates.

                                  RISK FACTORS

    AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

NO ASSURANCE OF SUCCESSFUL INTEGRATION OF ACQUISITIONS; POSSIBLE INABILITY TO
  MANAGE GROWTH

    The Company's growth has been achieved primarily through acquisitions. Certain of these acquisitions, including the acquisition of Joshua's, were large transactions which involve significant risks and uncertainties for the Company. The success of past and future acquisitions is largely dependent on the ability of Family to integrate the operations of the acquired companies into Family's operations in an efficient manner and to manage its larger store base effectively. Most of the acquisition candidates that may be available to the Company in the future are small chains or independent stores. The lack of large acquisition candidates will require the Company to make many small acquisitions in order to achieve its growth strategy, which may make integration more difficult. There can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    The Company's business has grown considerably in size and geographic scope, increasing from 148 stores located in 28 states at October 31, 1994, to 276 stores in 36 states at July 31, 1998. The Company's continued growth may place a significant strain on the Company's management and operating systems. There can be no assurance that the Company will anticipate all of the changing demands of its expanding operations and adapt systems and procedures accordingly. To support its planned store growth, the Company will be required to hire and train a substantial number of additional store managers and store employees, and there can be no assurance that the training and supervision of a larger number of employees will not adversely affect the performance of the Company's stores or the level of customer service that the Company seeks to maintain in such stores. The Company's inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."


UNCERTAIN ABILITY TO EXECUTE GROWTH STRATEGY


    The Company intends to continue to pursue an aggressive growth strategy. The Company's ability to continue to expand its operations depends upon a number of factors, including its ability to: (i) locate acquisition targets and negotiate acceptable acquisition terms; (ii) hire, train and integrate management and store employees; (iii) access adequate capital resources; (iv) identify markets that meet its site selection criteria; (v) locate suitable store sites and negotiate acceptable lease terms; and (vi) expand into new markets. There can be no assurance that the Company will be able to identify additional acquisition candidates or locate appropriate sites for relocation of existing stores or for new stores. The Company believes that, other than Family, the largest Christian retail chain is comprised of approximately 75 stores. The lack of large acquisition candidates could have an adverse effect on the ability of the Company to realize its growth strategy. The Company pursues a strategy of clustering stores in each of its markets to increase overall sales, achieve operating efficiencies and further penetrate markets. In the past, the Company has opened additional stores in markets where it has existing store locations. The Company plans to continue doing so, which may result in a decline in the net sales and operating results at its existing stores in these markets.



    The Company anticipates acquiring nine additional stores and opening five new stores during the remainder of fiscal 1998 and acquiring or opening approximately 45 to 55 stores in fiscal 1999. Certain of these stores may be in areas where the Company currently has no operations. There can be no assurance that the Company will achieve its planned expansion in existing markets, enter new markets or integrate and operate its newly-acquired or newly-opened stores profitably. Failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Growth Strategy."


SEASONALITY AND QUARTERLY FLUCTUATIONS

    The Company has historically experienced and expects to continue to experience seasonal fluctuations in its net sales and net earnings. Similar to many retailers, the Company typically realizes a significant portion of its net sales and all of its net earnings in the fourth quarter of its fiscal year primarily as a result of the holiday selling season. Any significant adverse trend in net sales for such period would have a material adverse effect on the Company's results of operations for the full fiscal year. Historically, the first and third quarters of the Company's fiscal year have been the weakest quarters. Due to the fluctuations in net sales and net earnings, the results of operations of any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year or any future quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Fluctuations."

FLUCTUATIONS IN COMPARABLE STORE SALES


    The Company's results of operations have fluctuated and are expected to continue to fluctuate significantly from period to period as the result of a number of factors, including: (i) the number and timing of store acquisitions and openings and related expenses; (ii) the number of relocated and remodeled stores; (iii) the integration of new stores into the operations of the Company;
(iv) the relative mix of store types; (v) the opening of stores by the Company or its competitors in markets where the Company has existing stores; and (vi) the timing of new releases. In addition, the results of comparable store sales differ from period to period, due to a variety of factors, including the relative proportion of new stores to mature stores, the timing of promotional events, the Company's ability to execute its operating strategy effectively, changes in consumer preferences for Christian retail products and general economic conditions. There can be no assurance that comparable store sales for any particular period will not decrease in the future. As a result, following the Offering, the Company's comparable store sales could cause the price of the Class A Common Stock to fluctuate substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


COMPETITION

    The Christian retail industry is highly competitive. Historically, competition has included independent stores and franchises, with an increasing presence from large retail chains, including those primarily focused on the sale of secular books and merchandise. Many independent stores and regional chains across the country have become more aggressive in their approach to retail, growing the size and improving the look of their stores through expansion and remodeling. Many independent stores are becoming more aggressive in their marketing as well, by utilizing extensive mailing lists and by participating in marketing groups. The largest marketing group, Parable Group, Inc. ("Parable"), is reported to presently consist of approximately 330 stores.


    The growing market for Christian-related products has attracted competition in the area of books and music from retailers whose primary focus is secular merchandise. Large retailers such as Barnes & Noble, Inc. ("Barnes & Noble"), Media Play, Inc. ("Media Play"), Borders Group, Inc. ("Borders") and Books-A-Million, Inc. ("Books-A-Million") are expanding their selection of Christian books and music while also increasing the size and number of their stores. Discount store chains, such as Target Stores, Inc. ("Target"), The Wal-Mart Stores, Inc. ("Wal-Mart") and Best Buy Co., Inc. ("Best Buy"), as well as Internet retailers, such as Amazon.com, Inc. ("Amazon.com"), direct marketers and book clubs present additional competition. In order to remain competitive in certain markets, the Company may be required to implement price reductions, which could have an adverse impact on its business, financial condition and results of operations. As Family enters new geographic markets, its success will depend in part on its ability to gain market share from established competitors, some of which are larger and have substantially greater resources than the Company. The Company expects competition from both existing and new competitors to increase, and there can be no assurance that the Company will be able to compete effectively in the future. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant extent upon the leadership and performance of the Company's senior management, particularly Mr. Leslie E. Dietzman, Family's President and Chief Executive Officer. The loss of the services of Mr. Dietzman or any of the Company's other key personnel could have a material adverse effect on the Company. In addition, as the Company grows, it will be required to continue to hire management personnel and other employees. Given its dedication to Christian and family values, the Company seeks to hire experienced professionals who also demonstrate a commitment to such principles. There can be no assurance that the Company will be able to attract and retain sufficient qualified employees. See "Management."

DEPENDENCE ON VENDORS; POSSIBLE DISRUPTIONS OF PRODUCT SUPPLY


    The Company's business is dependent on its ability to purchase Christian books, music, gifts and other products in sufficient quantities at competitive prices. The Company relies upon a small number of major publishers and distributors and a large number of relatively small vendors for its merchandise. During the Company's 1997 fiscal year, its four largest vendors each supplied approximately 9.9%, 8.6%, 7.9% and 7.6% of the Company's products. The Company has no material supply contracts, and any vendor or distributor could discontinue selling to the Company at any time. The Company is dependent on its major distributors for products which are available only from a limited number of sources. Approximately 65% of the Company's revenues and gross profit are attributable to these products, which include books, bibles, music and children's merchandise. Each such product is available from only one primary source and is also available, in a limited quantity, from a number of secondary sources but at an increased cost to the Company. The failure of one of these major vendors or distributors to meet the Company's demands could disrupt store-level merchandise selection. Any such disruption in its product supply could have a material adverse effect on the Company's business, financial condition and results of operations. For other products, the Company relies upon a larger number of relatively small vendors. Although the Company believes it has access to alternative sources of supply among these small vendors, there can be no assurance that smaller suppliers will be able to meet the Company's needs as the Company grows. See "Business-- Purchasing and Distribution."


CONSUMER TRENDS AND SPENDING PATTERNS

    Although interest in Christian and family values in the United States has been increasing, there can be no assurance that such trend will continue. Sales of Christian books, music, gifts and other products are dependent upon discretionary consumer spending, which may be affected by general economic conditions such as employment levels, business conditions, interest rates, availability of credit, inflation and taxation, consumer confidence and other factors beyond the control of the Company. The Company's failure to anticipate, identify and react appropriately to changing consumer preferences, or a decline in consumer spending on Christian merchandise generally, could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THIRD PARTY FOR SUPPORT OF MANAGEMENT INFORMATION SYSTEMS

    The Company's information systems are currently managed by Andersen Consulting ("Andersen") pursuant to a consulting agreement that is scheduled to terminate in 2001. Andersen is responsible for maintaining the Company's current systems, developing new systems and enhanced programs to support the Company's growth and working with the Company's management in using the systems for inventory and price management, sales tracking, merchandise planning and accounting. The Company is dependent on the satisfactory performance of Andersen for the continued successful management of its information systems and on its ability to provide such services at prices acceptable to the Company. Although the Company has dedicated systems personnel who assist Andersen and believes that its relationship with

Andersen is good, there can be no assurance that Andersen will continue to supply information services successfully or will not terminate its arrangement with Family, either of which could have a material adverse effect on the Company's operating systems and on the Company's business, financial condition and results of operations. See "Business--Management Information Systems."

YEAR 2000 IMPACT


    Many currently installed computer systems and software products are coded to accept only two digit entries in the date field. Beginning in the year 2000, these date fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, over the next two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.



    The Company purchases third-party hardware and software products and modifies such software internally, as appropriate. The Company's software is provided by two primary vendors and is utilized for merchandise management, financial recordkeeping and management, store systems (P.O.S.) and human resources and payroll purposes. Currently, the Company does not purchase any new software or hardware unless it is certified to be Year 2000 compliant.



    The Company is relying upon the third-party certification of its primary software vendors that they are Year 2000 compliant and is in the process of installing updates to such systems in order to be Year 2000 compliant. Such installation with respect to the Company's primary systems is anticipated to be complete by early April 1999 and with respect to all systems is anticipated to be complete by July 1999. In addition to the testing performed by such vendors and the third parties certifying their systems, upon installation of updates, the Company and Andersen, its information systems consultant, will conduct testing and verification procedures. Thus, the Company expects that all of its computer systems will be Year 2000 compliant before the end of 1999. The Company is currently in the process of developing a contingency plan should compliance not be achieved by such date.



    In addition to assessing its own systems, the Company is conducting an external survey of its vendors and suppliers to determine their vulnerability to Year 2000 problems and any potential impact on the Company. In particular, the Company may experience problems to the extent that merchandise vendors are unable to process orders or distribute merchandise to the Company's stores if such vendors are not Year 2000 compliant. In the event the Company's internal computer systems or the computer systems of its third-party vendors are not Year 2000 compliant, such non-compliance could have a material adverse effect on the business, results of operations and financial condition of the Company.



    The Company expects to complete all of the phases of the process described above and that all of its computer systems will be Year 2000 compliant by July 1999. However, there can be no assurance that such process will be completed prior to such date, or prior to the year 2000, or that any problems will be properly identified and, if identified, that they will be adequately corrected. Any failure by the Company to properly assess and correct Year 2000 computer problems could have a material adverse effect on its business, results of operations and financial condition.


CONTROL BY OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS


    Holders of the Company's Class A Common Stock are entitled to one vote per share, and holders of the Company's Class B Common Stock are entitled to ten votes per share. Immediately following the Offering, through their ownership of
all of the         shares of Class B Common Stock outstanding, the directors, executive officers and current shareholders of the Company will represent, in
the aggregate,    % of the total voting power of the outstanding Common Stock.
As a result, the holders of Class B Common Stock will be able to effectively control the Company and direct its affairs and business, including any determination with respect to significant corporate transactions and the election of directors. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over prevailing market prices. Pursuant to an agreement to be entered into by the Company and certain investors upon the closing of the Offering, the Company will agree to nominate one director designated by such investors to the Board of Directors for so long as such investors hold more than 5% of the outstanding Common Stock. See "Principal and Selling Shareholders" and "Description of Capital Stock."

ANTI-TAKEOVER CONSIDERATIONS

    Certain provisions of the Company's Articles of Incorporation and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Class A Common Stock at a premium over the market price of the Class A Common Stock and may adversely affect the market price of the Class A Common Stock and the voting and other rights of the holders of the Class A Common Stock. These provisions include, but are not limited to, a classified Board of Directors and the authority of the Board of Directors to issue shares of Preferred Stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the shareholders. The rights of the holders of Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Company has no present plans to issue shares of Preferred Stock. Furthermore, the loan agreement with respect to the Company's existing indebtedness contains certain covenants restricting the sale of assets. These restrictions may have the effect of delaying or preventing a sale of the Company. See "--Covenant Restrictions." In addition, certain provisions of Michigan law applicable to the Company could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of the opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices. See "Description of Capital Stock."

COVENANT RESTRICTIONS


    The Company's Amended and Restated Loan Agreement, dated as of October 31, 1994, and amended and restated on July 17, 1998 (the "Amended and Restated Loan Agreement"), contains certain restrictive financial and operating covenants with respect to liens, indebtedness, capital expenditures, sales of assets, investments, prepayments of debt, dividends, requirements to maintain certain financial ratios and certain other corporate actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The ability of the Company to comply with these covenants will depend on its future performance, which will, in part, be subject to prevailing economic, financial and business factors beyond the Company's control. These restrictions also could prohibit the Company from taking actions which would otherwise be in the best interests of the Company, including limiting the Company's ability to implement its new store expansion plan to the extent that the provisions that limit capital expenditures and additional indebtedness, among others, prevent implementation of such plan. Management believes that the Company will be able to comply with such provisions while implementing its growth strategy; however, there can be no assurance that it will be able to do so. Pursuant to the Securities Purchase Agreement, dated as of November 14, 1994 (the "Securities Agreement"), between the Company and its existing shareholders, the Company is subject to covenant restrictions that are substantially similar to those of the Amended and Restated Loan Agreement. Upon the exercise of the Company's outstanding warrants in connection with the Offering, such covenants will no longer apply.


ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Class A Common Stock. Accordingly, there can be no assurance that an active trading market for the Class A Common Stock will develop or be sustained upon completion of the Offering. The initial public offering price of the shares of Class A Common Stock offered hereby will be established by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters. See "Underwriting" for factors to be considered in determining the initial public offering price. The market price of the shares of Class A Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, including conditions in the Christian retail market. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as a shortfall in net sales or net earnings compared to public market analysts' expectations, fluctuations in the Company's comparable store sales, changes in analysts' recommendations or projections and general economic and market conditions, may adversely affect the market price of the Class A Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

    The sale of a substantial number of shares of Common Stock in the public market following the Offering or the perception that such sales could occur could adversely affect the market price of the Common Stock. Upon the closing of
the Offering, the Company will have outstanding an aggregate of         shares
of Common Stock (        shares if the Underwriters' over-allotment option is
exercised in full). In addition, the Company has reserved for issuance
shares issuable upon exercise of outstanding options. The         shares of
Common Stock sold in the Offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.

    The remaining         shares of Common Stock held by existing shareholders
are "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"), and may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rules 144 or 701 under the
Securities Act.         Restricted Shares are subject to lock-up agreements
pursuant to which the holders have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of NationsBanc Montgomery
Securities LLC. Following the 180-day period,         Restricted Shares will be
eligible for sale in the public market without restriction under Rule 144(k).
        Restricted Shares will be eligible for sale subject to the volume and
other limitations of Rule 144. Of the         Restricted Shares held by existing
shareholders not subject to lock-up agreements,         shares will be eligible
for immediate sale in the public market without restriction under Rule 144(k).
The remaining         Restricted Shares not subject to lock-up agreements will
become eligible for sale, subject to certain volume, manner of sale and other limitations, under Rule 144 commencing 90 days following the date of this Prospectus. The Company intends to file one or more registration statements on
Form S-8 to register         shares of Common Stock authorized for issuance
under the Company's equity incentive plans. See "Management--Employee Benefit Plans," "Description of Capital Stock--Registration Rights," and "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION

    The proposed initial public offering price per share of Class A Common Stock is substantially higher than the net tangible book value per share of the Class A Common Stock. Purchasers of shares of the Class A Common Stock offered hereby
will incur immediate and substantial dilution of $        per share. See
"Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the          shares of
Class A Common Stock offered by the Company hereby (at an assumed initial public
offering price of $    per share and after deducting estimated underwriting
discount and estimated Offering expenses) are estimated to be $     million
($     million if the Underwriters' over-allotment option is exercised in full).
The Company will not receive any proceeds from the sale of the          shares
of Class A Common Stock offered by the Selling Shareholders hereby. See "Principal and Selling Shareholders."


    The Company intends to use approximately $12.0 million of the net proceeds from the Offering to finance new store openings and store acquisitions over the next 12 to 18 months. Family plans to open five additional stores at a projected cost of $0.7 million and acquire nine additional stores for approximately $3.0 million during the second half of fiscal 1998. The Company also anticipates acquiring up to 45 stores in fiscal 1999 at a projected cost of approximately $10.0 million and opening up to eight new stores at a projected cost of approximately $1.0 million to $2.0 million. It is anticipated that additional costs will be financed with internal cash flow, seller financing, and the Company's credit facility. Although the Company has no present commitments or agreements with respect to any acquisitions planned for fiscal 1999, funds will be used in connection with future acquisitions if such opportunities develop. Costs to acquire stores could vary materially from the cost of opening new stores. There can be no assurance that the Company will achieve its planned expansion in existing markets or enter new markets.


    Approximately $5.7 million of the net proceeds will be used to fund obligations under the financing provided in connection with the Joshua's acquisition. The note evidencing such obligations was entered into by the Company on June 1, 1998, has an interest rate of 7.25% and requires annual payments of $2.9 million on December 31, 1998 and 1999 and $2.8 million on December 31, 2000. The final payment is subject to acceleration upon the closing of the Offering.

    In addition, the Company intends to use approximately $10.0 million of the net proceeds of the Offering to repay certain bank indebtedness. Such repayment will first be applied to a $5 million term note bearing interest at the greater of (i) the lender's prime rate or (ii) the Federal Funds Rate plus .50% (each, as applicable, the "Base Rate"), plus 2.00%, with interest payable quarterly and a final maturity of May 31, 2004. The repayment of bank indebtedness will next be applied to a $9.5 million term note bearing interest at the Base Rate plus 1.00% with interest payable quarterly and quarterly principal payments totaling $0.5 million in fiscal 1999, $1.0 million in fiscal 2000 and $2.67 million in each of fiscal 2001, 2002 and 2003 and with a final maturity date of May 31, 2004.

    The Company intends to use the remaining proceeds of approximately $ million to repay amounts outstanding under the Company's revolving line of credit (the "Revolving Line"), which bears interest at LIBOR plus 3.25% or the Base Rate plus .50% and has a final maturity of May 31, 2004, subject to one-year extensions as agreed upon by the parties. Upon the consummation of the Offering and the application of the net proceeds therefrom, the Revolving Line will bear interest at LIBOR plus 2.75% or the Base Rate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY


    The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the future earnings, operations, capital requirements and financial condition of the Company. In addition, the Company's Amended and Restated Loan Agreement contains various financial covenants which restrict, among other things, the Company's ability to pay dividends. As of the date of this Prospectus, the Company may not pay dividends pursuant to the terms of the Amended and Restated Loan Agreement. Upon completion of the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company may pay dividends, subject to certain limitations of the Amended and Restated Loan Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of July 27, 1998: (i) on an actual basis, after giving effect to the change in
capitalization and stock split completed on September   , 1998 as discussed in
Note M to the Company's financial statements and (ii) as adjusted to reflect the
sale of the         shares of Common Stock offered by the Company hereby (at an
assumed initial public offering price of $      per share, after deducting
estimated underwriting discount and estimated Offering expenses), and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's Financial Statements and Notes thereto and the Pro Forma Combined Condensed Financial Statements (unaudited) included elsewhere in this Prospectus.



                                                                                                JULY 27, 1998
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Current portion of long-term debt........................................................  $    3,150   $
Long-term debt...........................................................................      35,750
Redeemable common stock warrants.........................................................      12,878
Shareholders' equity (deficit)(1)(2):
  Preferred stock, no par value--5,000,000 shares authorized; no shares issued, pro
    forma; no shares issued, pro forma as adjusted                                                 --          --
  Class A Common stock, $.01 par value; 10,000,000 shares authorized; no shares issued,
    pro forma;         shares issued, pro forma as adjusted..............................          --
  Class B Common stock, $.01 par value; 10,000,000 shares authorized;         shares
    issued, pro forma;         shares issued, pro forma as adjusted......................          18
  Additional paid-in capital.............................................................       8,792
  Retained earnings (deficit)............................................................     (22,358)
  Notes receivable from shareholders.....................................................        (343)
                                                                                           ----------  -----------
    Total shareholders' equity (deficit).................................................     (13,891)
                                                                                           ----------  -----------
      Total capitalization...............................................................  $   37,887   $
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------------

(1) Excludes: (i)         shares of Common Stock issuable upon exercise of
    options outstanding under the Company's stock option plans as of
                , 1998 with a weighted average exercise price of $    per share;
    (ii) shares of Common Stock issuable upon exercise of options to be granted under the Company's stock option plans upon the closing of the Offering, with an exercise price per share equal to the initial public
    offering price; and (iii)         shares reserved for issuance pursuant to
    the Company's stock option plans. See "Management--Employee Benefit Plans" and Note J of the Notes to the Company's Consolidated Financial Statements.

(2) Share numbers are presented on a pro forma basis to give effect to the conversion of the Company's currently outstanding common stock into shares of newly created Class B Common Stock concurrently with the closing of the Offering.

                                    DILUTION


    The pro forma net tangible book value of the Company as of July 27, 1998 was
approximately $        million or $        per share. Pro forma net tangible
book value per share is equal to net tangible assets (tangible assets of the Company less total liabilities) divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in net tangible book value after July 27, 1998, other than to give effect to the sale by the Company
of the         shares of Class A Common Stock offered by the Company hereby (at
an assumed initial public offering price of $        per share) and the receipt
of the estimated net proceeds therefrom, the pro forma net tangible book value
of the Company as of July 27, 1998, would be approximately $        million, or
$        per share. This represents an immediate increase in pro forma net
tangible book value of $        per share to existing shareholders and an
immediate dilution of $        per share to new investors. The following table
illustrates this per share dilution:


Assumed initial public offering price per share......................................             $
  Pro forma net tangible book value per share before the Offering....................  $
  Increase per share attributable to new investors...................................
                                                                                       ---------

Pro forma net tangible book value per share after the Offering.......................
                                                                                                  ---------
Dilution per share to new investors..................................................             $
                                                                                                  ---------
                                                                                                  ---------


    The following table summarizes, on a pro forma basis as of July 27, 1998, the differences between directors, officers and affiliates, other existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and by the investors purchasing shares of Class A Common Stock in the Offering (based upon an assumed
initial public offering price of $        per share):



                                                                SHARES PURCHASED        TOTAL CONSIDERATION
                                                            ------------------------  -----------------------  AVERAGE PRICE
                                                              NUMBER       PERCENT      AMOUNT      PERCENT      PER SHARE
                                                            -----------  -----------  ----------  -----------  -------------
Directors, officers and affiliates........................                         %  $                     %    $
Other existing shareholders(1)............................
New investors.............................................
                                                                 -----        -----   ----------       -----
  Total...................................................                    100.0%  $                100.0%
                                                                 -----        -----   ----------       -----
                                                                 -----        -----   ----------       -----


------------------------------

(1) Sales by the Selling Shareholders in the Offering will reduce the number of
    shares held by the existing shareholders to         or    % (        or    %
    if the over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after the Offering and will
    increase the number of shares to be purchased by new investors to         or
       % (        or    % if the over-allotment option is exercised in full) of
    the total shares of Common Stock to be outstanding. See "Principal and Selling Shareholders."


    The foregoing discussion and table include on a pro forma basis as of July 27, 1998, the acquisition of Joshua's on June 1, 1998, and exclude shares of Common Stock issuable upon exercise of options outstanding under the
Company's stock option plans as of             , 1998, with a weighted average
exercise price of $        per share and         shares reserved for issuance
pursuant to the Company's stock option plans. To the extent such options are exercised in the future, there will be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans" and Note J of the Notes to the Company's Financial Statements.

     SELECTED FINANCIAL AND OPERATING DATA OF FAMILY CHRISTIAN STORES, INC.
              (IN THOUSANDS, EXCEPT OPERATING AND PER SHARE DATA)


    The statement of operations and balance sheet data have been derived from the audited financial statements of the Company. The selected financial data for the six months ended July 27, 1998, and July 26, 1997, have been derived from the unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the six months ended July 27, 1998, are not necessarily indicative of the results that may be expected for the full year or for any future period. The selected operating data for all periods presented below have been derived from internal records of the Company's operations. The data set forth below should be read in conjunction with the Financial Statements of Family Christian Stores, Inc., including notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                                                              SIX MONTHS ENDED
                                                                            FISCAL YEAR                   ------------------------
                                                            --------------------------------------------   JULY 26,     JULY 27,
                                                              1994(1)      1995       1996       1997        1997         1998
                                                            -----------  ---------  ---------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Net sales.................................................   $  41,612   $ 126,125  $ 139,280  $ 168,063   $  67,708    $  84,763
Cost of products sold, including store occupancy costs....      30,708      90,967    100,222    118,473      49,538       61,228
                                                            -----------  ---------  ---------  ---------  -----------  -----------
Gross profit..............................................      10,904      35,158     39,058     49,590      18,170       23,535

Operating expenses:
  Selling, general and administrative expenses............      10,155      34,283     34,923     40,284      18,363       23,723
  Depreciation and amortization...........................         504       2,400      2,830      3,080       1,481        1,694
  Store opening expenses..................................         167         991        414        739         353        1,739
                                                            -----------  ---------  ---------  ---------  -----------  -----------
                                                                10,826      37,674     38,167     44,103      20,197       27,156
                                                            -----------  ---------  ---------  ---------  -----------  -----------
Operating income (loss)...................................          78      (2,516)       891      5,487      (2,027)      (3,621)
Interest expense, net.....................................         329       2,618      2,735      2,794       1,438        1,489
                                                            -----------  ---------  ---------  ---------  -----------  -----------
Earnings (loss) before income taxes.......................        (251)     (5,134)    (1,844)     2,693      (3,465)      (5,110)
Income tax provision......................................      --          --         --         --          --           --
                                                            -----------  ---------  ---------  ---------  -----------  -----------
Net earnings (loss).......................................   $    (251)  $  (5,134) $  (1,844) $   2,693   $  (3,465)   $  (5,110)
                                                            -----------  ---------  ---------  ---------  -----------  -----------
                                                            -----------  ---------  ---------  ---------  -----------  -----------
Net earnings (loss) per share:
  Basic...................................................   $   (0.17)  $   (3.33) $   (1.18) $    1.63   $   (2.21)   $   (2.92)
                                                            -----------  ---------  ---------  ---------  -----------  -----------
                                                            -----------  ---------  ---------  ---------  -----------  -----------
  Diluted.................................................   $   (0.17)  $   (3.33) $   (1.18) $    1.22   $   (2.21)   $   (2.92)
                                                            -----------  ---------  ---------  ---------  -----------  -----------
                                                            -----------  ---------  ---------  ---------  -----------  -----------
Weighted average common shares outstanding:
  Basic...................................................       1,500       1,541      1,559      1,653       1,566        1,752
  Diluted(2)..............................................       1,500       1,541      1,559      2,215       1,566        1,752

SELECTED OPERATING DATA:
Number of stores open at end of period....................         153         174        184        197         192          276
Net sales growth..........................................         n/a        19.5%      10.4%      20.7%       18.8%        25.2%
Comparable store sales increase(3)........................        10.0%        1.2%       3.1%      12.8%       12.5%         8.2%
Average gross square feet per store at end of period......       4,107       4,268      4,382      4,593       4,478        4,449
Average net sales per square foot(4)......................   $     178   $     177  $     178  $     194   $     198    $     198

BALANCE SHEET DATA:
Working capital...........................................   $   7,887   $   6,529  $     219  $     739   $   3,869    $   8,873
Total assets..............................................      47,195      56,587     52,383     61,286      54,716       83,924
Total debt................................................      16,808      22,163     20,518     16,973      25,000       38,900
Redeemable common stock warrants(5).......................       1,317       1,499      5,519      9,199       5,519       12,878
Shareholders' equity (deficit)............................       4,149        (866)    (6,657)    (5,128)     (6,420)     (13,891)


------------------------------

(1) Family Christian Stores, Inc., formerly Family Bookstores Company, Inc., was formed for the purpose of acquiring substantially all of the assets of the Family Bookstores Division of The Zondervan Corporation on October 31, 1994. Amounts reported for fiscal 1994 represent results of operations for the period from October 31, 1994 to January 29, 1995.


(2) Weighted average diluted common shares outstanding excludes the effect of employee stock options and redeemable common stock warrants for periods with a net loss since such inclusion would be antidilutive.



(3) Sales of a store are deemed to be comparable commencing in the thirteenth full month after the store is opened or acquired.



(4) Average net sales per square foot is calculated by dividing total sales by the weighted average gross square footage of stores open during the period. Periods less than a full year are annualized based on historical seasonal trends. See "Business--Properties."



(5) Redeemable common stock warrants were issued in connection with the Company's senior subordinated notes. Subsequent to December 31, 1999, the holder may, at its option, require the Company to purchase the warrants at fair value. As a result, the redeemable common stock warrants are recorded at estimated fair value at the respective balance sheet dates.

       SELECTED FINANCIAL AND OPERATING DATA OF JOSHUA'S CHRISTIAN STORES
                     (IN THOUSANDS, EXCEPT OPERATING DATA)


    The statement of operations and balance sheet data as of and for the twelve months ended March 31, 1998 (fiscal 1997), have been derived from the audited financial statements of Joshua's Christian Stores. The selected financial data for the four months ended May 31, 1998, have been derived from the unaudited financial statements of Joshua's Christian Stores and include all adjustments, consisting only of normal recurring adjustments, that the management of Joshua's considers necessary for a fair presentation of the financial position and results of operations for the period. Operating results of Joshua's subsequent to June 1, 1998, the date of the acquisition, are included in the operating results of Family. The selected operating data presented below have been derived from internal records of Joshua's. The data set forth below should be read in conjunction with the Financial Statements Joshua's Christian Stores, including notes thereto included elsewhere in this Prospectus.



                                                                                    FISCAL     FOUR MONTHS ENDED
                                                                                     1997         MAY 31, 1998
                                                                                   ---------  --------------------
STATEMENT OF OPERATIONS DATA:
Net sales........................................................................  $  32,007       $    9,131
Cost of products sold, including store occupancy costs (1).......................     22,934            6,684
                                                                                   ---------          -------
Gross profit.....................................................................      9,073            2,447
Operating expenses:
  Selling, general and administrative expenses...................................      8,126            2,551
  Depreciation and amortization..................................................        612              176
                                                                                   ---------          -------
                                                                                       8,738            2,727
                                                                                   ---------          -------
Earnings (loss) before income taxes..............................................        335             (280)
Income tax provision (benefit)...................................................         11              (95)
                                                                                   ---------          -------
Net earnings (loss)..............................................................  $     324       $     (185)
                                                                                   ---------          -------
                                                                                   ---------          -------
SELECTED OPERATING DATA:
Number of stores open at end of period...........................................         58               56
Net sales growth (decrease)......................................................        1.3%           (11.3)%
Comparable store net sales increase (decrease) (2)...............................        8.6%            (2.4)%
Average gross square feet per store at end of period.............................      3,247            3,286
Average net sales per square foot (3)............................................  $     159       $      186

BALANCE SHEET DATA:
Working capital..................................................................  $   4,675       $    5,569
Total assets.....................................................................     12,110           11,180


------------------------------

(1) The historical financial statements of Joshua's Christian Stores have been adjusted to reclassify store occupancy costs to cost of products sold in order to conform to the presentation used by the Company.

(2) Sales of a store are deemed to be comparable commencing in the thirteenth full month after the store is opened or acquired.

(3) Average net sales per square foot is calculated by dividing total net sales by the weighted average gross square footage of stores open during the period. See "Business--Properties."

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



    On June 1, 1998, the Company acquired the assets of Joshua's Christian Stores in a transaction accounted for as a purchase. The purchase price of approximately $11.7 million was financed with a combination of cash and seller financing and resulted in goodwill of approximately $3.6 million. The pro forma combined condensed statements of operations for fiscal 1997 and the six months ended July 27, 1998 give effect to the acquisition of Joshua's as if the transaction had occurred at the beginning of 1997. A pro forma combined condensed balance sheet is not presented as the effect of the Joshua's acquisition is reflected in the Company's unaudited July 27, 1998 condensed balance sheet which is included elsewhere in this Prospectus. The pro forma statements of operations do not give effect to other acquisitions completed by the Company during this period as they were not material to operating results individually or in the aggregate.



    In the opinion of the Company all adjustments necessary to present fairly such pro forma combined statements of operations have been made. These unaudited pro forma statements of operations are not necessarily indicative of what actual results would have been had the transactions occurred at the beginning of 1997, nor do they purport to be indicative of the results that may be expected for the full year or any future period. These unaudited pro forma statements of operations should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto of Family Christian Stores, Inc. and Joshua's Christian Stores, respectively, included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                              FOR FISCAL YEAR 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)


                                                                    HISTORICAL
                                                              -----------------------
                                                                FAMILY     JOSHUA'S
                                                              CHRISTIAN    CHRISTIAN     PRO FORMA     PRO FORMA
                                                              STORES(A)   STORES(A)(B)  ADJUSTMENTS    COMBINED
                                                              ----------  -----------  -------------  -----------
Net sales...................................................  $  168,063   $  32,007   $   (2,284)(c)  $ 197,786
Cost of products sold, including store occupancy costs......     118,473      22,934       (1,764)(c)    139,643
                                                              ----------  -----------  -------------  -----------
Gross profit................................................      49,590       9,073         (520)(c)     58,143
Operating expenses:
  Selling, general and administrative expenses..............      40,284       8,126         (658)(c)     47,752
  Depreciation and amortization.............................       3,080         612          (68)(c)      3,727
                                                                                              103(d)
  Store opening expenses....................................         739                                     739
                                                              ----------  -----------  -------------  -----------
                                                                  44,103       8,738         (623)        52,218
                                                              ----------  -----------  -------------  -----------
  Operating income..........................................       5,487         335          103          5,925
Interest expense, net.......................................       2,794      --              624(e)       3,418
                                                              ----------  -----------  -------------  -----------
Income before income taxes..................................       2,693         335         (521)         2,507
Income tax expense..........................................      --              11          (11)(f)     --
                                                              ----------  -----------  -------------  -----------
Net earnings................................................  $    2,693   $     324   $     (510)     $   2,507
                                                              ----------  -----------  -------------  -----------
                                                              ----------  -----------  -------------  -----------
Net earnings per share:
  Basic.....................................................  $     1.63                               $    1.52
                                                              ----------                              -----------
                                                              ----------                              -----------
  Diluted...................................................  $     1.22                               $    1.13
                                                              ----------                              -----------
                                                              ----------                              -----------
Weighted average common shares outstanding:
  Basic.....................................................       1,653                                   1,653
                                                              ----------                              -----------
                                                              ----------                              -----------
  Diluted...................................................       2,215                                   2,215
                                                              ----------                              -----------
                                                              ----------                              -----------

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                     FOR THE SIX MONTHS ENDED JULY 27, 1998


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)


                                                                        HISTORICAL
                                                                 ------------------------
                                                                   FAMILY      JOSHUA'S
                                                                  CHRISTIAN    CHRISTIAN     PRO FORMA     PRO FORMA
                                                                  STORES(A)   STORES(A)(B)  ADJUSTMENTS    COMBINED
                                                                 -----------  -----------  -------------  -----------
Net sales......................................................   $  84,763    $   9,131    $    (265)(c)  $  93,629
Cost of products sold, including store occupancy costs.........      61,228        6,684         (256)(c)     67,656
                                                                 -----------  -----------      ------     -----------
Gross profit...................................................      23,535        2,447           (9)(c)     25,973
Operating expenses:
  Selling, general and administrative expenses.................      23,723        2,551          (86)(c)     26,188
  Depreciation and amortization................................       1,694          176           (7)(c)      1,915
                                                                                                   52(d)
  Store opening expenses.......................................       1,739       --            --             1,739
                                                                 -----------  -----------      ------     -----------
                                                                     27,156        2,727          (41)        29,842
                                                                 -----------  -----------      ------     -----------
Operating loss.................................................      (3,621)        (280)          32         (3,869)
Interest expense, net..........................................       1,489       --              312(e)       1,801
                                                                 -----------  -----------      ------     -----------
Loss before income taxes.......................................      (5,110)        (280)        (280)        (5,670)
Income tax benefit.............................................      --              (95)          95(f)      --
                                                                 -----------  -----------      ------     -----------
Net loss.......................................................   $  (5,110)   $    (185)   $    (375)     $  (5,670)
                                                                 -----------  -----------      ------     -----------
                                                                 -----------  -----------      ------     -----------
Net loss per share:
  Basic........................................................   $   (2.92)                               $   (3.24)
                                                                 -----------                              -----------
                                                                 -----------                              -----------
  Diluted......................................................   $   (2.92)                               $   (3.24)
                                                                 -----------                              -----------
                                                                 -----------                              -----------
Weighted average common shares outstanding:
  Basic........................................................       1,752                                    1,752
                                                                 -----------                              -----------
                                                                 -----------                              -----------
  Diluted......................................................       1,752                                    1,752
                                                                 -----------                              -----------
                                                                 -----------                              -----------


------------------------------

(a) The pro forma combined condensed statement of operations for fiscal 1997 combines the historical condensed statement of operations for Family for the year ended January 25, 1998 and the historical condensed statement of operations for Joshua's for the twelve months ended March 31, 1998. The pro forma combined condensed statement of operations for the six months ended July 27, 1998 combines the historical condensed statement of operations for Family for the six months ended July 27, 1998 and the historical condensed statement of operations for Joshua's for the four months ended May 31, 1998. Operating results of Joshua's from June 1, 1998, the date of the acquisition, through July 27, 1998 are included in the historical results of Family.


(b) The historical financial statements of Joshua's have been adjusted to reclassify store occupancy costs from selling, general and administrative expenses to cost of products sold in order to conform to the presentation used by Family.


(c) Historical financial statements for Joshua's for fiscal 1997 include the operation of 71 stores and for the four months ended May 31, 1998, include the operation of 61 stores. Since Family acquired only the 56 stores open at the acquisition date, June 1, 1998, a pro forma adjustment was recorded to remove the operating results directly attributable to stores not acquired in the asset purchase.



(d) Amortization of the incremental excess of the acquisition cost over the related fair value of net assets acquired, totaling $3,604, over 35 years on a straight-line basis, in connection with the Joshua's acquisition based on the following purchase price allocation.



Cash purchase price......................................................................  $   2,900
Note payable to seller...................................................................      8,600
Fees and expenses........................................................................        225
                                                                                           ---------
Total purchase price.....................................................................     11,725
Fair value of net assets of Joshua's less assets and liabilities not acquired............      8,121
                                                                                           ---------
Excess of cost over fair value of net assets acquired....................................  $   3,604
                                                                                           ---------
                                                                                           ---------



(e) Recording of interest on seller financing of $8,600 at the stated interest rate of 7.25%. Payments are due in installments of $2,900 on December 31, 1998 and 1999, and $2,800 on December 31, 2000. The final payment on the seller financing will become due within 30 days of the successful completion of the Offering.



(f) No income tax expense or benefit is recognized on a combined basis in fiscal 1997 or the six months of fiscal 1998 as Family is currently not permitted to recognize the benefit of net deferred income tax assets which includes net operating loss and credit carryforwards.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Family is the largest retailer in the United States dedicated solely to Christian-related products. The Company was formed to acquire the Family Bookstores Division of The Zondervan Corporation on October 31, 1994. At that time, Family had 148 stores in 28 states. As of July 31, 1998, the Company had 276 stores in 36 states. Family is the primary consolidator in the Christian retail industry, which is highly fragmented and characterized by numerous small independent operators.

    The Company's results of operations have been and will continue to be affected by, among other things, the number, timing and mix of store acquisitions, openings and closings in a given period. The Company's growth in sales and earnings has been and is expected to continue to be driven primarily by increased comparable store sales, increased productivity at existing stores, acquisitions and new store openings. The Company will also cluster its stores in certain markets, primarily by opening new stores that will provide greater coverage in these markets.

    To date, all of the Company's acquisitions have been accounted for by the purchase method, resulting in the recording of goodwill which is amortized on a straight-line basis over a period of 35 years.

    Sales of a store are deemed to be comparable commencing in the thirteenth full month after the store is opened or acquired. Relocated and remodeled stores remain in the comparable store base.

    Store opening expenses include advertising, labor, supplies and certain other costs and are expensed as incurred. Such expenses have averaged approximately $26,000 per store over the past 18 months, although the amount per store varies depending on the store format and whether the store is the first to be opened in a market, or is part of a cluster of stores in that market.

ACQUISITION OF JOSHUA'S


    On June 1, 1998, Family acquired Joshua's Christian Stores, a division of The Development Association, Inc., a subsidiary of Tandycrafts, Inc. Joshua's was a leading Christian retail chain headquartered in Fort Worth, Texas and operated 56 stores in 10 states, including a major presence in Texas, Georgia, Colorado and Southern California. For fiscal 1997, Joshua's had net sales of $32.0 million and operating income of $335,000. The acquisition expands Family's presence in new and existing markets and creates a stronger platform for future growth.



    Management has completed several important steps to integrate Joshua's operations, including the introduction of the Company's (i) point-of-sale, automatic product replenishment and information systems, (ii) enhanced product assortment and (iii) targeted marketing and preferred customer programs. Substantially all of the acquired stores have been renamed Family Christian Stores and exterior signage has been changed, except for six stores which will remain Joshua's Christian Stores and will be operated as bargain-format stores. All store managers of former Joshua's stores who are currently employed by Family have completed the Company's formal management training. The Company believes that the successful integration of Joshua's will enhance its existing store base and result in future operating efficiencies and increased brand awareness. In connection with the acquisition, the Company recorded goodwill of approximately $3.6 million which is being amortized on a straight-line basis over 35 years.


    The Company will operate the former Joshua's stores under the name Family Christian Stores, although the Joshua's Christian Stores name will be used for a limited number of bargain-format stores in certain markets, near other Family store locations. There can be no assurance that the Company will not encounter unanticipated problems or liabilities in connection with the integration of Joshua's or that the integration will result in enhanced store operations or improved profitability. See "Risk Factors--No Assurance of Successful Integration of Acquisitions; Possible Inability to Manage Growth" and "Pro Forma Combined Condensed Financial Statements (unaudited)."

RESULTS OF OPERATIONS

    The following table presents the Company's statement of operations data as a percentage of net sales for the periods indicated:


                                                                                SIX MONTHS ENDED
                                                     FISCAL YEAR            ------------------------
                                           -------------------------------   JULY 26,     JULY 27,
                                             1995       1996       1997        1997         1998
                                           ---------  ---------  ---------  -----------  -----------
                                                                                  (UNAUDITED)
Net sales................................      100.0%     100.0%     100.0%      100.0%       100.0%
Cost of products sold, including store
  occupancy costs........................       72.1       72.0       70.5        73.2         72.2
                                           ---------  ---------  ---------       -----        -----
Gross profit.............................       27.9       28.0       29.5        26.8         27.8

Operating expenses:
  Selling, general and administrative
    expenses.............................       27.2       25.1       24.0        27.1         28.0
  Depreciation and amortization..........        1.9        2.0        1.8         2.2          2.0
  Store opening expenses.................        0.8        0.3        0.4         0.5          2.0
                                           ---------  ---------  ---------       -----        -----
                                                29.9       27.4       26.2        29.8         32.0
                                           ---------  ---------  ---------       -----        -----
Operating income (loss)..................       (2.0)       0.6        3.3        (3.0)        (4.2)
Interest expense, net....................        2.1        1.9        1.7         2.1          1.8
                                           ---------  ---------  ---------       -----        -----
Income (loss) before income taxes........       (4.1)      (1.3)       1.6        (5.1)        (6.0)
Income tax expense (benefit).............        0.0        0.0        0.0         0.0          0.0
                                           ---------  ---------  ---------       -----        -----
Net earnings (loss)......................       (4.1)%      (1.3)%       1.6%       (5.1)%       (6.0)%
                                           ---------  ---------  ---------       -----        -----
                                           ---------  ---------  ---------       -----        -----
Number of stores open at end of period...        174        184        197         192          276



SIX MONTHS ENDED JULY 27, 1998 COMPARED TO SIX MONTHS ENDED JULY 26, 1997



    Net sales in the six months ended July 27, 1998 were $84.8 million, representing an increase of $17.1 million, or 25.2%, compared to $67.7 million in the six months ended July 26, 1997. Comparable store sales increased 8.2% during the first six months of fiscal 1998. Also contributing to the increase in net sales was the net addition of 79 stores opened during the six months ended July 27, 1998 (including the 56 Joshua's stores purchased on June 1, 1998) and stores acquired in fiscal 1997 not yet qualifying as comparable stores. The increase in comparable store sales is the result of (i) increased sales generated by the Company's preferred customer buying programs and direct marketing to customers in these programs, (ii) improved merchandising, (iii) relocation of existing stores and (iv) in-store promotions.



    Gross profit consists of net sales, less costs of goods sold and occupancy costs. Gross profit in the six months ended July 27, 1998 was $23.5 million, representing an increase of $5.3 million, or 29.5%, compared to $18.2 million for the six months ended July 26, 1997. Gross profit percentage was 27.8% in the first six months of the current year, up from 26.8% in the first six months of the prior year. The increase in gross profit percentage is the result of fewer product returns to vendors, improved control of inventory shrinkage and reduced store occupancy costs as a percent of net sales.

    Selling, general and administrative expenses in the six months ended July 27, 1998 were $23.7 million, representing an increase of $5.3 million, or 29.2%, compared to $18.4 million in the six months ended July 26, 1997. The increase is primarily attributable to increased selling costs, payroll expenses and advertising costs related to the operation of a greater number of stores and certain non-recurring charges in the amount of approximately $0.7 million. The non-recurring charges are comprised of (i) the write-off of unamortized loan issuance costs of $0.3 million associated with the refinancing of the Company's credit facility and (ii) the write-off of $0.4 million for exterior store signage carrying the Company's former name. As a percentage of net sales, selling, general and administrative expenses for the first six months of the current year were 28.0%, compared with 27.1% in the first six months of the prior year. Excluding these non-recurring charges, selling, general and administrative expenses would have been 27.2% of net sales.



    Store opening expenses in the six months ended July 27, 1998 were $1.7 million, representing an increase of $1.3 million, compared to $0.4 million in the six months ended July 26, 1997. The increase is primarily attributable to the acquisition of Joshua's Christian Stores, Inc. on June 1, 1998.



    No income tax expense was recorded in the six months ended July 27, 1998 or July 26, 1997 due to cumulative operating losses incurred since the Company's formation in 1994 which resulted in nonrecognition of deferred income tax assets for a portion of the net operating loss carryforwards. Management does not expect to fully utilize existing net operating loss carryforwards in fiscal 1998.



    Operating loss for the six months ended July 27, 1998 was $3.6 million compared to an operating loss of $2.0 million in the six months ended July 26, 1997.


FISCAL 1997 COMPARED TO FISCAL 1996

    Net sales in fiscal 1997 were $168.1 million, representing an increase of $28.8 million, or 20.7%, compared to $139.3 million in fiscal 1996. This increase was due to comparable store sales increases of 12.8%, the net addition of 13 stores opened during the period and stores acquired in fiscal 1996 not yet qualifying as comparable stores. The increase in comparable store sales is the result of (i) increased sales generated by the Company's preferred customer buying programs and direct marketing to customers in these programs, (ii) relocation of existing stores and (iii) improved in-stock positions resulting from enhancements to the Company's automatic replenishment system.


    Gross profit in fiscal 1997 was $49.6 million, representing an increase of $10.5 million, or 27.0%, compared to $39.1 million in fiscal 1996. As a percent of net sales, gross profit improved to 29.5% in fiscal 1997, from 28.0% in fiscal 1996. The increase in gross profit percentage is the result of reduced store occupancy costs as a percent of net sales, fewer product returns to vendors and management's focus on tighter control of inventory shrinkage.


    Selling, general and administrative expenses in fiscal 1997 were $40.3 million, representing an increase of $5.4 million, or 15.4%, compared to $34.9 million in fiscal 1996. The increase is primarily attributable to increased selling costs, payroll expenses and advertising costs related to the operation of a greater number of stores. As a percent of net sales, selling, general and administrative expenses were 24.0% in fiscal 1997, compared with 25.1% in fiscal 1996. The decrease as a percentage of net sales is attributable to increased net sales and greater store-level productivity.

    Operating income in fiscal 1997 was $5.5 million, representing an increase of $4.6 million, compared to $0.9 million in fiscal 1996. As a percentage of net sales, operating income improved to 3.3% in fiscal 1997, compared to 0.6% in fiscal 1996.


    No income tax expense was recorded in fiscal 1997 or 1996 due to cumulative operating losses incurred since the Company's formation in 1994 which resulted in non-recognition of deferred income tax assets for a portion of the net operating loss carryforwards.

FISCAL 1996 COMPARED TO FISCAL 1995

    Net sales in fiscal 1996 were $139.3 million, representing an increase of $13.2 million, or 10.4%, compared to $126.1 million in fiscal 1995. This increase was due to comparable store sales increases of 3.1%, the net addition of 10 stores opened during the period and stores acquired in fiscal 1995 not yet qualifying as comparable stores. The increase in comparable store sales is the result of the relocation of existing stores and improved merchandising during the holiday selling season.

    Gross profit in fiscal 1996 was $39.1 million, representing an increase of $3.9 million, or 11.1%, compared to $35.2 million in fiscal 1995. As a percent of net sales, gross profit improved slightly to 28.0% in 1996, compared to 27.9% in fiscal 1995.

    Selling, general and administrative expenses in fiscal 1996 were $34.9 million, representing an increase of $0.6 million, or 1.9%, compared to $34.3 million in fiscal 1995. The increase is primarily attributable to increased payroll expenses related to the operation of a greater number of stores, partially offset by reduced advertising costs due to improved co-op advertising efforts. As a percent of net sales, selling, general and administrative expenses were 25.1% in fiscal 1996, compared with 27.2% in fiscal 1995. The decrease as a percent of net sales is attributable to increased net sales, greater store-level productivity, reduced advertising costs and reduced corporate overhead as a percentage of net sales.

    Operating income was $0.9 million in fiscal 1996, representing an improvement of $3.4 million, compared to a loss of $2.5 million in fiscal 1995. As a percentage of net sales, operating income amounted to 0.6% in fiscal 1996.


    No income tax expense was recorded in fiscal 1996 or 1995 due to cumulative operating losses incurred since the Company's formation in 1994. The Company had a net loss of $1.8 million in fiscal 1996, compared with a net loss of $5.1 million in fiscal 1995.


SEASONALITY AND QUARTERLY FLUCTUATIONS

    The Company's results of operations may fluctuate significantly from period-to-period as the result of a variety of factors, including: (i) the number, timing and mix of store openings, acquisitions and closings; (ii) the ratio of stores opened to stores acquired; (iii) the opening of stores by the Company or its competitors in markets where the Company has existing stores;
(iv) comparable store sales results; and (v) the ratio of mall stores to strip shopping center format stores. The Company incurs significant store opening expenses and new stores sometimes experience an initial period of operating losses. As a result, the opening of a significant number of stores in a single period may have an adverse effect on the Company's results of operations. Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future financial performance.

    The Company's business is highly seasonal, with significantly higher net sales and all net earnings realized during the fourth quarter of its fiscal year, primarily as a result of the holiday selling season. Any significant adverse trend in net sales for such period would have a material adverse effect on the Company's results of operations for the full fiscal year. Historically, the first and third quarters of the Company's fiscal year have been the weakest quarters. The following table includes certain selected unaudited financial information for the quarters indicated.

                                                     FISCAL 1996                                   FISCAL 1997
                                  --------------------------------------------------  -------------------------------------
                                     FIRST       SECOND        THIRD       FOURTH        FIRST       SECOND        THIRD
                                    QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                    (IN THOUSANDS, EXCEPT OPERATING AND PERCENTAGE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.......................   $  27,430    $  29,560    $  29,440    $  52,850    $  32,438    $  35,270    $  35,413
Cost of products sold, including
  store occupancy costs.........      20,003       21,454       21,604       37,161       23,940       25,598       25,762
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit....................       7,427        8,106        7,836       15,689        8,498        9,672        9,651

Operating expenses:
  Selling, general and
    administrative expenses.....       7,997        8,334        9,056        9,536        9,050        9,313        9,601
  Depreciation and
    amortization................         671          704          731          724          725          756          800
  Store opening expenses........         124          139           97           54          152          201          216
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       8,792        9,177        9,884       10,314        9,927       10,270       10,617
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income (loss).........      (1,365)      (1,071)      (2,048)       5,375       (1,429)        (598)        (966)
Interest expense, net...........         686          701          712          636          725          713          777
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income
  taxes.........................      (2,051)      (1,772)      (2,760)       4,739       (2,154)      (1,311)      (1,743)
Income tax provision............      --           --           --           --           --           --           --
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net earnings (loss).............   $  (2,051)   $  (1,772)   $  (2,760)   $   4,739    $  (2,154)   $  (1,311)   $  (1,743)
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
SELECTED OPERATING DATA:
Number of stores at end of
  period........................         180          182          183          184          187          192          197
Comparable store net sales
  increase (decrease)...........        (0.3)%       (0.6)%        6.3%         5.2%        12.4%        12.6%        12.8%
AS A PERCENTAGE OF NET SALES:
Gross profit....................        27.1%        27.4%        26.6%        29.7%        26.2%        27.4%        27.3%
Selling, general and
  administrative expenses.......        29.2         28.2         30.8         18.0         27.9         26.4         27.1
Operating income (loss).........        (5.0)        (3.6)        (7.0)        10.2         (4.4)        (1.7)        (2.7)
Net earnings (loss).............        (7.5)        (6.0)        (9.4)         9.0         (6.6)        (3.7)        (4.9)
SEASONALITY:
Net sales.......................        19.7%        21.2%        21.1%        38.0%        19.3%        21.0%        21.1%
Gross profit....................        19.0         20.7         20.1         40.2         17.1         19.5         19.5

                                                     FISCAL 1998
                                               ------------------------
                                    FOURTH        FIRST       SECOND
                                    QUARTER      QUARTER      QUARTER
                                  -----------  -----------  -----------

STATEMENT OF OPERATIONS DATA:
Net sales.......................   $  64,942    $  38,257    $  46,506
Cost of products sold, including
  store occupancy costs.........      43,173       27,516       33,712
                                  -----------  -----------  -----------
Gross profit....................      21,769       10,741       12,794
Operating expenses:
  Selling, general and
    administrative expenses.....      12,320       10,643       13,080
  Depreciation and
    amortization................         799          770          924
  Store opening expenses........         170          356        1,383
                                  -----------  -----------  -----------
                                      13,289       11,769       15,387
                                  -----------  -----------  -----------
Operating income (loss).........       8,480       (1,028)      (2,593)
Interest expense, net...........         579          647          842
                                  -----------  -----------  -----------
Income (loss) before income
  taxes.........................       7,901       (1,675)      (3,435)
Income tax provision............      --           --           --
                                  -----------  -----------  -----------
Net earnings (loss).............   $   7,901    $  (1,675)   $  (3,435)
                                  -----------  -----------  -----------
                                  -----------  -----------  -----------
SELECTED OPERATING DATA:
Number of stores at end of
  period........................         197          211          276
Comparable store net sales
  increase (decrease)...........        13.2%         8.2%         8.1%
AS A PERCENTAGE OF NET SALES:
Gross profit....................        33.5%        28.1%        27.5%
Selling, general and
  administrative expenses.......        19.0         27.8         28.1
Operating income (loss).........        13.1         (2.7)        (5.6)
Net earnings (loss).............        12.2         (4.4)        (7.4)
SEASONALITY:
Net sales.......................        38.6%         n/a          n/a
Gross profit....................        43.9          n/a          n/a


    A variety of factors affect the Company's comparable store sales results, including, among others, the timing and frequency of store relocations, the relative proportion of new stores to mature stores, the opening of stores in existing markets by the Company or its competitors and the timing of promotional events and new product releases, as well as general economic conditions. Past increases in comparable store sales may not be indicative of future operating performance. There can be no assurance that comparable store sales for any particular period will not decrease in the future. See "Risk Factors-- Seasonality and Quarterly Fluctuations."

LIQUIDITY AND CAPITAL RESOURCES

    Family has historically funded its growth through a combination of funds generated from operations and its bank credit facilities. Additionally, the Company relies on credit arrangements with vendors for purchases of inventory. These arrangements generally provide for terms requiring payment within 90 days of receipt of ordered merchandise, with special extended payment terms often granted for new releases and new store or acquisition store inventory purchases. Cash has been used primarily for financing store openings and acquisitions.


    Net cash provided by operating activities was $3.3 million, $6.4 million and $11.5 million in fiscal 1995, 1996, and 1997, respectively. For the first six months of fiscal 1998, cash used by operating activities was $4.6 million, compared to $2.3 million in the first six months of the prior year due to additional working capital requirements.

    Net earnings improved from a loss of $5.1 million in fiscal 1995, to a loss of $1.8 million in fiscal 1996 and to income of $2.7 million in fiscal 1997, contributing to the improvement in cash provided by operating activities. Another significant influence on cash provided from operating activities was a $5.4 million increase in accounts payable in fiscal 1997, a $1.0 million decrease in fiscal 1996 and a $7.8 million increase in fiscal 1995. Other operating liabilities increased by $1.8 million during fiscal 1997, $0.1 million in fiscal 1996 and $0.6 million in fiscal 1995. A portion of the increase in accounts payable and other operating liabilities resulted from the acquisition of 16 stores, 11 stores, and 19 stores during fiscal 1997, 1996, and 1995, respectively.

    Acquisitions have historically been structured as asset purchases. Such investments, primarily for inventory, store fixtures and goodwill, totaled $4.3 million in fiscal 1997, $4.5 million in fiscal 1996, and $4.8 million in fiscal 1995. Investments in fixed assets as part of Family's program to remodel or relocate stores as leases expire, totaled $2.1 million in fiscal 1997, $1.5 million in fiscal 1996, and $2.4 million in fiscal 1995. The Company believes that its remodel and relocation strategy has contributed to the improvement in comparable store sales.

    Cash used by financing activities totaled $1.1 million in fiscal 1997 and $1.6 million in fiscal 1996, while financing activities provided cash of $5.4 million in fiscal 1995. Financing activities in fiscal 1997 included the issuance of 186,381 shares of Common Stock, resulting in net proceeds to the Company of $2.5 million. During fiscal 1997, the Company made quarterly payments on its term note payable to a bank totaling $2.0 million, reducing the amount outstanding on the note to $10.0 million at January 25, 1998. Other financing activities included increased borrowing on the Company's revolving credit facility of $5.3 million in fiscal 1995 and net reductions of $1.7 million in fiscal 1996 and $1.6 million in fiscal 1997. The Company's borrowing needs fluctuate seasonally, reaching their peak around October. In the Company's two most recent fiscal years, approximately 38% of its net sales occurred in the fourth quarter.

    On July 17, 1998, the Company entered into the Amended and Restated Loan Agreement, which includes: (i) a $22.0 million revolving credit facility with interest payable quarterly at the Base Rate plus 0.50% or LIBOR plus 3.25% and a final maturity of May 31, 2004, subject to one-year extensions as agreed upon by the parties; (ii) a $9.5 million term note with interest payable quarterly at the Base Rate plus 1.00%, and quarterly principal payments totaling $0.5 million in fiscal 1999, $1.0 million in fiscal 2000 and $2.67 million in each of fiscal 2001, 2002 and 2003; and (iii) a $5.0 million term note with interest payable quarterly at the Base Rate plus 2.00% and a final maturity of May 31, 2004. Upon the closing of the Offering and the Company's pro forma compliance with all loan covenants, the revolving credit facility will automatically increase to $25.0 million and the interest rate will be reduced to the Base Rate or LIBOR plus 2.75%.


    The Amended and Restated Loan Agreement is collateralized by substantially all the Company's assets and requires the Company to maintain certain financial ratios and minimum levels of working capital and tangible net worth to repay the term notes referred to above and to draw on the Revolving Line. Following the
Offering, the Company will have approximately $        million of available
borrowing capacity, subject to certain covenants and other restrictions applicable to the Revolving Line (including a borrowing base restriction equal to 75% of eligible inventory).



    The Company anticipates that it will open five additional stores at a projected cost of $0.7 million and acquire nine additional stores for approximately $3.0 million during the second half of fiscal 1998. The Company also anticipates acquiring up to 45 stores in fiscal 1999 at a projected cost of approximately $10.0 million and opening up to eight new stores at a projected cost of approximately $1.0 million to $2.0 million. Since 1995, the Company's cash requirements to acquire a store, including inventory net of payables, leasehold improvements, fixtures, goodwill and remodeling have averaged approximately $200,000, excluding store opening expenses. Store opening expenses are approximately $26,000 per store and are expensed when incurred. The amounts and timing of such expenditures will depend upon the timing of these acquisitions and other factors, including the location of the store and whether it is in a new or existing market for the Company. There can be no assurance that actual capital expenditures will not exceed anticipated levels.

    The Company believes that the net proceeds of the Offering, together with cash generated from operations and funds available under the Amended and Restated Loan Agreement, will be sufficient to satisfy its cash requirements at least through fiscal 1999.

EFFECTS OF INFLATION

    The Company's management does not believe inflation has had a material impact on its operating results or financial position for the periods presented.

EFFECTS OF YEAR 2000


    Many currently installed computer systems and software products are coded to accept only two digit entries in the date field. Beginning in the year 2000, these date fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, over the next two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.



    The Company purchases third-party hardware and software products and modifies such software internally, as appropriate. The Company's software is provided by two primary vendors and is utilized for merchandise management, financial recordkeeping and management, store systems (P.O.S.) and human resources and payroll purposes. Currently, the Company does not purchase any new software or hardware unless it is certified to be Year 2000 compliant.



    The Company is relying upon the third-party certification of its primary software vendors that they are Year 2000 compliant and is in the process of installing updates to such systems in order to be Year 2000 compliant. Such installation with respect to the Company's primary systems is anticipated to be complete by early April 1999 and with respect to all systems is anticipated to be complete by July 1999. In addition to the testing performed by such vendors and the third parties certifying their systems, upon installation of updates, the Company and Andersen, its information systems consultant, will conduct testing and verification procedures. Thus, the Company expects that all of its computer systems will be Year 2000 compliant before the end of 1999.



    In addition to assessing its own systems, the Company is conducting an external survey of its vendors and suppliers to determine their vulnerability to Year 2000 problems and any potential impact on the Company. In particular, the Company may experience problems to the extent that merchandise vendors are unable to process orders or distribute merchandise to the Company's stores if such vendors are not Year 2000 compliant. In the event the Company's internal computer systems or the computer systems of its third-party vendors are not Year 2000 compliant, such non-compliance could have a material adverse effect on the business, results of operation and financial condition of the Company.



    The Company has utilized internally available personnel to address the Year 2000 issue. The Company believes that the resources devoted to this effort have not had a significant impact on other information systems initiatives which would be considered critical to the Company's business. The Company does not anticipate that future costs to address the Year 2000 issue will be material, although the Company's evaluation of the Year 2000 problem is not yet complete. The Company is evaluating any potential hardware costs necessary to become Year 2000 compliant. Due to the Company's strategy of utilizing only commercial, state-of-the-market computer products, the Company believes it has successfully minimized Year 2000 costs.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of "Comprehensive Income" which is the total of net income and all other non-owner changes in shareholders' equity and its components. The Company adopted the standard in the first quarter of fiscal 1998.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131, which supersedes SFAS Nos. 14, 18, 24 and 30, establishes new standards for segment reporting in which reportable segments are based on the same criteria on which management disaggregates a business for making operating decisions and assessing performance. The Company will adopt the standard in fiscal 1998 and does not expect the new standard to have a significant effect on previously reported information.

    In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities," which provides a consistent standard for recognition and measurement of derivatives and hedging activities. The Company is in the process of evaluating SFAS No. 133 and its impact and plans to adopt the standard in fiscal 2000.

                                    BUSINESS

INTRODUCTION

    Family Christian Stores is the largest retailer in the United States dedicated solely to Christian-related products. The Company, as the category-dominant retailer of Christian books and Bibles, gifts and cards, music, children's merchandise and church supplies, seeks to fulfill the growing demand for products that address Christian and family values. The Company's net sales increased from $126.1 million in fiscal 1995 to $168.1 million in fiscal 1997, representing a compound annual growth rate of 15.4%. Operating income increased from a loss of $2.5 million to income of $5.5 million over the same period. The growth has been driven by comparable store sales, acquisitions and new store openings. As of July 31, 1998, the Company operated 276 stores in 36 states, having grown from 148 stores in 28 states which the Company acquired from The Zondervan Corporation on October 31, 1994.


    Family is the primary consolidator in the Christian retail industry, which is highly fragmented and characterized by numerous small independent operators. On June 1, 1998, the Company completed the acquisition of Joshua's Christian Stores, a leading retailer of Christian-related products with 56 stores. The Joshua's acquisition expands Family's presence in both existing and new markets and provides the opportunity to capture greater operating efficiencies across its expanded store base. On a pro forma basis, after giving effect to the acquisition of Joshua's, the Company had net sales of $197.8 million in fiscal 1997. The Company believes that numerous opportunities exist to continue making acquisitions and opening new stores and plans to continue its strategy of clustering stores in both existing and new markets.


    The Company differentiates itself from other retailers of Christian-related products by offering products to consumers of all ages and denominations in the environment of a focused specialty retailer with value pricing. The Company's mission is to offer an extensive selection of high-quality, Christian-related products of exceptional value in a warm, family atmosphere. In addition, Family seeks to reinforce Christian and family values and impact the lives of its customers by offering meaningful and inspirational products. The Company's core customers are individuals who characterize themselves as active Christians, as well as others who are searching for meaning in their lives. The Company believes that its ability to deliver an extensive product assortment to a broad range of consumers provides it with a competitive advantage in the Christian retail industry.

THE CHRISTIAN RETAIL INDUSTRY


    According to a recent news report, the evangelical Christian market is composed of approximately 88 million individuals. The growing interest in Christian and family values in the United States is evidenced by the greater cross-over appeal and mainstream acceptance of media and entertainment that focus on such ideals and principles. A recent book purchasing study indicates that the number of religious books purchased by Americans increased approximately 52% from 1993 to 1997. Christian artists such as Amy Grant, Jars of Clay and Michael W. Smith have become increasingly popular as their music is embraced by audiences outside the traditional Christian market. On television, a larger number of programs, such as "Touched By An Angel," "Promised Land" and "7th Heaven," are focusing on family values and spiritual themes. According to Nielsen Media Research, "Touched By An Angel" was ranked in the top ten among prime-time programs for both the 1996-1997 and 1997-1998 television seasons. In addition, more channel space is being devoted to programming that emphasizes Christian and family values. Existing pay television channels, including the Trinity Broadcasting Network and the Family Channel, were recently joined by PAX NET, the nation's seventh broadcast network, launched in over 70% of U.S. television households on August 31, 1998. PAX NET features existing and original programs, as well as feature films, that emphasize family, faith and spirituality.


    Despite the growth in the Christian retail market, the industry remains highly fragmented. The Christian retail industry today is reminiscent of other consolidating retail sectors where disciplined national chains developed higher standards of retailing and then pursued economies of scale through a nationwide store base. CBA, an international trade association of Christian product suppliers and retailers, estimates that the industry's annual sales are approximately $3.0 billion. CBA estimates that the total number of retail stores dedicated to Christian-related products is between 4,000 and 5,000. The small independent retailers that represent a large portion of the Christian retail industry face significant challenges in competing with mass retailers and national and regional chains. Their smaller size and sales volume limit, among other things, their depth and breadth of product offerings, purchasing and co-op advertising economies, marketing and customer retention programs and ability to invest in sophisticated information systems. Increased demand for family and Christian-related products and the fragmented state of the industry have also resulted in participation by mass merchandisers, most of which currently limit their product offerings to books and music. While these mass merchants present additional competition, the Company believes they do not generally offer the breadth or depth of product, maintain the standards for customer service and product knowledge or offer the inspirational store environment that Family offers.

BUSINESS STRATEGY

    Family's principal objective is to enhance its position as the leading provider of Christian-related products in the United States. The key elements of the Company's business strategy are as follows:

    - CATEGORY DOMINANCE. The Company has grown from a traditional Christian bookstore to its current position as the nation's largest retailer dedicated to Christian-related products. Family seeks to offer both breadth and depth in each of its focused product assortments, including books and Bibles, gifts and cards, music, children's merchandise and church supplies. The Company currently offers approximately 35,000 stock-keeping units ("SKUs") in each of its stores. In order to further enhance its category dominance, the Company created its own private label publishing imprint, Family Christian Press, and is continuing to develop other proprietary products to augment its product assortment.

    - DIVERSE CHRISTIAN CUSTOMER BASE. In order to address the broad-based growth and interest in Christian and family values in the United States, Family seeks to offer products that serve the needs of all Christian denominations and attract customers of all age groups. The Company continually works with its vendors to identify new product offerings and evaluates its existing products and services in order to meet the varied needs of its core customers and attract new customers.


    - VALUE LEADER. The Company's size and leadership position in Christian retailing allow it to leverage operating efficiencies, thereby providing value to its customers through an extensive selection of high-quality merchandise, low prices and a warm and inspirational environment. Family is continually seeking opportunities to offer additional value to its customers through efforts such as: special purchases; the Company's proprietary publishing imprint, Family Christian Press; and its proprietary product programs. See "Merchandising." In addition, the Company's preferred customer buying programs, Family Perks and Pastors' Perks (collectively, "Perks"), encourage customer loyalty and provide value for members through additional price savings.



    - BRAND NAME IDENTITY. The Company seeks to develop widespread recognition of its Family Christian brand name, both within the Christian retail industry and with mainstream consumers. The Company believes its store clustering strategy enables it to maximize the impact of its marketing efforts by supporting a targeted media advertising campaign to build brand identity. Due to the highly fragmented nature of the Christian retail industry, the Company believes that many of its competitors lack the marketing power to differentiate their stores, products and services. In addition, the Company's convenient locations and visible exterior signage serve to provide increased name recognition within a community. The Company's goal is to convert brand identity into brand preference, an effort which is supported by Family Christian Press and the Company's proprietary product programs.

    - GUIDING PRINCIPLES. Led by an experienced management team with a shared Christian faith, Family emphasizes Christian and family values in all aspects of its business, including employee and vendor relations and customer service, while maintaining its commitment to being the nation's leading retailer of Christian merchandise. Family seeks to treat its employees with integrity, care and respect and promotes similar treatment of customers and business partners. The Company's employees are trained to provide customer-oriented service and to meet customers' needs. In addition, the Company has instituted a vendor partnership program to develop cooperative relationships with its key vendors.

GROWTH STRATEGY

    Family's growth strategy includes increasing sales and profitability in its existing stores, expanding its store base through focused acquisitions and new store openings as well as utilizing additional distribution channels.

    - INCREASE COMPARABLE STORE SALES AND PROFITABILITY. The Company believes that execution of its retail strategy, as well as increased interest in Christian and family values in the United States, will generate growth in existing store sales. Family has implemented several initiatives to increase comparable store sales, including relocation of certain mall stores to strip centers or freestanding locations, scheduled store remodeling, use of preferred customer buying programs, improved merchandising and expanded advertising efforts, including national television campaigns. In addition, through the integration of additional stores, the Company intends to increase profitability by realizing operating efficiencies. Such efficiencies would include marketing, centralized management, information systems and volume purchasing.

    - EXPAND STORE BASE. Family's strategy for developing additional store locations has two components: (i) acquiring existing Christian stores and
     (ii) opening new stores. The Company expects that over the next five years it will expand its store base primarily through acquisitions. Given the fragmented nature of the industry and the growing trend towards consolidation, the Company believes that many small, independent stores, as well as certain regional chains, will be available for acquisition. The Company's position as the primary consolidator in the industry provides additional acquisition opportunities. In addition to acquired stores, Family plans to open new stores, primarily in clustered markets. The Company believes that multiple store markets will be an important component of its future growth, increasing its ability to leverage operating costs across its store base.

    - UTILIZE ADDITIONAL DISTRIBUTION CHANNELS. The Company intends to further increase its market share and sales by expanding its use of superstores, college stores and the Internet. Family currently operates 15 stores which range in size from 9,000 to 13,000 square feet and four stores which are larger than 13,000 square feet. This larger format allows the Company to display a broader assortment of products. As part of its effort to expand its use of such stores, the Company intends to establish superstores to serve as the centerpiece of a clustered market. Another growth opportunity is the operation of college campus stores, which offer traditional college bookstore products, such as textbooks, supplies and college logo apparel, with the addition of Family's core product assortment. Family currently operates one store on the campus of Cornerstone College in Grand Rapids, Michigan and is evaluating possibilities for additional stores in response to interest expressed by a number of the nation's Christian colleges. College campus stores are expected to provide additional sales volume during non-peak selling periods. The Company has a website (WWW.FAMILYCHRISTIAN.COM) which offers substantially all of the Company's advertised products for sale. Family believes its website will increase brand awareness and generate incremental sales. The Company intends to continue to evaluate the market potential for Internet selling.

STORE LOCATIONS


    As of July 31, 1998, the Company operated 276 stores in 36 states. The following map shows the states in which the Company operates and the number of stores located in such states:


                                  [MAP]

MERCHANDISING

    By introducing, expanding and improving key merchandise categories, further developing proprietary product programs and implementing standardized marketing programs, Family is seeking to attract new customers, generate repeat business and increase the size of the average transaction.

    PRODUCT ASSORTMENT. The Company offers a broad and deep assortment of Christian merchandise that appeals to a number of Christian denominations and various age groups. The Company typically offers approximately 35,000 SKUs in its stores. The Company's extensive product assortment includes items in the following product categories:

                              PERCENT OF NET
                              SALES IN FISCAL
PRODUCT CATEGORY                   1997                                     DESCRIPTION
--------------------------  -------------------  ------------------------------------------------------------------
Books and Bibles                     39.3%       Written, audio and video books and Bibles

Gifts and Cards                      26.8%       Decorative home products; t-shirts and hats; jewelry; cards and stationery
Music                                20.5%       Recorded Christian music in a variety of styles (e.g., Amy Grant,
                                                   Jars of Clay, Michael W. Smith)
Children's Merchandise                9.7%       Children's books, videos, music, toys and clothing (e.g., Veggie
                                                   Tales-Registered Trademark-)
Church Supplies                       3.7%       Sunday school curricula and supplies; home schooling materials

    The Company offers a full selection of bestselling merchandise, while emphasizing in-stock consistency of all titles basic to the assortment. Family's commitment to its customers includes a goal to be 100% in stock on best sellers and at least 95% in stock on the balance of basic assortments. The Company uses an automatic reorder system to maintain in-stock positions on over 30,000 SKUs. A recent survey of Christian bookstores consumers, which indicated that 61% of customers choose to shop at a Christian bookstore because they have a specific product in mind, emphasizes the importance of the Company's in-stock policies. The Company also offers special orders on products that are not stocked on an everyday basis.


    The Company continually seeks to update its product mix. In January 1998, the Company established its own publishing imprint, Family Christian Press, in order to produce titles under its own name. The Company has filed an application to register a trademark for its publishing imprint, under which the Company publishes certain book titles. The Company does not have an exclusive right to publish any titles published under its imprint. The ability of the Company to identify and provide national distribution of novel merchandise with broad consumer appeal is demonstrated by the recent retail success of products such as WWJD-TM- (What Would Jesus Do?) products and Veggie Tales-Registered Trademark-licensed children's products. In addition, Family has developed its own novel products, such as its proprietary Christmas ornament. The Company believes that items such as these will help differentiate Family from its competitors and provide it with opportunities for higher gross profits. The Company has not, however, obtained intellectual property protection for its proprietary products. Revenues attributable to the sale of proprietary products, including products that carry the Company's publishing imprint, currently account for less than 1% of the Company's total revenues.


    VALUE PRICING. The Company believes that consumers are shopping for value and will favor retailers who can deliver value consistently. Family is committed to providing this value through a broad assortment of high-quality products at low prices. In addition to its size and industry leadership position, which offer numerous operating efficiencies, a number of the Company's strategic initiatives are designed to increase its ability to deliver value to its customers. These initiatives include consistent availability of products, strong customer service and cooperative vendor partnerships.

    VENDOR RELATIONSHIPS. In keeping with its guiding principles, the Company has established a formal partnership program with several of its key vendors. This program is designed to foster cooperation between Family and its vendors in order to improve sales, increase operating efficiencies and provide additional value to customers. The vendor program includes quarterly meetings between cross-functional teams to discuss areas for improvement and progress in their implementation.

STORE ENVIRONMENT

    Family seeks to provide a unique shopping experience within a comfortable and friendly environment. The Company's store design creates a warm, family atmosphere with visual, audio and interactive entertainment to engage the customer. Family's stores offer a children's area, with books, toys and apparel, that many stores use for storytelling and other children's activities. Many stores have listening centers in their music departments which enable customers to sample music selections of their choice. Gift departments display a variety of decorative home products, such as framed art and figurines. The Company's stores are well-lit with wide aisles and provide clearly marked signs to assist shoppers in locating merchandise, and, when desired, friendly and knowledgeable sales associates are available to assist customers. Space planning and the use of point-of-purchase materials are designed to increase the size of the average transaction by highlighting key selling areas and promoting browsing. The Company attempts to offer merchandise that meets a variety of its customers' needs and has designed its stores to attract customers of all denominations and ages to a number of different product areas.

CULTURE AND STORE OPERATIONS

    In keeping with its guiding principles, the Company seeks to emphasize Christian and family values in all aspects of its business. Family recruits people who understand the importance of recognizing and addressing customer needs. The Company trains its store employees and empowers them to meet each customer's needs with friendly service. Sales associates working more than 20 hours per week participate in an incentive program that rewards them if the store in which they work achieves its operating profit goals for the year. Family treats store managers as partners and rewards them with a percentage of store operating profits when performance targets are achieved. The Company believes that its unique culture encourages greater employee loyalty, as evidenced by its historical average annual turnover rate among store managers of approximately 15%.

    Each Family store is managed by a full-time store manager, who works with a district manager. District managers focus on the training and development of store managers, as well as on store standards, merchandise presentation, inventory positioning, human resources and local marketing initiatives.

STORE FORMAT AND SITE SELECTION

    Family's stores currently average approximately 4,500 square feet, with stores ranging in size from 1,200 square feet to as large as 32,000 square feet. The Company's prototype store is approximately 4,500 square feet, with high visibility signage, easy access and ample parking. The Company utilizes a standard store layout which it adapts to individual markets in order to address local trends and preferences.

    The Company's stores are generally located in the commercial district of densely populated residential areas. Prior to opening or acquiring a store, the Company analyzes the local market, including: (i) demographic data, such as education levels, average income, population density and age distribution; (ii) lifestyle data, such as church attendance; and (iii) existing competition. When the Company acquires a store, it remodels the store in accordance with the Company's specifications.

    The Company's research indicates that its customers are primarily destination shoppers. As a result, Family has relocated and will continue to relocate mall stores to nearby strip shopping centers or freestanding locations, as leases expire or when otherwise possible. Historically, the Company's relocated stores have resulted in reduced cost per square foot, lower common area maintenance expenses and a more enjoyable shopping experience for the customer.

    As of July 31, 1998, the Company operated 276 stores in 180 strip shopping centers, 67 malls and 29 freestanding locations.

STORE-LEVEL ECONOMICS

    The Company's 179 stores that were in operation for all of fiscal 1997 generated average net sales of approximately $880,000 and average net sales per gross square foot of approximately $199. These stores generated average store-level operating cash flow (defined as store operating income before depreciation and home office allocation and excluding changes in working capital) of approximately $106,000, or 12.0% of average net sales. There can be no assurance that the Company will maintain such store-level averages in the future or that such averages will not decrease.

MARKETING AND PROMOTION

    Due to its relative size and cluster strategy, the Company believes it has a competitive advantage within its industry to conduct coordinated and systematic advertising and marketing campaigns. These marketing campaigns include Perks programs, catalogs, directed mailings, advertising in Christian media, in-store promotion and sponsored Christian-oriented community and store events. Such efforts have permitted Family to attain broad market exposure that would not be cost-effective for a single store or small store chain. The Company receives substantial co-op advertising reimbursement for certain forms of general advertising from its vendors.

    FAMILY AND PASTORS' PERKS PROGRAMS. The Company's Perks database allows it to market its products directly to existing customers. The Family Perks program rewards frequent customers with certain promotions and discounts and currently includes over five million members. The average Family Perks customer spends $32 per visit versus the $18 average for the Company's customers as a whole. The Pastors' Perks program offers full-time pastors an everyday 20% discount, which allows Family to compete effectively with mail order houses. In addition, the Company believes that pastors provide valuable word-of-mouth publicity for the Company to the members of their congregations.

    CATALOG. The Company believes that its high-quality catalogs offer an attractive opportunity for it to market its products. Catalogs allow the Company to illustrate the breadth and depth of its stores' product offerings and draw consumers into Family's stores. The Company's suppliers also rely in part on the Company's catalog to help launch major titles. The catalog is targeted to customers in the Company's Perks database, which allows the Company to directly promote its product assortment in an attractive format to current Family customers.

    MAILINGS. Family utilizes direct mailings to target its Perks members. The Company's database tracks the purchases of approximately 5 million customers by product category, which allows quick response to specific store promotional needs and provides additional reporting capabilities. Suppliers have been very supportive of these targeted mailings, which has resulted in incremental vendor co-op advertising revenue.

    TELEVISION AND RADIO. Christian radio has been a primary focus in the Company's advertising efforts and the Company plans to increase its use of television advertising. Christian radio provides the ability to reach individuals likely to purchase Christian-related merchandise. A research study indicated that 55% of Family Perks customers listen to Christian radio daily and another 21% listen weekly. In markets where Christian radio is ineffective or unavailable, a limited use of appropriate secular radio is used. Selective television advertising, such as Family commercials during the "Dove" awards, is used to promote the Company's name and product focus to a targeted group of consumers.

    IN-STORE PROMOTION. Promotion of its products within its stores is an important part of Family's strategy to increase its average transaction size. The Company attempts to capture as many impulse sales as possible through an ongoing, aggressive point-of-purchase campaign in partnership with its key vendors. The Company's store design encourages customers to browse through different departments, increasing the opportunity for multiple-item purchases.

    COMMUNITY AND STORE EVENTS. Management believes that the degree to which its stores relate to their local community serves to build customer loyalty and encourages word-of-mouth publicity and free media coverage. Many stores have areas dedicated to public and children's events and organize community-based events, such as author signings, children's storytelling and live music.

PURCHASING AND DISTRIBUTION

    The Company's purchasing decisions are centralized and are made by the Company's merchandising department. The Company's buyers negotiate terms, discounts and co-op advertising allowances for all Family's stores and decide which products to purchase, in what quantity and for which stores. The buyers use current inventory and sales information provided by the Company's in-store point-of-sale computer system to make reorder decisions. Although the majority of purchases are made by the five senior buyers in the Company's merchandising department, individual store managers have the flexibility to influence purchasing decisions in order to respond to local demand.

    Substantially all product is shipped directly to the Company's stores from vendors. No one vendor accounted for more than 10% of the Company's overall merchandise purchases in fiscal 1997. In general, approximately 60% of the Company's inventory, primarily books and recorded music, may be returned by the Company for full credit, which substantially reduces the Company's risk of inventory obsolescence.

MANAGEMENT INFORMATION SYSTEMS

    Family utilizes integrated information systems centralized at the corporate level for inventory and price management, sales tracking, merchandise planning and accounting. The Company's systems have the capacity to manage a store base in excess of 350 stores and can be easily expanded to manage a store base of approximately 1,000 stores, using the current AS/400 and software. The Company uses an automatic reorder system to maintain in-stock positions on all reorder items. Currently, Family has over 30,000 items on automatic replenishment. The system provides management with the information needed to determine the proper timing and quantity of reorders. The Company's information systems are currently managed by on-site staff members of Andersen, supported by dedicated systems personnel of Family.

    The Company's EDI capabilities include the transmission of purchase orders directly to the Company's key vendors. Management believes the Company's EDI efforts with vendors will continue to grow in the future as retailers and suppliers focus on further increasing operating efficiencies. The Company plans to require its suppliers to provide electronic invoicing by the first quarter of fiscal 1999.

COMPETITION

    Family's competition consists primarily of other retailers of Christian-related products, primarily small independents and franchises, as well as book and music retailers that have expanded their offerings to include Christian merchandise. Many of the independents belong to a buying/marketing group. The largest of these, Parable, is believed to presently consist of approximately 330 stores.


    Over the last five years, many independent Christian retailers have continued to increase the size of their store base and improve store appearance through expansion and remodeling, offering a more up-to-date appearance and a better shopping experience. Many of these stores have increased their marketing efforts by utilizing extensive mailing lists and by participating in marketing groups and appear to be growing stronger. Consolidation trends in the industry have put pressure on the ability of independent stores, many of which are undercapitalized, to compete with larger, better capitalized operators. The total number of independent outlets remains relatively unchanged. The Company also faces competition from Christian retail chains such as Lemstone, Inc. (75 stores), The Baptist Bookstores (75 stores), Berean Christian Stores (21 stores) and Mardel, Inc. (11 stores).

    The Company also experiences competition in books and music from general retailers. Due to the growing interest in Christian-related products, large retailers such as Barnes & Noble, Media Play, Borders and Books-A-Million are expanding their selection of Christian books and music while also increasing the size and number of their stores. In addition, discount store chains such as Target, Wal-Mart and Best Buy have become more competitive in music and video selection and pricing. Family is responding to this competition with its dominant product selection and low prices on new releases. The Company expects increased competition from Internet retailers, such as Amazon.com, direct marketers and book and music clubs in the future.

PROPERTIES


    At July 31, 1998, the Company operated 276 stores in 36 states. Family operates stores in strip shopping centers, malls and freestanding locations. All of the Company's stores are leased, generally with terms ranging from five to ten years. The leases require the Company to pay a fixed minimum rental fee and/or a rental fee based on a percentage of net sales together with certain customary costs (such as property taxes, common area maintenance and insurance).


    The Company's corporate offices are located in Grand Rapids, Michigan in a building shared with Zondervan. The space occupied by Family comprises 51,381 square feet for office space and 9,831 square feet for warehouse space. The space is subleased from Zondervan for a term expiring on December 31, 2001, the expiration date of a lease Zondervan has with the property owner. All of the leases are accounted for as operating leases. See Note E of Notes to Financial Statements of Family Christian Stores, Inc.

EMPLOYEES

    As of July 27, 1998, Family employed 725 full-time individuals and 2,802 part-time individuals. Approximately 3,345 of these employees are engaged at the store-level and 182 are devoted to administrative and corporate support activities. The Company believes that it maintains good relations with its employees.

LEGAL PROCEEDINGS

    From time-to-time, the Company is involved in legal proceedings that the Company considers to be in the normal course of its business, none of which has resulted in any material losses to date. The Company is not currently involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to directors and executive officers of the Company:

NAME                                            AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Leslie E. Dietzman........................          55   President, Chief Executive Officer and Director
Craig G. Wassenaar........................          42   Senior Vice President, Chief Financial Officer, Treasurer and
                                                           Secretary
J. Hal Bailey.............................          41   Executive Vice President, Operations and Human Resources
William S. Nielsen........................          40   Vice President, Merchandising and Marketing
Richard M. Butler.........................          54   Vice President, Administration
Craig B. Klamer...........................          42   Vice President, Merchandise Administration
George Craig(1)...........................          58   Chairman of the Board
Peter A. Carnwath(1)......................          51   Director
Scott D. Steele(2)........................          34   Director
Neil Topham(2)............................          49   Director

------------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    LESLIE E. DIETZMAN has served as the Company's President, Chief Executive Officer and as a Director since the Company's inception in October 1994. From September 1992 to October 1994, Mr. Dietzman was the President of Family Bookstores, at that time a division of Zondervan, and was a Vice President of Zondervan. Mr. Dietzman has over 30 years of experience in retailing with various organizations, including The Wal-Mart Stores, Inc., Ames Department Stores, Mervyns and J.L. Hudson Department Stores in various senior management positions.

    CRAIG G. WASSENAAR has served as the Company's Senior Vice President, Chief Financial Officer, Treasurer and Secretary since June 1997. From January 1996 to June 1997, Mr. Wassenaar was Vice President and Chief Financial Officer of Ameriwood Industries International Corporation, a manufacturer of home and office furnishing products, responsible for finance, accounting, treasury, risk management, budgeting and information systems. From October 1994 to October 1995, Mr. Wassenaar was Vice President of Finance--Baby Care Division of Gerber Products ("Gerber"), a manufacturer of infant care products. From May 1992 to October 1994, Mr. Wassenaar served as Corporate Comptroller of Gerber.

    J. HAL BAILEY has served as Executive Vice President, Operations and Human Resources since January 1, 1997. Prior to 1997, Mr. Butler served the Family Bookstores division of Zondervan in various capacities, including as Executive Vice President, Merchandise and Marketing from July 1995 to January 1997, as Vice President, Human Resources from December 1994 to July 1995 and as Corporate Director of Human Resources from February 1992 to December 1994.

    WILLIAM S. NIELSEN has served as the Company's Vice President, Merchandise and Marketing since April 1997. Prior to that time, Mr. Nielsen served the Company as Director of Marketing from August 1995 to April 1997 and as Senior Buyer--Books from September 1994 to August 1995. From August 1989 to September 1994, Mr. Nielsen was Merchandise Manager of The Baptist Bookstores, responsible for merchandise and marketing planning.

    RICHARD M. BUTLER has served as the Company's Vice President, Administration since October 1994. Prior to that time, Mr. Butler served the Family Bookstores Division of Zondervan in various capacities, including as Business Manager from May 1989 to October 1994, as Controller from March 1986 to May 1989 and as Assistant Controller from February 1985 to March 1986.

    CRAIG B. KLAMER has served as the Company's Vice President, Merchandise Administration since April 1997. Prior to that time, Mr. Klamer served the Company and the Family Bookstores Division of Zondervan in various capacities, including as Vice President of Human Resources and Strategic Planning from July 1995 to April 1997, as Vice President of Merchandise and Marketing from June 1992 to July 1995 and as Vice President of Purchasing and Merchandising from February 1988 to June 1992.

    GEORGE CRAIG has served as the Chairman of the Board of Directors of the Company since November 1994. From April 1988 to March 1996, Mr. Craig was President and Chief Executive Officer of
HarperCollins Publishers, Inc., a subsidiary of News Corporation.

    PETER A. CARNWATH has served as a Director of the Company since May 1997. Since January 1988, Mr. Carnwath has been a Managing Director of Electra Fleming Inc., an investor in private companies.

    SCOTT D. STEELE has served as a Director of the Company since November 1994. Since May 1993, Mr. Steele has been employed by Electra Fleming, Inc., an investor in private companies, currently serving as a principal of such entity.

    NEIL TOPHAM has served as a Director of the Company since November 1994. Since April 1997, Mr. Topham has been Chief Financial Officer of Newstar Media Inc., an independent television producer and leading independent publisher of audio books. From April 1996 to April 1997, Mr. Topham served as a consultant, providing business advisory services in the publishing and retail industries. Mr. Topham was Chief Financial Officer of HarperCollins Publishers, Inc. from August 1987 to March 1996.

    In July 1998, the Company's Board of Directors approved, subject to shareholder approval, the Company's Restated Articles of Incorporation, which provide for, among other things, a classified Board of Directors. In accordance with the terms of the Restated Articles of Incorporation, the terms of office of the Board of Directors will be divided into three classes, as nearly equal in number as possible. Class I directors have terms that expire at the annual
meeting of shareholders to be held in 1999 and will initially be       . The
Class II directors have terms that expire at the annual meeting of shareholders
to be held in 2000 and will initially be         and a director to be designated
by the Electra Entities (as described below). Class III directors have terms that expire at the annual meeting of shareholders to be held in 2001 and will
initially be         . At each annual meeting of shareholders beginning with the
1999 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected. Pursuant to an agreement to be entered into in connection with the Offering (the "Electra Agreement"), among the Company, Electra Investment Trust P.L.C. and Electra Associates, Inc. (collectively the "Electra Entities"), the Company will agree to nominate to the Board of Directors one director designated by the Electra Entities for so long as the Electra Entities collectively beneficially own greater than 5% of the outstanding Common Stock. See "Description of Capital Stock--Shareholders' Agreement."

    The Restated Articles of Incorporation also provide for a minimum of five directors and a maximum of nine directors, and such limits may be revised only with the approval of 80% of the entire Board of Directors. In connection with the Offering, the Board of Directors intends to elect at least two independent directors. The identity of the independent directors has not yet been determined and may not be determined until after completion of the Offering.

    There is no family relationship between any of the directors or between any director and any executive officer of the Company. For information regarding certain business relationships between the Company and certain of its directors and executive officers, see "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS


    The Board of Directors currently has an Audit Committee and a Compensation Committee, the principal functions of which are described below. The Audit Committee, among other things, makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent certified public accountants and reviews the Company's accounting practices and controls. The Audit Committee currently consists of Mr. Topham and Mr. Steele. The Compensation Committee administers the Company's compensation and benefit programs and makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee also reviews and establishes the compensation structure for the Company's officers and directors, including salary rates, participation in incentive compensation and benefit programs, 401(k) plans, stock purchase plans and other forms of compensation, including stock options. The Compensation Committee currently consists of Mr. Craig and Mr. Carnwath. In connection with the Offering and the election of independent directors, the Audit Committee and the Compensation Committee will be reconstituted to include the new independent directors.


DIRECTOR COMPENSATION


    Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors. Non-employee directors
receive an annual retainer of $     per year. Messrs. Craig and Topham also each
receive compensation of $75,000 per year in payment for strategic planning, financial and investment advisory services rendered to the Company by them in their capacities as directors. See "Certain Transactions." In addition, each
non-employee director receives $    for attendance at each meeting of the Board
of Directors. The Company reimburses its non-employee directors for the reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and its committees. [Pursuant to the 1998 Stock Plan (as defined), each non-employee director will be granted an option on the date
of each annual meeting of shareholders to purchase         shares of Common
Stock. The per share exercise price of options granted to directors under the 1998 Stock Plan will be 100% of the fair market value of the Common Stock on the date each option is granted.] See "--Stock Option and Restricted Stock Plan of 1998."


INDEMNIFICATION AND LIMITATION OF LIABILITY

    The Restated Articles of Incorporation and Bylaws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers of the Company to the fullest extent permitted by the Michigan Business Corporation Act ("MBCA"). Additionally, the Company will enter into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties. The MBCA provides that a director of a corporation will not be personally liable for monetary damages to the corporation or its shareholders for breach of fiduciary duty as a director, except for liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm to the corporation or its shareholders; (iii) a violation of
Section 551 of the MBCA (relating to unlawful declaration of dividends and distributions); or (iv) an intentional criminal act. The MBCA further provides that a corporation may not limit a director's liability for violation of, or otherwise relieve its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

    The provisions are intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular situation, shareholders may not have an effective remedy against a director in connection with such conduct.

    As permitted by the MBCA, the Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise and (ii) any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. However, no claim for indemnification by any person pursuant to (ii) shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company. The Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against them in any such capacity, or arising out of their status as such, whether or not the Company would have the power to indemnify such directors and officers against such liabilities under the Bylaws.

    There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company which could give rise to an indemnification obligation on the part of the Company. In addition, except as described herein, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. In the last completed fiscal year, matters with respect to the compensation of executive officers of the Company were determined by the full Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation for the fiscal year ended January 25, 1998 for the Company's Chief Executive Officer and each of its four most highly compensated executive officers whose annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                 -------------
                                                           ANNUAL COMPENSATION    SECURITIES
                                                          ---------------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                               SALARY($)   BONUS($)    OPTIONS (#)   COMPENSATION($)
--------------------------------------------------------  ----------  ---------  -------------  ----------------
Leslie E. Dietzman,
 President and Chief Executive Officer..................  $  262,053  $  83,030                    $   23,309(1)
Craig G. Wassenaar
 Senior Vice President, Chief Financial Officer,
 Treasurer and Secretary (2)............................      95,497     24,696             (3)         1,834(4)
J. Hal Bailey
 Executive Vice President, Operations
 and Human Resources....................................     114,066     30,337       --                9,004(5)
Richard M. Butler
 Vice President, Administration.........................      97,189     25,814       --               12,608(6)
Craig B. Klamer
 Vice President, Merchandise Administration.............      93,028     24,749       --                7,374(7)

------------------------------

(1) Consists of $14,675 in contributions made by the Company to its 401(k) Savings Plan on behalf of Mr. Dietzman and $8,634 in premiums paid by the Company for life insurance, a portion of which was paid with respect to term life insurance and a portion of which Mr. Dietzman has been allocated an interest in the cash surrender value under such policy.

(2) Mr. Wassenaar commenced employment with the Company on June 23, 1997. The amounts reported for Mr. Wassenaar are for services rendered to the Company from June 23, 1997, until January 25, 1998.


(3) Mr. Wassenaar was granted an option to purchase   shares of Common Stock
    with an exercise price of $.01 per share at the commencement of his employment with the Company. Such option vests at the rate of 20% per year on each of the first five anniversaries of the date of his employment.


(4) Consists of premiums paid by the Company for life insurance, a portion of which was paid with respect to term life insurance and a portion of which Mr. Wassenaar has been allocated an interest in the cash surrender value under such policy.

(5) Consists of $7,496 in contributions made by the Company to its 401(k) Savings Plan on behalf of Mr. Bailey and $1,508 in premiums paid by the Company for life insurance, a portion of which was paid with respect to term life insurance and a portion of which Mr. Bailey has been allocated an interest in the cash surrender value under such policy.

(6) Consists of $10,772 in contributions made by the Company to its 401(k) Savings Plan on behalf of Mr. Butler and $1,836 in premiums paid by the Company for life insurance, a portion of which was paid with respect to term life insurance and a portion of which Mr. Butler has been allocated an interest in the cash surrender value under such policy.

(7) Consists of $5,582 in contributions made by the Company to its 401(k) Savings Plan on behalf of Mr. Klamer and $1,792 in premiums paid by the Company for life insurance, a portion of which was paid with respect to term life insurance and a portion of which Mr. Klamer has been allocated an interest in the cash surrender value under such policy.

    The following tables set forth information with respect to stock options granted to and exercised by the Named Executive Officers during the fiscal year ended January 25, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                      -------------------------------------------------------------
                                          NUMBER OF         % OF TOTAL
                                          SECURITIES      OPTIONS GRANTED  EXERCISE OR                   GRANT DATE
                                      UNDERLYING OPTIONS  TO EMPLOYEES IN  BASE PRICE   EXPIRATION     PRESENT VALUE
NAME                                      GRANTED(#)        FISCAL YEAR      ($/SH)        DATE            ($)(1)
------------------------------------  ------------------  ---------------  -----------  -----------  ------------------
Leslie E. Dietzman(2)...............                              14.3%     $              1/22/03      $
Craig G. Wassenaar(3)...............                              85.7                        None

------------------------------

(1) Based on the Black-Scholes option pricing model expressed as a ratio of times the number of shares. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an option holder will be at or near the value estimated by the Black-Scholes model. No adjustments were made for the non-transferability of the options or to reflect any risk of forfeiture before vesting. The Company's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

(2) The per share exercise price of the option is equal to the market value of Common Stock on the date each option was granted. The outstanding option has a five year term.

(3) The option granted to Mr. Wassenaar vests at the rate of 20% per year on each of the first five anniversaries of the date of his employment and has no expiration date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SHARES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                FISCAL YEAR END(#)        FISCAL YEAR END($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Leslie E. Dietzman........................................                    --         $            $
Craig G. Wassenaar........................................      --

------------------------------

(1) Based on the fair market value as of January 25, 1998 ($    per share),
    minus the per share exercise price multiplied by the number of shares.

EMPLOYMENT AGREEMENTS


    In connection with the closing of the Offering, the Company will enter into employment agreements with each of Messrs. Dietzman, Wassenaar, Bailey, Butler and Klamer. Mr. Dietzman's employment agreement will provide for a term of two years and each of the other executives' agreements will provide for a term of one year, each with automatic one-year extensions until either the executive or the Company notifies the other of its desire not to extend the agreement. Pursuant to their respective employment agreements, Messrs. Dietzman, Wassenaar,
Bailey, Butler and Klamer will be paid base salaries of $      , $      ,
$      , $      and $      per year, respectively. In addition, such agreements
will provide for discretionary annual bonuses as determined by the Board of Directors. The employment agreements will also provide for standard employee benefits, including participation in the Company's welfare and benefit programs.



    Each of the employment agreements will provide that if the Company terminates the executive's employment without "cause" (as defined in the employment agreements), then such executive shall be entitled to receive his base salary at the rate then in effect for a period of two years, in the case of

Mr. Dietzman, or one year, in the case of the other executives, a bonus equal to the average annual discretionary bonus paid to such executive in the preceding two-year period prior to such termination for two years, in the case of Mr. Dietzman, or one year, in the case of the other executives, and vesting of all outstanding equity awards. In addition, Mr. Dietzman's agreement will provide that his employment shall continue for a period of two years following a Change of Control (as defined in the employment agreement). If Mr. Dietzman voluntarily terminates his employment for any reason during the 30-day period following the expiration of the six-month period commencing upon the occurrence of a Change of Control, Mr. Dietzman will be entitled to receive a lump-sum severance payment, continued welfare benefits and payment of certain awards under any long-term performance plans. In addition, on each anniversary date of the employment agreement, each executive will be eligible to receive a grant of options to purchase additional shares of Common Stock as approved by the Compensation Committee, in its discretion.


    The employment agreements will provide that during the term of employment, each executive will be subject to certain confidentiality and non-solicitation restrictions.

EMPLOYEE BENEFIT PLANS

    STOCK OPTION AND RESTRICTED STOCK PLAN OF 1998.  In       , the Company's
Board of Directors adopted, and the shareholders approved, the Family Christian Stores 1998 Stock Option and Restricted Stock Plan (the "1998 Stock Plan"). The 1998 Stock Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). All officers (including officers who are also directors), employees, consultants and advisors of the Company are eligible for discretionary awards under the 1998 Stock Plan. The 1998 Stock Plan provides for stock-based incentive awards, including incentive stock options, non-qualified stock options, restricted stock, performance shares, stock appreciation rights and deferred stock. The 1998 Stock Plan permits the Board of Directors, or the Committee, as the case may be, to select eligible persons to receive awards and to determine certain terms and conditions of such awards, including the vesting schedule and exercise price of each award, and whether such award shall accelerate upon the occurrence of a change in control of the Company. Under the 1998 Stock Plan, options to purchase Class A Common Stock may be granted with an option exercise price that is less than the then current market value of such stock.

    Under the 1998 Stock Plan, options, restricted stock, performance shares or
stock appreciation rights covering no more than       % of the shares reserved
for issuance under the 1998 Stock Plan may be granted to any participant in any
one year. A total of       shares have been reserved for issuance under the 1998
Stock Plan. Pursuant to such discretionary awards, the Company has granted to certain officers, employees, advisors and consultants, options to purchase an
aggregate of approximately       shares of Class A Common Stock under the 1998
Stock Plan at the initial public offering price.

    The 1998 Stock Plan may be amended, suspended or terminated at any time. However, the maximum number of shares that may be sold or issued under the 1998 Stock Plan may not be increased, nor may the class of persons eligible to participate in the 1998 Stock Plan be altered, without the approval of the Company's shareholders; provided, however, that adjustments to the number of shares subject to the 1998 Stock Plan and to individual awards thereunder and/or to the exercise price of awards previously granted are permitted without shareholder approval upon the occurrence of certain events affecting the capital structure of the Company. With respect to any other amendments to the 1998 Stock Plan, the Board of Directors or the Committee may, in its discretion, determine that such amendment shall become effective only upon approval by the shareholders of the Company if the Board of Directors or the Committee determines that such shareholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax laws or any other laws or for the purpose of satisfying applicable stock exchange listing requirements.

    MANAGEMENT STOCK OPTION PLAN. The Company's Management Stock Option Plan (the "Management Plan") was adopted by the Board of Directors on November 21, 1997, to be effective as of November 1, 1994. The Management Plan provides for the issuance of options to purchase Class B Common Stock on a fully-diluted basis upon the attainment of certain performance goals. Options issued under the Management Plan are intended to provide performance-based compensation under
Section 162(m) of the Code. A maximum of 5% of the Company's outstanding shares of Common Stock as of November 17, 1994 (subject to adjustment) was allocated for grant under the Management Plan. As of the date hereof, options to purchase
an aggregate of       shares have been granted pursuant to the Management Plan.
The Management Plan provides for automatic achievement of fiscal 1994 performance goals, in consideration of the successful management buyout, and
options to purchase an aggregate of       shares of Common Stock were granted in
recognition of such performance. The Management Plan does not provide for performance goals for fiscal 1995 and 1996 and no awards were granted in such years. In fiscal 1997, the Management Plan established performance goals related to EBITDA. These goals were met and options to purchase an aggregate of shares of Common Stock were granted.


    The Management Plan is administered by the Compensation Committee. Participation in the Management Plan is limited to senior Company officers authorized by the Compensation Committee as participants and other senior Company officers named as initial participants in the Management Plan. Options
granted under the Management Plan have a price per share of $        and are
exercisable on the date of the Company's public announcement of an initial public offering, or earlier upon the occurrence of certain events set forth in the Management Plan. All exercise rights under the Management Plan terminate five years after the consummation of an initial public offering, or earlier upon the occurrence of certain events set forth in the Management Plan.


    The Board may amend the Management Plan provided that an amendment may not increase the benefits to participants, increase the number of shares of stock available or modify the eligibility requirements unless approved by shareholders. The Management Plan will terminate when all shares subject to options that have become exercisable have been purchased or the rights to purchase such stock have expired or been forfeited. Upon certain changes in control of the Company, including a reorganization, reclassification, merger or consolidation, the successor corporation must assume the duty to observe and perform the terms and conditions of any outstanding options under the Management Plan and all obligations and liabilities thereof. After the Offering, no further option grants will be made pursuant to the Management Plan.



    INCENTIVE GROUP STOCK OPTION PLAN. The Company's Incentive Group Stock Option Plan (the "Incentive Plan") was adopted by the Board of Directors on November 21, 1997, to be effective as of November 1, 1994. The Incentive Plan provides for the issuance of options to purchase Class B Common Stock on a fully-diluted basis upon the attainment of certain performance goals. The Incentive Plan is administered by the Compensation Committee. Participation in the Incentive Plan is limited to members of middle and senior management of the Company. A maximum of 3% of the Company's outstanding shares of Common Stock as of November 17, 1994 (subject to adjustment) was allocated for grant under the Incentive Plan. As of the date hereof, options to purchase an aggregate of shares have been granted pursuant to the Incentive Plan. The Incentive Plan provides for automatic achievement of fiscal 1994 performance goals, in consideration of the successful management buyout, and options to purchase an
aggregate of       shares of Common Stock were granted in recognition of such performance. The Incentive Plan does not provide for performance goals for fiscal 1995 and 1996 and no awards were granted in such years. In fiscal 1997, the Incentive Plan established performance goals related to EBITDA. These goals
were met and options to purchase an aggregate of       shares of Common Stock
were granted. The Incentive Plan will terminate when all shares subject to options that have become exercisable have been purchased or the rights to purchase such shares have expired or been forfeited. After the Offering, no further option grants will be made pursuant to the Incentive Plan.

    The Incentive Plan has substantially similar terms and conditions to those described above in "Management Stock Option Plan," including those with respect to exercise price and powers of the Compensation Committee.

    1997 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1997 Employee Stock Purchase Plan (the "Employee Stock Plan") was adopted by the Board of Directors on November 21, 1997, to be effective as of November 30, 1997. A maximum of shares of the Company's Class A Common Stock is available under the Employee Stock Plan (subject to adjustment). The Employee Stock Plan is administered by the Compensation Committee. The Employee Stock Plan provides for the purchase of Class A Common Stock by employees of the Company. Purchases are made from an individual participant's contribution account funded through payroll deductions. The Employee Stock Plan is not intended to qualify as an employee stock purchase plan under Section 423 of the Code. Subject to certain conditions and limitations, all employees of the Company are eligible to participate in the Employee Stock Plan. The purchase price per share for the first $2,000 of Class A Common Stock purchased pursuant to the Employee Stock Plan by any participant in any calendar year is 85% of the established value on the commencement date of the plan quarter. The price per share for Class A Common Stock purchased in excess of $2,000 in a calendar year is 100% of the established value. Following the consummation of the Offering, the Company intends to amend the Employee Stock Plan to provide that the purchase price for the first $2,000 is 85% of the average of the low and high sales price reported on The Nasdaq Stock Market on the last day of a plan quarter and 100% of such price for amounts over $2,000. No employee may acquire the right to purchase Class A Common Stock pursuant to the Employee Stock Plan if (i) immediately after receiving the right, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company, (ii) the right would permit the employee to own an aggregate cumulative value of Class A Common Stock in excess of $50,000 or (iii) the purchase would result in the purchase of Class A Common Stock with an aggregate purchase price in excess of $5,000 in any calendar year.

    The Board of Directors may amend the Employee Stock Plan at any time; subject to certain limitations. The Board of Directors can suspend operation of the Employee Stock Plan for any period. The Employee Stock Plan automatically terminates upon the earlier of the purchase by participants of all shares of Class A Common Stock subject to the Employee Stock Plan or November 30, 2007.

                              CERTAIN TRANSACTIONS

    On November 14, 1994, the Company entered into an agreement (the "Shareholders' Agreement") with certain shareholders of the Company, including the Electra Entities, which provides for, among other things, a maximum number of directors, the election of up to two directors at the direction of the Electra Entities and certain preemptive rights. Upon consummation of the Offering, the Shareholders' Agreement will be terminated and the Company will enter into the Electra Agreement which will provide for, among other things, the nomination by the Company to the Board of Directors of a director designated by the Electra Entities.

    On July 31, 1997,         shares of Common Stock were issued to Mr. Topham,
a director of the Company, as payment for consulting and other services provided to the Company in connection with the private placement of Common Stock on August 31, 1997.

    In connection with the purchase of         shares of Common Stock by Mr.
Dietzman, Chief Executive Officer, President and a director of the Company, on November 14, 1994, the Company entered into a term loan with Mr. Dietzman in the amount of $225,000, with an annual rate of interest of 8%, which loan matures on November 14, 2001. The loan is payable in full in annual installments of $43,216, principal and interest.

    In connection with the purchase of         shares of Common Stock by Mr.
Dietzman on July 31, 1997, the Company entered into a term loan with Mr. Dietzman in the amount of $37,500, with an annual rate of interest of 8%, which loan matures on July 31, 2004. The loan is payable in full in annual installments of $7,000, principal and interest.

    In connection with the purchase of         shares of Common Stock by Mr.
Bailey, Executive Vice President, Operations and Human Resources of the Company, on November 14, 1994, the Company entered into a term loan with Mr. Bailey in the amount of $60,000, with an annual rate of interest of 8%, which loan matures on November 14, 2001. The loan is payable in full in equal annual installments of $11,524, principal and interest.

    In connection with the purchase of         shares of Common Stock by Mr.
Butler, Vice President, Administration of the Company, on November 14, 1994, the Company entered into a term loan with Mr. Butler in the amount of $80,000, with an annual rate of interest of 8%, which loan matures on November 14, 2001. The loan is payable in full in equal annual installments of $15,366, principal and interest.

    In connection with the purchase of         shares of Common Stock by Mr.
Klamer, Vice President, Merchandise Administration of the Company, on November 14, 1994, the Company entered into a term loan with Mr. Klamer in the amount of $50,000, with an annual rate of interest of 8%, which loan matures on November 14, 2001. The loan is payable in full in equal annual installments of $9,604, principal and interest.

    Messrs. Topham and Craig, directors of the Company, are parties to consulting agreements, each dated November 2, 1994, which provide that in exchange for their services as consultants and directors, the Company will pay them $100,000 and $50,000, respectively. On November 21, 1997, the Company extended the terms of such agreements to November 30, 2000, and adjusted the annual payments to $75,000 for each of Messrs. Topham and Craig.

    Messrs. Carnwath and Steele, directors of the Company, are Managing Director and Principal, respectively, of Electra. Pursuant to the Securities Agreement, on November 15, 1994, the Electra Entities purchased the Company's Senior Subordinated Notes due 2003, in the aggregate principal amount of $5.0 million (which notes were repaid in connection with the execution of the Company's Amended and Restated Loan Agreement) and warrants to purchase Common Stock. The Electra Entities received certain anti-dilution, registration, and other rights in connection with their purchase of the notes and warrants. See "Description of Capital Stock--Warrants", "--Registration Rights" and "--Shareholders' Agreement."

    Pursuant to the terms of an agreement, between the Company and Electra Inc., an affiliate of the Electra Entities, dated as of November 14, 1994 (the "Advisory Agreement"), the Company is required to pay Electra Inc. an annual fee of $100,000, plus all reasonable expenses related thereto for providing consulting services to the Company. This obligation will terminate upon consummation of the Offering.

    Pursuant to Buy and Sell Agreements among the Company and its existing shareholders, including the Electra Entities, dated as of November 14, 1994 and May 4, 1995 (collectively, the "Buy and Sell Agreements"), existing shareholders (other than the Electra Entities) are restricted from transferring (other than to Permitted Transferees, as defined therein) their shares of Common Stock unless they obtain the consents of (A) (i) 75% of the shares held by non-Electra entities, (ii) the Electra Entities and (iii) the Company (in the case of certain transfers) or (B) (i) the Electra Entities and (ii) the Company (in the case of certain other transfers). Pursuant to the terms of one of such agreements the Electra Entities have certain "tag-along" rights and may participate in a proposed sale of shares to a third party on a pro rata basis. If a shareholder proposed to transfer any of its shares, then in certain circumstances the Electra Entities also have the option to purchase such shares. The Buy and Sell Agreements automatically terminate upon the consummation of the Offering. See "Description of Capital Stock--Buy and Sell Agreement."

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock on the date of this Prospectus and as adjusted to reflect the sale of the Common Stock offered hereby of (i) each shareholder of the Company selling Common Stock in this Offering (a "Selling Shareholder"), (ii) each person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (iii) each of the Named Executive Officers, (iv) each director of the Company and (v) all executive officers and directors of the Company as a group.


                                                                                           BENEFICIAL OWNERSHIP
                                            BENEFICIAL OWNERSHIP                           AFTER OFFERING(2)(3)
                                              BEFORE OFFERING                         -------------------------------
                                           ----------------------                                 PERCENT    PERCENT
                                                         PERCENT   NUMBER OF SHARES                 OF         OF
                                                           OF         TO BE SOLD                  EQUITY     VOTING
 NAME AND ADDRESS OF BENEFICIAL OWNER(1)     SHARES       CLASS     IN THE OFFERING    SHARES    INTEREST   INTEREST
-----------------------------------------  -----------  ---------  -----------------  ---------  ---------  ---------
Cayman National Trust Co. Ltd.(4)........
Fourth Floor, Cayman National Building
Elgin Avenue
Georgetown, Grand Cayman

Electra Investment Trust P.L.C.(5).......
320 Park Avenue - 28th
New York, NY 10022

Electra Associates, Inc.(6)..............
320 Park Avenue - 28th
New York, NY 10022

Bruce E. and Jeralyn G. Ryskamp(7).......
5300 Patterson SE
Grand Rapids, MI 49530

Charles E. Cook..........................
James G. and Pamela B. Reimann...........
The Jeffrey R. Smith Trust...............
The Susan K. Smith Trust.................

Leslie E. Dietzman(8)(9).................
Craig G. Wassenaar.......................
J. Hal Bailey(9).........................
William S. Nielsen.......................
Richard M. Butler(9).....................
Craig B. Klamer(9).......................
George Craig(4)..........................
Peter A. Carnwath(10)....................
Scott D. Steele(11)......................
Neil Topham..............................

All executive officers and directors of
  the Company as a group
  (10 persons)...........................


--------------------------

*   Less than one percent.

(FOOTNOTES ON FOLLOWING PAGE)

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that each shareholder named in this table has sole investment and voting power with respect to the shares set forth opposite such shareholder's name. Percentage ownership is calculated in acccordance with Rule 13d-3 promulgated under the Exchange Act. Shares of Common Stock subject to options and warrants currently exercisable or excercisable within 60 days
     of                , 1998 are deemed outstanding for purposes of computing
     the percentage of the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage of any other person or entity.


 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) All existing shares of Common Stock outstanding prior to the Offering will be converted into the same number of shares of Class B Common Stock upon the consummation of the Offering.

 (4) Consists of       shares of Common Stock owned by the Cayman National Trust
     Co. Ltd., as trustee for the Jamestown Trust, of which Mr. Craig is a beneficiary.

 (5) Includes       shares of Common Stock issuable upon exercise of warrants
     owned by Electra Investment Trust P.L.C. which are exercisable within 60
     days of           , 1998. Also includes    shares of Common Stock held by
     Electra Associates, Inc., an affiliate of Electra Investment Trust P.L.C.

 (6) Consists of       shares of Common Stock issuable upon exercise of warrants
     owned by Electra Associates, Inc. which are exercisable within 60 days of
                , 1998. Also includes    shares of Common Stock held by Electra
     Investment Trust P.L.C., an affiliate of Electra Associates, Inc.

 (7) Includes       shares of Common Stock owned by the Bruce E. Ryskamp Living
     Trust and       shares of Common Stock owned by the Jeralyn G. Ryskamp
     Living Trust, for each of which Mr. and Mrs. Ryskamp act as co-trustees.

 (8) Includes       shares of Common Stock issuable upon exercise of outstanding
     stock options which are exercisable within 60 days of           , 1998.

 (9) Consists of       shares of Common Stock issuable upon exercise of
     outstanding stock options which are exercisable within 60 days
     of           , 1998.

(10) Does not include       shares of Common Stock owned by Electra Investment
     Trust P.L.C. and Electra Associates, Inc. Mr. Carnwath is a Managing Director of Electra Fleming, Inc. Electra Fleming, Inc. is 50% owned by Electra Investment Trust P.L.C. and manages all of its assets. However, Electra Fleming, Inc. does not control the voting power of the shares of Common Stock owned by Electra Investment Trust P.L.C. Mr. Carnwath disclaims beneficial ownership of such shares.

(11) Does not include       shares of Common Stock owned by Electra Investment
     Trust P.L.C. and Electra Associates, Inc. Mr. Steele is a Principal of Electra Fleming, Inc. Electra Fleming, Inc. is 50% owned by Electra Investment Trust P.L.C. and manages all of its assets. However, Electra Fleming, Inc. does not control the voting power of the shares of Common Stock owned by Electra Investment Trust P.L.C. Mr. Steele disclaims beneficial ownership of such shares.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Restated Articles of Incorporation and Bylaws is a summary and is qualified in its entirety by reference to the provisions of the Restated Articles of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The Restated Articles of Incorporation authorize the issuance of 10,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock. Upon the consummation of the Offering, each share of the Company's existing Common Stock will be converted into one share of Class B Common Stock.

    VOTING. The holders of Common Stock will generally be entitled to vote as a single class on all matters upon which shareholders have a right to vote, subject to the requirements of the applicable laws and the rights of any series of Preferred Stock to a separate class vote. Each share of Class A Common Stock entitles its holder to one vote and each share of Class B Common Stock entitles its holder to 10 votes. Unless otherwise required by law, and so long as their rights would not be adversely affected, the holders of Common Stock will not be entitled to vote on any amendment to the Restated Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock.

    DIVIDENDS AND OTHER DISTRIBUTIONS. The holders of Class A Common Stock and Class B Common Stock will be entitled to equal dividends when declared by the Board of Directors, except that all dividends payable in Common Stock will be paid in the form of Class A Common Stock to holders of Class A Common Stock and in the form of Class B Common Stock to holders of Class B Common Stock. Neither class of Common Stock may be split, divided or combined unless the other class isproportionally split, divided or combined.

    In the event of a liquidation or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock will be treated on an equal per share basis, and will be entitled to receive all of the remaining assets of the Company following distribution of the preferential and/or other amounts to be distributed to any holders of preferred stock.

    ISSUANCE OF CLASS B COMMON STOCK, OPTIONS, RIGHTS OR WARRANTS. Subject to certain provisions regarding dividends and other distributions described above, the Company will not be entitled to issue additional shares of Class B Common Stock, or issue options, rights or warrants to subscribe for additional shares of Class B Common Stock, except that the Company may make a pro rata offer to all holders of Common Stock of rights to purchase additional shares of the class of Common Stock held by them. The Class A Common stock and the Class B Common Stock will be treated equally with respect to any offer by the Company to holders of Common Stock of options, rights or warrants to subscribe for any other capital stock of the Company.

    MERGER. In the event of a merger, the holders of Class A Common Stock and Class B Common Stock will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), the Company may (but is not required
to) provide for the holders of Class B Common Stock to receive consideration entitling them to 10 times the number of votes per share as the consideration being received by holders of the Class A Common Stock.

    CONVERSION OF CLASS B COMMON STOCK. The Class B Common Stock will be convertible into Class A Common Stock on a share-for-share basis (i) at the option of the holder thereof at any time, (ii) upon transfer of a person or entity which is not a Permitted Transferee (as defined in the Restated Articles of Incorporation), (iii) at such time as a corporation, partnership, limited liability company, trust or charitable organization ceases to be 100% controlled by Permitted Transferees and (iv) on the date on which the number of shares of Class B Common Stock outstanding is less than 15% of the then outstanding shares of

Common Stock (without regard to voting rights). In general, Permitted Transferees will include natural persons who currently hold shares of Class B Common Stock, their spouses, ancestors and descendants, their descendant's spouses and certain charitable organizations and trusts (including charitable trusts) or other entities controlled by such persons.

    PREEMPTIVE RIGHTS. The holders of shares of capital stock of the Company will not have any preemptive rights with respect to any outstanding or newly issued capital stock of the Company.

PREFERRED STOCK

    Upon the approval of 80% of the entire Board of Directors of the Company, the Board of Directors is authorized to issue, without further shareholder approval, up to 5,000,000 shares of Preferred Stock, no par value, from time to time in one or more series and to fix such designations, powers, preferences and relative voting, distribution, dividend, liquidation, transfer, redemption, conversion and other rights, preferences, qualifications, limitations or restrictions thereon. Any such Preferred Stock could have priority over Common Stock as to dividends and as to the distribution of the Company's assets upon any liquidation, dissolution or winding up of the Company. The Company has no present plan to issue any shares of preferred stock. See "Certain Charter and Bylaws Provisions--Blank Check Preferred Stock."

WARRANTS

    In connection with the Company's formation, the Company entered into the Securities Agreement with certain shareholders including the Electra Entities. Under the terms of the Securities Agreement, the Electra Entities received warrants to purchase up to 28% of the fully diluted Common Stock of the Company at an exercise price of $.01 per share. The warrants were exercisable as to 18% of the shares of Common Stock outstanding as of November 14, 1994 ("Series A Warrants") and as to the following amounts based upon the timing of a "Triggering Event": (i) an additional 2% of the total shares of Common Stock outstanding on December 31, 1996 if a Triggering Event did not occur by December 31, 1996 ("Series B Warrants"), which warrants have been issued to the Electra Entities; (ii) an additional 4% of the total shares of Common Stock outstanding on December 31, 1998 if a Triggering Event does not occur by December 31, 1998; and (iii) an additional 4% of the total shares of Common Stock outstanding on December 31, 1999 if a Triggering Event does not occur by December 31, 1999. The Securities Agreement defines a "Triggering Event" as the occurrence of (i) the payment in full of all of the senior subordinated notes which are the subject of the Securities Agreement and (ii) either (a) an initial public offering or (b) a sale of all or substantially all of the capital stock or assets of the Company for certain specified amounts. Upon consummation of the Offering, the Company will not be required to issue additional warrants under the Securities Agreement. The expiration date of all of the described warrants is November 14, 2004. The Series A Warrants and the Series B Warrants currently are exercisable. The Electra Entities have informed the Company that they will exercise the Series A Warrants and the Series B Warrants upon consummation of the Offering.

SHAREHOLDERS' AGREEMENT

    Pursuant to the terms of the Shareholders' Agreement, the maximum number of directors comprising the Board of Directors of the Company may not exceed five prior to an initial public offering, and eight after the consummation of an initial public offering, provided that the Electra Entities and any permitted transferees (the "Institutional Investors") own at least 10% of the fully diluted shares of the Company. The Shareholders' Agreement further provides that the current shareholders will elect two directors (the "Institutional Directors") designated by the Institutional Investors to the Board. If the Institutional Investors cease to hold at least (i) 10% of the fully diluted shares of the Company, then the current shareholders must elect only one Institutional Director or (ii) 5% of the fully diluted shares, then the current shareholders have no obligation to elect an Institutional Director. The Institutional Investors also have certain rights to direct voting as to all matters submitted to a shareholder vote for shareholder consent. See "Description of Capital Stock--Registration Rights." Upon the consummation of the Offering, the Shareholders' Agreement will terminate and the Electra Entities and the Company will enter into the Electra Agreement. The Electra Agreement will provide for, among other things, the Electra Entities to designate one director to be nominated by the Company, so long as the Electra Entities collectively beneficially own greater than 5% of the Common Stock.

REGISTRATION RIGHTS

    The Company has entered into a registration rights agreement (the "Registration Rights Agreement") with the Electra Entities covering in the
aggregate           shares of Common Stock. The Registration Rights Agreement
provides that upon request from a holder or holders ("Initiating Holders") of certain amounts of registrable securities, requesting that the Company effect the registration under the Securities Act of all or any part of the Initiating Holders' registrable securities, the Company will effect the registration under the Securities Act of (i) the registrable securities which the Company has been requested to register by the Initiating Holders, and (ii) all other registrable securities which the Company has been requested to register by other holders thereof. The Company has agreed to pay all costs associated with these registrations.

BUY AND SELL AGREEMENTS

    Pursuant to the Buy and Sell Agreements, existing shareholders (other than the Electra Entities) are restricted from transferring (other than to Permitted Transferees, as defined therein) their shares of Common Stock unless they obtain the consents of (A) (i) 75% of the shares held by non-Electra Entities, (ii) the Electra Entities and (iii) the Company (in the case of certain transfers) or (B)
(i) the Electra Entities and (ii) the Company (in the case of certain other transfers). The Company has the option to purchase shares proposed to be transferred by any shareholder and, if the Company does not do so, the remaining shareholders have a similar option. If neither the Company nor shareholders exercise their options to purchase shares proposed to be sold by an existing shareholder to a third party under one of such agreements, then the Electra Entities have certain "tag-along" rights and may participate in the sale on a pro rata basis. Certain Shareholders also are subject to certain "drag-along" provisions, which provide that in the event 50% or more of the Common Stock is transferred, such shareholders may be required to sell also. The Buy and Sell Agreements automatically terminate upon the consummation of the Offering. See "Certain Transactions."

CERTAIN CHARTER AND BYLAW PROVISIONS

    In addition to the control of the Company that the holders of Class B Common Stock will have upon consummation of the Offering, the following provisions of the Company's Restated Articles of Incorporation and Bylaws could have the effect of discouraging, delaying or making more difficult certain attempts to acquire the Company or to remove an incumbent director even if the majority of shareholders were to deem such an attempt to be in the best interests of the Company and its shareholders.

    PROVISIONS REGARDING THE BOARD OF DIRECTORS. The Company's Restated Articles of Incorporation will provide that the Company's Board of Directors be classified into three classes serving staggered, three-year terms. As a result, only one class of directors will be elected at each annual meeting of shareholders of the Company, with the other classes continuing for their respective terms. See "Management."

    The Company's Restated Articles of Incorporation and Bylaws will establish an advance notice procedure for nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and for submission of shareholder proposals to be considered at meetings of shareholders. In general, notice of intent to nominate a director or raise business at such meeting must be received by the Company not less than 120 days prior to the date of an annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting.

    The Company's Restated Articles of Incorporation will provide, subject to the rights of any series of Preferred Stock then outstanding, that directors may be removed from office only for cause and only upon the affirmative vote of at least a majority of the total number of directors then in office, or by at least a majority vote of the shares of the Company then entitled to vote at an election for directors. Vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled only by the remaining directors, not by shareholders.

    SUPERMAJORITY VOTE PROVISIONS. The Restated Articles of Incorporation will provide that, in addition to any vote required by law or other provisions of the Restated Articles of Incorporation, the affirmative vote of not less than 80% of the outstanding shares of voting stock is required for the approval of certain business combinations between the Company or a subsidiary and any interested shareholder. The provisions would not apply if the proposed transaction is approved by a majority of continuing directors who are unaffiliated with the interested shareholder.

    AMENDMENTS TO THE RESTATED ARTICLES OF INCORPORATION. Certain provisions of the Company's Restated Articles of Incorporation, including those relating to powers of the Board of Directors, indemnification, actions by written consent of shareholders, classification of the Board of Directors, the removal of directors and limitations of certain director liability may only be amended by (i) the affirmative vote of the holders of not less than two-thirds of the outstanding stock of the Company entitled to vote for the election of directors, or (ii) the affirmative vote of a majority of the full Board of Directors and of the holders of a majority of the outstanding stock of the Company entitled to vote for the election of directors.

    ACTION BY SHAREHOLDERS; SPECIAL MEETING OF SHAREHOLDERS. The Restated Articles of Incorporation will provide that shareholders are permitted to take action only at a duly called annual or special meeting of shareholders and may not take action by consent in writing by shareholders except by unanimous written consent. The Restated Bylaws will not grant the shareholders the right to call a special meeting of shareholders. Under the Restated Bylaws, special meetings of shareholders may be called only by the Company's President or the Board of Directors.

    BLANK CHECK PREFERRED STOCK.  The Restated Articles of Incorporation will
provide for         authorized shares of Preferred Stock, none of which has been issued. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, the Restated Articles of Incorporation will provide the Board of Directors broad power to establish the rights and preferences of authorized but unissued Preferred Stock. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights of, including voting rights in the event a particular series of Preferred Stock is given a disproportionately large number of votes per share, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company that may be favored by certain shareholders. The Board of Directors does not currently intend to seek shareholder approval prior to any issuance of Preferred Stock, unless required by law.

CERTAIN STATUTORY PROVISIONS

    The Company is subject to Chapter 7A of the MBCA, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. Such requirements do not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

    Chapter 7B of the MBCA provides that, unless a corporation's articles of incorporation or bylaws provide that Chapter 7B does not apply, "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. "Control shares" are shares which, when added to shares previously owned by a shareholder, increase such shareholder's ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority, of the votes to which all of the capital stock of the corporation is entitled. A control share acquisition must be approved by the affirmative vote of a majority of all shares entitled to vote excluding voting shares owned by the acquiror and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or certain other transactions described in Chapter 7B. The bylaws of the Company currently contain a provision pursuant to which the Company has opted not to be subject to Chapter 7B, but the board of directors may, in its sole discretion, elect to become subject to Chapter 7B by amending such bylaws.

TRANSFER AGENT AND REGISTRAR

    First Chicago Trust Company of New York has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of shares of Class A Common Stock by the Company's current shareholders could adversely affect the market price of the Class A Common Stock. Upon the closing of the Offering, based upon the number of shares
outstanding at         , 1998, the Company will have outstanding an aggregate of
      shares of Class A Common Stock (      shares if the Underwriters'
over-allotment option is exercised in full). In addition, based upon the number
of shares outstanding at         , 1998, the Company has reserved for issuance
      shares issuable upon exercise of outstanding options. The       shares of
Class A Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, except for such shares acquired by affiliates of the Company. Shares purchased by affiliates of the Company would be subject to certain volume and other restrictions upon
resale as described below. The remaining       shares of Class A Common Stock
and         shares of Class B Common Stock held by existing shareholders are
"restricted securities" as that term is defined by Rule 144 under the Securities Act. Pursuant to certain "lock-up" agreements, the Company's directors, officers and certain of its shareholders who collectively hold an aggregate of
shares of Class A Common Stock and       shares of Class B Common Stock,
together with the Company, have agreed that they will not offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Class A Common Stock, other than the shares of Class A Common Stock offered hereby, without the prior written consent of NationsBanc Montgomery Securities LLC for a period of 180 days following the date of this Prospectus. Following the 180-day period, approximately shares of Class A Common Stock will be eligible for sale in the public market
without restriction pursuant to Rule 144(k), and an additional       shares will
be eligible for sale under Rule 144, subject to certain volume, manner of sale
and other restrictions of Rule 144. Of the       shares of restricted Class A
Common Stock held by existing shareholders of the Company not subject to lock-up
agreements,       shares will be eligible for immediate sale in the public
market without restriction under Rule 144(k). The remaining       shares of
Class A Common Stock not subject to lock-up agreements will become eligible for sale, subject to certain volume, manner of sale and other limitations under Rule 144 commencing 90 days following the date of this Prospectus. In addition,
holders of stock options, exercisable for an aggregate of       shares of Class
A Common Stock, have entered into agreements prohibiting the sales of the underlying Class A Common Stock for 180 days following the date of this prospectus. See "Principal and Selling Shareholders" and "Underwriting."

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, any person who has beneficially owned restricted securities for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Class A Common Stock (approximately shares immediately after the Offering); or (ii) the average weekly trading volume of the Company's Class A Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

    The Company intends to file registration statements under the Securities Act covering shares of Class A Common Stock reserved for issuance under the Company's stock plans. Based on the options outstanding and shares reserved for issuance as of the date of this Prospectus, such registration statements would
cover approximately       shares. Such registration statements are expected to
be filed and to become effective as soon as practicable after the date of this Prospectus. Shares registered in such registration will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market upon expiration of the contractual restrictions discussed above.

                                  UNDERWRITING


    The Underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, BancBoston Robertson Stephens Inc. and BT Alex. Brown Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") by and among the Company, the Selling Shareholders and the Underwriters, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock indicated below opposite their respective names, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares, if any are purchased.



                                                                                      NUMBER OF
UNDERWRITER                                                                            SHARES
-----------------------------------------------------------------------------------  -----------
NationsBanc Montgomery Securities LLC..............................................
BancBoston Robertson Stephens Inc..................................................
BT Alex. Brown Incorporated........................................................
                                                                                     -----------
  Total............................................................................
                                                                                     -----------
                                                                                     -----------


    The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose initially to offer the shares of Class A Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than
$        per share and the Underwriters may allow, and such dealers may reallow,
a concession of not more than $        per share to certain other dealers. After
the public offering, the offering price and other selling terms may be changed by the Representatives. The Class A Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum
of         additional shares of Class A Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

    Each director and executive officer and certain other shareholders of the Company have agreed, subject to certain limited exceptions, that they will not, without the prior written consent of NationsBanc Montgomery Securities LLC (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of Class A Common Stock, options or warrants to acquire shares of Class A Common Stock, or securities exchangeable or exercisable for or convertible into shares of Class A Common Stock, currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange
Act) by such party, or publicly announce such party's intention to do any of the foregoing, for a period of 180 days after the date of this Prospectus. In addition, the Company has agreed in the Underwriting Agreement that, during the period of 180 days after the date of this Prospectus, without the prior written consent of NationsBanc Montgomery Securities LLC (which consent may be withheld in its sole discretion), it will not, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open "put equivalent position" within the meaning of

Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any Registration Statement under the Securities Act in respect of, any shares of the Company's Class A Common Stock, options or warrants to acquire shares of the Class A Common Stock or securities exchangeable or exercisable for or convertible into shares of Class A Common Stock. NationsBanc Montgomery Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these Lock-up Agreements. See "Shares Eligible for Future Sale."

    The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters against certain civil liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotment, stabilizing transactions, syndicate-covering transactions and penalty bids. In an over-allotment, the Underwriters would allot more shares of Common stock to their customers in the aggregate than are available for purchase by the Underwriters under the Underwriting Agreement. A stabilizing transaction means the placing of any bid, or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. In a syndicate-covering transaction, the Underwriters would place a bid or effect a purchase to reduce a short position created in connection with this offering. Pursuant to a penalty bid, NationsBanc Montgomery Securities LLC, on behalf of the Underwriters, would be able to reclaim a selling concession from shares of Common Stock sold by such Underwriter that are purchased in syndicate-covering transactions. These transactions may result in the price of the Common Stock originally being higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    The Representatives have informed the Company that the Underwriters do not expect to confirm sales of Class A Common Stock to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Class A Common Stock offered hereby.

    At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to         shares of Class A Common Stock
(5% of the shares offered in the Offering) for employees, directors and certain other persons associated with the Company who have expressed an interest in purchasing such shares of Class A Common Stock in the Offering. The number of shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

    Prior to this Offering, there has been no public market for the Class A Common Stock. Consequently, the initial public offering price will be determined by negotiations among the Representatives of the Underwriters, the Company and the Selling Shareholders. Among the factors to be considered in such negotiation will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of securities markets at the time of the Offering and the market price of publicly traded stock of comparable companies in recent periods.

                                 LEGAL MATTERS

    The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher and Flom (Illinois), Chicago, Illinois. Certain legal matters relating to the offering will be passed upon for the Underwriters by Katten Muchin & Zavis, Chicago, Illinois.

                                    EXPERTS

    The financial statements of Family Christian Stores, Inc. at January 25, 1998 and January 26, 1997 and for each of the three fiscal years in the period ended January 25, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Joshua's Christian Stores (a division of The Development Association, Inc.) as of March 31, 1998 and for the twelve months then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (as amended and together with all exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Class A Common Stock offered by this Prospectus. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the SEC. Statements in this Prospectus about the contents of any contract or other document are not necessarily complete; reference is made in each instance to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference. The Registration Statement and accompanying exhibits and schedules may by inspected and copies may be obtained (at prescribed rates) at the public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement also may be inspected at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Common Stock will be listed on the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500, where such material also may be inspected and copied.

    As a result of the Offering, the Company will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above. In addition, these reports, proxy statements and other information also may be obtained from the web site that the SEC maintains at www.sec.gov.

    The Company intends to furnish its shareholders annual reports containing consolidated financial statements certified by its independent auditors and quarterly reports for each of the first three quarters of each fiscal year containing unaudited financial information.

                         FAMILY CHRISTIAN STORES, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
FAMILY CHRISTIAN STORES, INC.
Audited Financial Statements:

  Report of Independent Auditors...........................................................................     F-2

  Balance Sheets...........................................................................................     F-3

  Statements of Operations.................................................................................     F-4

  Statements of Shareholders' Equity (Deficit).............................................................     F-5

  Statements of Cash Flows.................................................................................     F-6

  Notes to Financial Statements............................................................................     F-7

Unaudited Interim Financial Statements:

  Balance Sheets...........................................................................................    F-17

  Statements of Operations.................................................................................    F-18

  Statements of Cash Flows.................................................................................    F-19

  Notes to Financial Statements............................................................................    F-20

JOSHUA'S CHRISTIAN STORES

Audited Financial Statements:

  Report of Independent Accountants........................................................................    F-22

  Statement of Income......................................................................................    F-23

  Balance Sheet............................................................................................    F-24

  Statement of Cash Flows..................................................................................    F-25

  Statement of Changes in Investment by Parent.............................................................    F-26

  Notes to Financial Statements............................................................................    F-27

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Family Christian Stores, Inc.

    We have audited the accompanying balance sheets of Family Christian Stores, Inc. as of January 26, 1997 and January 25, 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended January 25, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Family Christian Stores, Inc. at January 26, 1997 and January 25, 1998, and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 25, 1998 in conformity with generally accepted accounting principles.



                                                    Ernst & Young LLP



Grand Rapids, Michigan
March 2, 1998, except for Note M,
as to which the date is September   , 1998



    The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note M to the financial statements.



                                                    /s/ Ernst & Young LLP



Grand Rapids, Michigan
September 14, 1998

                         FAMILY CHRISTIAN STORES, INC.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                                    JANUARY 26,     JANUARY 25,
                                                                                       1997            1998
                                                                                   -------------  ---------------
ASSETS
Current assets:
  Cash...........................................................................  $       1,398   $       5,370
  Accounts receivable, less allowance for doubtful accounts
    (1997--$66; 1998--$89).......................................................          1,276           1,498
  Merchandise inventories........................................................         28,247          32,109
  Prepaid store rent.............................................................          1,187           1,279
  Other..........................................................................            952             588
                                                                                   -------------  ---------------
Total current assets.............................................................         33,060          40,844

Fixed assets:
  Leasehold improvements.........................................................          7,314           8,338
  Fixtures and equipment.........................................................          9,723          11,415
                                                                                   -------------  ---------------
                                                                                          17,037          19,753
  Less accumulated depreciation..................................................          5,143           7,540
                                                                                   -------------  ---------------
                                                                                          11,894          12,213
Other assets:
  Intangible assets..............................................................          6,913           7,782
  Deposits and miscellaneous.....................................................            516             447
                                                                                   -------------  ---------------
                                                                                           7,429           8,229
                                                                                   -------------  ---------------
                                                                                   $      52,383   $      61,286
                                                                                   -------------  ---------------
                                                                                   -------------  ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................................................  $      25,809   $      31,238
  Compensation and payroll taxes.................................................          1,929           3,137
  Other accrued liabilities......................................................          3,103           3,730
  Current maturities of long-term debt...........................................          2,000           2,000
                                                                                   -------------  ---------------
Total current liabilities........................................................         32,841          40,105
Long-term debt, less current maturities..........................................         18,518          14,973
Deferred rent liability..........................................................          1,782           1,771
Other liabilities................................................................            380             366
Redeemable common stock warrants.................................................          5,519           9,199
Shareholders' equity (deficit):
  Preferred stock, no par value--authorized 5,000,000 shares; no shares issued
    and outstanding..............................................................             --              --
  Class A common stock, par value $.01 per share--authorized 10,000,000 shares;
    no shares issued and outstanding.............................................             --              --
  Class B common stock, par value $.01 per share--authorized 10,000,000 shares;
    issued and outstanding: 1997--1,565,750 shares; 1998--1,752,131 shares.......             16              18
  Additional paid-in capital.....................................................          6,277           8,817
  Retained earnings (deficit)....................................................        (12,582)        (13,569)
  Notes receivable from shareholders.............................................           (368)           (394)
                                                                                   -------------  ---------------
                                                                                          (6,657)         (5,128)
                                                                                   -------------  ---------------
                                                                                   $      52,383   $      61,286
                                                                                   -------------  ---------------
                                                                                   -------------  ---------------



See accompanying notes to financial statements.

                         FAMILY CHRISTIAN STORES, INC.

                            STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   FISCAL YEAR
                                                                  ----------------------------------------------
                                                                       1995            1996            1997
                                                                  --------------  --------------  --------------
Net sales.......................................................  $      126,125  $      139,280  $      168,063
Costs of products sold, including store occupancy costs.........          90,967         100,222         118,473
                                                                  --------------  --------------  --------------
Gross profit....................................................          35,158          39,058          49,590

Operating expenses:
  Selling, general and administrative expenses..................          34,283          34,923          40,284
  Depreciation and amortization.................................           2,400           2,830           3,080
  Store opening expenses........................................             991             414             739
                                                                  --------------  --------------  --------------
                                                                          37,674          38,167          44,103
                                                                  --------------  --------------  --------------
Operating income (loss).........................................          (2,516)            891           5,487

Other expense (income):
  Interest expense..............................................           2,660           2,771           2,858
  Interest income...............................................             (42)            (36)            (64)
                                                                  --------------  --------------  --------------
                                                                           2,618           2,735           2,794
                                                                  --------------  --------------  --------------

Net earnings (loss).............................................  $       (5,134) $       (1,844) $        2,693
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Net earnings (loss) per share--basic............................  $        (3.33) $        (1.18) $         1.63
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Net earnings (loss) per share--diluted..........................  $        (3.33) $        (1.18) $         1.22
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

See accompanying notes to financial statements.

                         FAMILY CHRISTIAN STORES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)


                                                                                                          NOTES          TOTAL
                                                   CLASS A       CLASS B     ADDITIONAL    RETAINED    RECEIVABLE    SHAREHOLDERS'
                                                   COMMON        COMMON        PAID-IN     EARNINGS       FROM          EQUITY
                                                    STOCK         STOCK        CAPITAL    (DEFICIT)   SHAREHOLDERS     (DEFICIT)
                                                 -----------  -------------  -----------  ----------  -------------  -------------
Balances at January 30, 1995...................   $  --         $      15     $   5,985   $   (1,402)   $    (449)     $   4,149

Net loss.......................................                                               (5,134)                     (5,134)
Issuance of 55,000 shares related to store
  acquisition..................................                         1           249                                      250
Net payments from shareholders.................                                                                51             51
Change in value of redeemable common stock
  warrants.....................................                                                 (182)                       (182)
                                                 -----------          ---    -----------  ----------        -----    -------------
Balances at January 28, 1996...................      --                16         6,234       (6,718)        (398)          (866)

Net loss.......................................                                               (1,844)                     (1,844)
Purchase and retirement of 18,000 shares.......                                     (72)                                     (72)
Issuance of 28,750 shares......................                                     115                                      115
Net payments from shareholders.................                                                                30             30
Change in value of redeemable common stock
  warrants.....................................                                               (4,020)                     (4,020)
                                                 -----------          ---    -----------  ----------        -----    -------------
Balances at January 26, 1997...................      --                16         6,277      (12,582)        (368)        (6,657)

Net earnings...................................                                                2,693                       2,693
Issuance of 186,381 shares.....................                         2         2,540                       (52)         2,490
Net payments from shareholders.................                                                                26             26
Change in value of redeemable common stock
  warrants.....................................                                               (3,680)                     (3,680)
                                                 -----------          ---    -----------  ----------        -----    -------------
Balances at January 25, 1998...................   $  --         $      18     $   8,817   $  (13,569)   $    (394)     $  (5,128)
                                                 -----------          ---    -----------  ----------        -----    -------------
                                                 -----------          ---    -----------  ----------        -----    -------------


( ) Denotes deduction.

See accompanying notes to financial statements.

                         FAMILY CHRISTIAN STORES, INC.

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)


                                                                                              FISCAL YEAR
                                                                                    -------------------------------
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
OPERATING ACTIVITIES
Net earnings (loss)...............................................................  $  (5,134) $  (1,844) $   2,693
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
  Depreciation....................................................................      2,118      2,491      2,667
  Amortization of intangible assets...............................................        282        339        413
  Amortization of software and other costs........................................        124        129        128
  Amortization of debt discount...................................................         55         55         55
  Store rent expense in excess of (less than) amounts paid........................        153         59        (11)
Changes in operating assets and liabilities:
  Accounts receivable.............................................................        519       (206)      (161)
  Merchandise inventories.........................................................     (2,380)     6,155     (1,912)
  Other current assets............................................................       (902)       106        310
  Accounts payable................................................................      7,834     (1,005)     5,429
  Other operating liabilities, excluding debt.....................................        592         77      1,846
                                                                                    ---------  ---------  ---------
Net cash provided by operating activities.........................................      3,261      6,356     11,457

INVESTING ACTIVITIES
Store acquisitions................................................................     (4,830)    (4,501)    (4,326)
Additions to fixed assets.........................................................     (2,399)    (1,497)    (2,122)
Other.............................................................................        (77)                   47
                                                                                    ---------  ---------  ---------
Net cash used in investing activities.............................................     (7,306)    (5,998)    (6,401)

FINANCING ACTIVITIES
Proceeds from revolving credit facility...........................................     10,000     11,300     10,400
Payments on revolving credit facility.............................................     (4,700)   (13,000)   (12,000)
Payments on term note.............................................................                           (2,000)
Purchase of shares of common stock................................................                   (72)
Issuance of shares of common stock................................................                   115      2,490
Net payments on shareholder notes receivable......................................         51         30         26
                                                                                    ---------  ---------  ---------
Net cash provided by (used in) financing activities...............................      5,351     (1,627)    (1,084)
                                                                                    ---------  ---------  ---------
Increase (decrease) in cash.......................................................      1,306     (1,269)     3,972

Cash at beginning of fiscal year..................................................      1,361      2,667      1,398
                                                                                    ---------  ---------  ---------
Cash at end of fiscal year........................................................  $   2,667  $   1,398  $   5,370
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

OTHER CASH FLOW INFORMATION
Interest payments.................................................................  $   2,508  $   2,712  $   2,794
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Income taxes paid (refunds).......................................................  $      65  $    (100) $      90
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------


( ) Denotes reduction in cash.

See accompanying notes to financial statements.

                         FAMILY CHRISTIAN STORES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                JANUARY 25, 1998

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Family Christian Stores, Inc. (the Company) is the largest retailer in the United States dedicated solely to Christian-related products. The Company operated 197 stores in 33 states at the end of fiscal 1997. Product offerings include Christian books and Bibles, gifts and cards, music, children's merchandise and church supplies.

FISCAL YEAR END

    The Company's fiscal year is the 52- or 53-week period that ends on the last Sunday in January and is identified as the fiscal year for the immediately preceding calendar year. The fiscal years ended January 28, 1996, January 26, 1997 and January 25, 1998 were all 52-week periods.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

MERCHANDISE INVENTORIES

    Merchandise inventories are stated at the lower of first-in, first-out cost or market and are composed of product offerings available for retail sale.

FIXED ASSETS

    Fixed assets are stated at cost and include costs for major renewals and betterments. Expenditures for normal repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over estimated useful lives for fixtures and equipment (3 to 10 years) and over the lease term for leasehold improvements (3 to 15 years).

ADVERTISING COSTS

    Advertising costs are expensed as incurred and amounted to $2,850,000 in fiscal 1995, $2,138,000 in fiscal 1996 and $2,280,000 in fiscal 1997.

STOCK OPTIONS

    The Company follows Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for its employee stock options. The Company has not adopted the fair value method encouraged, but not required, by Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

INTANGIBLE ASSETS

    Financing costs incurred in obtaining the Company's credit facilities were capitalized and are being amortized using the interest method over the term of the debt agreement. Covenants not to compete

                         FAMILY CHRISTIAN STORES, INC.

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) related to store acquisitions are being amortized using the straight-line method over periods ranging from three to five years.

    Goodwill arose from the excess of the cost of acquisitions over the estimated fair value of the underlying net assets acquired and is being amortized using the straight-line method over 35 years.

    The Company evaluates the recoverability of goodwill not allocable to acquired business assets and considers whether this goodwill should be completely or partially written off or the amortization periods accelerated. The Company assesses the recoverability of this goodwill based upon several factors, including management's intention with respect to the acquired operations and those operations' projected undiscounted cash flows.

STORE OPENING EXPENSES

    Costs incurred in connection with the start-up and promotion of a new store are expensed as incurred.

DEFERRED RENT LIABILITY

    Store rent expense related to fixed lease obligations is recognized using the straight-line method over the lease term. Deferred rents payable represent the cumulative difference between recorded rent expense and the fixed rent payments, which may vary over the lease term.

INCOME TAXES

    A provision for income taxes is provided based on the earnings or loss reported in the financial statements. A deferred income tax asset or liability is determined by applying currently enacted tax laws and rates to the cumulative temporary differences between the carrying value of assets and liabilities for financial reporting and income tax purposes. Deferred income tax expense or credit is measured by the change in the deferred income tax asset or liability during the period.

FINANCIAL INSTRUMENTS

    The Company's financial instruments, as defined by SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, consist of cash, accounts receivable, notes receivable, accounts payable and short-and long-term debt. The Company's estimate of the fair value of these financial instruments approximates their carrying amounts at January 26, 1997, and January 25, 1998. The fair value of long-term debt was determined using discounted cash flow analyses and current interest rates for similar instruments.

EARNINGS (LOSS) PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, EARNINGS PER SHARE, which simplifies the standards for computing earnings per share, replacing the presentation of primary earnings per share with a presentation of basic earnings per share. SFAS No. 128 also requires dual presentation of basic and diluted earnings per share on the face of the statement of operations for all entities with complex capital structures. Basic earnings per share are computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share are computed similar to fully diluted earnings per share pursuant to APB Opinion No. 15, EARNINGS PER SHARE, which is superseded by SFAS No. 128. All earnings per share amounts for all periods have been presented to conform to the SFAS No. 128 requirements.

                         FAMILY CHRISTIAN STORES, INC.

NOTE B--STORE ACQUISITIONS


    During fiscal 1997, in 13 separate transactions, the Company acquired 16 existing retail stores serving the Christian market. Purchases are typically made for cash ($4,830,000, $4,501,000 and $4,326,000 in the aggregate during fiscal 1995, 1996 and 1997, respectively) and are accounted for using the purchase method, whereby the acquisition cost is allocated to the net assets acquired based on their relative fair values. Goodwill in the amount of $586,000, $1,208,000 and $1,091,000 was recognized as a result of new store acquisitions in fiscal 1995, 1996 and 1997, respectively.



    In one of these transactions during fiscal 1995, the Company acquired the outstanding common stock of a retailer in exchange for $1,176,000 in cash and 55,000 shares of Class B common stock with an estimated fair value of $250,000. The acquisition was accounted for by the purchase method and resulted in recording goodwill of $586,000.


    Reported net sales would have approximated $152.7 million in fiscal 1996 and $171.9 million in fiscal 1997 on a pro forma basis, if the fiscal 1996 and 1997 acquisitions had occurred at the beginning of fiscal 1996. Pro forma net earnings (loss) would not have been materially different from reported amounts.

NOTE C--INTANGIBLE ASSETS

    Intangible assets are composed of the following (in thousands):

                                                                                              ACCUMULATED
                                                                                    COST     AMORTIZATION      NET
                                                                                  ---------  -------------  ---------
JANUARY 26, 1997
Deferred financing costs........................................................  $     626    $     176    $     450
Covenants not to compete........................................................        374          153          221
Goodwill........................................................................      6,592          350        6,242
                                                                                  ---------       ------    ---------
                                                                                  $   7,592    $     679    $   6,913
                                                                                  ---------       ------    ---------
                                                                                  ---------       ------    ---------
JANUARY 25, 1998
Deferred financing costs........................................................  $     626    $     254    $     372
Covenants not to compete........................................................        565          278          287
Goodwill........................................................................      7,683          560        7,123
                                                                                  ---------       ------    ---------
                                                                                  $   8,874    $   1,092    $   7,782
                                                                                  ---------       ------    ---------
                                                                                  ---------       ------    ---------

                         FAMILY CHRISTIAN STORES, INC.

NOTE D--LONG-TERM DEBT

    Long-term debt consists of the following obligations (in thousands):

                                                                                          JANUARY 26,  JANUARY 25,
                                                                                             1997         1998
                                                                                          -----------  -----------
Revolving credit facility, maturing in October 2002, with interest payable quarterly at
  the prime rate (8.5% at January 25, 1998) plus 2%.....................................   $   3,600    $   2,000
Term note payable to bank under senior credit facility, with quarterly principal payments of $500 commencing January 31, 1997 and interest payable quarterly at the
  prime rate plus 2%, through October 2002..............................................      12,000       10,000
$5,000 senior subordinated notes, maturing in May 2003, net of unamortized discount of
  $82 in fiscal 1996 and $27 in fiscal 1997.............................................       4,918        4,973
Less current maturities.................................................................      (2,000)      (2,000)
                                                                                          -----------  -----------
                                                                                           $  18,518    $  14,973
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    The Company has a senior credit facility with a bank consisting of a $12,000,000 revolving credit facility and a term loan that are collateralized by substantially all the Company's assets. The Company is obligated to pay a facilities fee equal to 0.5% of the unused revolving credit balance and an annual agent's fee of $50,000.


    The Company issued $5,000,000 in senior subordinated notes to an investor group in connection with the initial acquisition of its net assets in 1994. The notes are due in May 2003 with interest payable quarterly at 8% through December 1996, 11% through November 1998 and 14% thereafter. Redeemable common stock warrants were issued in connection with the notes, with an estimated fair value of $206,000 at issuance calculated by discounting payments under the senior subordinated notes at an imputed interest rate of 12% based on management's assessment that such an interest rate was available for similar debt without warrants. The resulting debt discount is being amortized over the expected life of the notes through July 1998. Two executives of the investor group were appointed to the Company's Board of Directors in connection with the transaction, and the Company is also required to pay an affiliate of the investor group an annual advisory fee of $100,000. Future maturities of long-term debt for years subsequent to fiscal 1998 are as follows:
1999--$2,000,000; 2000--$2,000,000; 2001--$2,000,000; 2002-- $4,000,000;
2003--$5,000,000.


    The senior credit facility and senior subordinated notes contain restrictive covenants that, among other things, require the Company to maintain certain financial ratios and minimum levels of working capital and tangible net worth.

NOTE E--LEASES

    The Company has operating lease arrangements for the rental of retail store space as well as computer and other equipment for periods ranging from three to ten years. Store lease agreements require the payment of fixed and, in certain instances, contingent amounts based on individual store sales volumes. Many of the store leases obligate the Company to pay real estate taxes, insurance and maintenance costs and also contain renewal options.

                         FAMILY CHRISTIAN STORES, INC.

NOTE E--LEASES (CONTINUED)
    Fixed and contingent rent expense was as follows (in thousands):

                                                                                      FISCAL YEAR
                                                                      -------------------------------------------
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Fixed rent expense..................................................  $      10,847  $      12,180  $      13,251
Contingent rent expense.............................................            137            135            256
                                                                      -------------  -------------  -------------
                                                                      $      10,984  $      12,315  $      13,507
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Aggregate annual minimum lease obligations for all operating leases subsequent to January 25, 1998 are as follows (in thousands):

                                                                           STORE       EQUIPMENT
FISCAL YEAR                                                               LEASES         LEASES         TOTAL
---------------------------------------------------------------------  -------------  ------------  -------------
1998.................................................................  $      10,416  $      1,370  $      11,786
1999.................................................................          9,515           360          9,875
2000.................................................................          8,081           113          8,194
2001.................................................................          6,342                        6,342
2002.................................................................          4,954                        4,954
Thereafter...........................................................         12,443                       12,443
                                                                       -------------  ------------  -------------
                                                                       $      51,751  $      1,843  $      53,594
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

NOTE F--SERVICE CONTRACT FOR INFORMATION SYSTEMS SUPPORT

    The Company entered into an agreement with a national consulting firm to outsource its information systems development and support functions. The consulting firm incurred certain up-front system development, software licensing and implementation costs, which a third party has financed through a licensing agreement. Payment for these services represents noncancelable obligations of the Company that are payable in monthly installments of $66,000 through June 1998, increasing to $98,000 through June 2001. Annual noncancelable license fee payments subsequent to January 25, 1998 are as follows: 1998-- $1,016,000; 1999--$1,180,000; 2000--$1,180,000; 2001--$492,000.

    In addition, a service agreement requires the Company to pay monthly fees ranging from $110,000 to $200,000 through June 2001 for system maintenance and other support services related to the retail information system. The service agreement expires in June 2001, with an option to extend the agreement for four consecutive three-year periods.


    Expenses totaling $2,208,000, $2,454,000 and $2,560,000 for fiscal 1995,
1996 and 1997, respectively, under the support contract and service agreement have been reported as selling, general and administrative expenses in the accompanying statement of operations.



NOTE G--SHAREHOLDERS' EQUITY AND OTHER SHAREHOLDER TRANSACTIONS


    On July 31, 1997, the Company announced a fifty-for-one stock split on shares of common stock outstanding on July 31, 1997. All share and per share data included in the financial statements have been retroactively adjusted for the increased shares resulting from the stock split.

                         FAMILY CHRISTIAN STORES, INC.

NOTE G--SHAREHOLDERS' EQUITY AND OTHER SHAREHOLDER TRANSACTIONS (CONTINUED)


    On August 31, 1997, the Company completed an equity offering of 186,381 shares of common stock that generated net proceeds of $2,490,000 after deducting expenses. The net proceeds were used for the acquisition of new stores. In connection with the offering, 4,000 shares of common stock were issued to a director on July 31, 1997 as payment for consulting and other services provided to the Company.



    Notes receivable from shareholders represent amounts due from employees for the purchase of common stock and are payable over a seven-year period ending in July 2004 in equal annual installments of principal and interest at 8%.



    The individual shareholders have entered into stock repurchase agreements with the Company and each other whereby the Company will have a first option and the shareholders a second option to purchase shares tendered by existing shareholders. The tendered shares will be purchased at an amount as defined in the agreements. In the event that these options are not exercised, the investor group has the right to participate in a proposed sale of shares to a third party on a pro rata basis. In accordance with the agreements, all transfers of stock are subject to approval by the Company, the investor group, and, for certain transfers, the other existing shareholders. The agreements terminate upon the occurrence of a Triggering Event, which is defined as a repayment in full of the senior subordinated notes and either (1) an Initial Public Offering or (2) a sale of the Company at certain predetermined valuation levels.



    Pursuant to the issuance of senior subordinated notes, the Company entered into a Securities Purchase Agreement that granted the investor group warrants to purchase common stock with an exercise price of $0.01 per share. At January 25, 1998, warrants to purchase common stock totaling 367,950 shares are outstanding which, if exercised, would represent 17.4% of the Company's equity.



    In the absence of a Triggering Event, additional warrants to purchase common stock will be granted to the lender equal to 4% of outstanding common stock at December 31, 1998 and 4% of outstanding common stock at December 31, 1999. The additional warrants are considered in the computation of diluted net earnings per share. Also, subsequent to December 31, 1999, in the absence of a Triggering Event, the lender may at its option require the Company to purchase the warrants at an amount representing the fair value at the date of exercise. As a result, the redeemable common stock warrants are recorded at estimated fair value in the accompanying balance sheets as determined by the Company's Board of Directors using factors including recent sales of common stock to third parties and estimates of enterprise value based on a multiple of earnings. Changes in the estimated fair value of the warrants outstanding have been reported as a charge to retained earnings during each period presented.



    If the Company is required to issue additional warrants to the investor group in 1998 and 1999, the estimated fair value of such warrants will be recorded as a charge to operations.


    The payment of dividends is not permitted under the Company's financing arrangements.


    Two directors of the Company are party to consulting agreements which provide for total payments of $150,000 annually in exchange for their services as consultants and directors to the Company.


NOTE H--FEDERAL INCOME TAXES

    No income tax expense was recorded in fiscal 1995, 1996 or 1997 due to operating losses incurred and the Company's nonrecognition of deferred income tax assets for a portion of the net operating loss carryforwards. A reconciliation of the Company's total federal income tax expense and the amount

                         FAMILY CHRISTIAN STORES, INC.

NOTE H--FEDERAL INCOME TAXES (CONTINUED) computed by applying the statutory federal income tax rate of 34% to earnings
(loss) before income taxes is as follows (in thousands):

                                                                                         FISCAL YEAR
                                                                            --------------------------------------
                                                                                1995          1996         1997
                                                                            -------------  -----------  ----------
Income tax expense (credit) at statutory rate.............................  $      (1,746) $      (627) $      916
Reconciling items:
Impact of net operating loss carryforward not recognized (recognized).....          1,703          597        (945)
Items not deductible for tax purposes.....................................             43           30          29
                                                                            -------------  -----------  ----------
Federal income tax expense................................................  $          --  $        --  $       --
                                                                            -------------  -----------  ----------
                                                                            -------------  -----------  ----------

    Significant components of the Company's deferred income tax assets and liabilities are as follows (in thousands):

                                                                                        JANUARY 26,   JANUARY 25,
                                                                                            1997          1998
                                                                                        ------------  ------------
Deferred income tax assets:
  Net operating loss carryforward.....................................................  $      3,170  $      1,984
  General business credit carryforward................................................           230           230
  Accrued expenses not deductible until paid..........................................           566           587
  Store rent expense not deductible until paid........................................           606           602
  Accounts receivable and inventory valuation adjustments.............................           201           203
  Inventory costs capitalized for tax purposes........................................           311           276
  Other...............................................................................            22           198
                                                                                        ------------  ------------
Total deferred income tax assets......................................................         5,106         4,080

Deferred income tax liabilities:
  Information system costs currently deductible.......................................         1,338         1,207
  Other...............................................................................            87            17
                                                                                        ------------  ------------
Total deferred income tax liabilities.................................................         1,425         1,224

Valuation allowance...................................................................        (3,681)       (2,856)
                                                                                        ------------  ------------
Net deferred income tax assets........................................................  $         --  $         --
                                                                                        ------------  ------------
                                                                                        ------------  ------------


    The valuation allowance has been recorded as a result of cumulative losses in recent years and because recognition of the net deferred income tax assets is dependent upon the Company's ability to generate future taxable income. Deferred income tax assets include the income tax benefit of net operating loss carryforwards that are available to reduce future taxable income of approximately $5,836,000. These carryforwards will begin expiring in 2011. Also, general business credit carryforwards of approximately $230,000 are available to reduce future income tax obligations and begin expiring in 2009.


    In the event that deferred income tax assets can be recognized in future years, the reversal of the valuation allowance of $865,000 recorded at the Company's formation date in 1994 will be recognized as a reduction of goodwill.

                         FAMILY CHRISTIAN STORES, INC.

NOTE I--EMPLOYEE BENEFITS

    The Company has a 401(k) retirement plan covering substantially all employees who meet certain eligibility requirements. The Company contributes $0.50 for each $1.00 contributed by employees. Employee contributions eligible for matching contributions are limited to 6% of annual compensation. In addition, the Plan provides for defined contributions based on age and service. Charges of $630,000 $613,000 and $675,000 related to the Plan were recognized for fiscal 1995, 1996 and 1997, respectively. Employee contributions and Company matching contributions vest immediately, while any other employer contributions under the Plan are subject to a five-year vesting period.

    On January 31, 1998, the Company's shareholders approved an employee stock purchase plan under which 60,000 shares of the Company's Class B nonvoting common stock are reserved for purchase by employees. The first $2,000 of each eligible employee's purchases is at 85% of the fair market value of the common stock and the remainder of the allowable $5,000 in annual purchases is at fair market value.

NOTE J--STOCK OPTION PLANS

    The Company currently has two incentive plans approved by shareholders on January 31, 1998, under which stock options may be granted to officers and key employees of the Company, the 1997 Management Stock Option Plan and the 1997 Incentive Group Stock Option Plan.

    Options to purchase common shares under the plans generally are granted only if certain performance objectives are achieved. The options are granted at $0.01 per share and vest over the period from the date of grant through December 31, 2001, with accelerated vesting under certain conditions, including an initial public offering. Options expire on December 31, 2004, also subject to acceleration under certain conditions.

    The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations for its stock option grants. Generally, compensation expense is recognized for stock option grants under the plans over the vesting period based on the fair market value of the underlying stock on the date it becomes apparent that the performance objective has been achieved.

    Options to purchase 73,171 shares of Class A common stock were granted subsequent to January 25, 1998, under the two incentive plans. Compensation expense of approximately $200,000 per year will be recognized ratably over the vesting period, which is generally fiscal 1998 through fiscal 2001. Under the two plans, which provide for annual performance periods through fiscal 1998, options to purchase a total of an additional 32,927 shares may be granted.


    In addition to the two incentive plans, the Company has granted stock options to certain key executives. The vesting terms and contractual lives of these grants are similar to that of the incentive plans. In June 1997, options to purchase 30,000 shares of Class A common stock were granted, vesting ratably over the period through fiscal 2002, at a price of $0.01 per share. The estimated fair value of these options at the date of grant was $15 per share. Compensation expense is being recognized over the vesting period and was not significant in fiscal 1997.



    In addition, options to purchase 5,000 shares at a price of $25 per share were granted in fiscal 1997 with an initial term of five years. Since the options were granted at a fixed price not less than the estimated fair market value of the Company's common stock on the date of grant, no compensation expense has been recognized.



    At January 25, 1998, options to purchase 35,000 shares were outstanding, and options to purchase 5,000 shares were exercisable at $25 per share. There were no options granted in fiscal 1995 or 1996.

                         FAMILY CHRISTIAN STORES, INC.

NOTE J--STOCK OPTION PLANS (CONTINUED)

    Pro forma information regarding net earnings and earnings per share is required by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and has been determined as if the Company had accounted for its stock option awards using the fair value method. The fair value of these awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 6%; no dividend yield; expected market price volatility factor of 0.2; and an expected option life of five years.



    The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting provisions and are fully transferable. In addition, the model requires input of highly subjective assumptions. Because the Company's stock options have characteristics significantly different from traded options and the input assumptions can materially affect the estimate of fair value, in management's opinion, the Black-Scholes option model does not necessarily provide a reliable measure of the fair value of its stock options.



    Under SFAS No. 123, the Company would have recorded compensation expense of $39,000 in fiscal 1997 which would result in pro forma net earnings of $2,654,000 and pro forma net earnings per share of $1.61--basic and $1.20--diluted. Pro forma net earnings would not differ from amounts reported in fiscal 1995 and 1996 as no options were granted in those years.


NOTE K--EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share (dollars in thousands, except share and per share data):

                                                                                          FISCAL
                                                                        ------------------------------------------
                                                                            1995           1996           1997
                                                                        -------------  -------------  ------------
Numerator:
  Net earnings (loss).................................................  $      (5,134) $      (1,844) $      2,693
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
Denominator:
  Basic--weighted average shares......................................      1,541,250      1,558,603     1,653,312
Effect of dilutive securities:
  Warrants............................................................                                     544,201
  Employee stock options..............................................                                      17,885
                                                                        -------------  -------------  ------------
  Diluted.............................................................      1,541,250      1,558,603     2,215,398
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
Basic earnings (loss) per share.......................................  $       (3.33) $       (1.18) $       1.63
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
Diluted earnings (loss) per share.....................................  $       (3.33) $       (1.18) $       1.22
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------

                         FAMILY CHRISTIAN STORES, INC.

NOTE L--SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    A summary of quarterly financial information for each of the last two fiscal years is as follows (dollars in thousands, except per share data):

                                          FIRST         SECOND          THIRD         FOURTH           FULL
                                         QUARTER        QUARTER        QUARTER        QUARTER          YEAR
                                      -------------  -------------  -------------  -------------  --------------
FISCAL 1996
Net sales...........................  $      27,430  $      29,560  $      29,440  $      52,850  $      139,280
Gross profit........................          7,427          8,106          7,836         15,689          39,058
Operating income (loss).............         (1,365)        (1,071)        (2,048)         5,375             891
Net earnings (loss).................         (2,051)        (1,772)        (2,760)         4,739          (1,844)
Basic net earnings (loss) per
  share.............................          (1.32)         (1.14)         (1.77)          3.03           (1.18)
Diluted net earnings (loss) per
  share                                       (1.32)         (1.14)         (1.77)          2.30           (1.18)

FISCAL 1997
Net sales....................  $   32,438  $   35,270  $   35,413  $   64,942  $   168,063
Gross profit.................       8,498       9,672       9,651      21,769       49,590
Operating income (loss)......      (1,429)       (598)       (966)      8,480        5,487
Net earnings (loss)..........      (2,154)     (1,312)     (1,742)      7,901        2,693
Basic net earnings (loss) per
  share......................       (1.38)      (0.84)      (0.99)       4.51         1.63
Diluted net earnings (loss)
  per share..................       (1.38)      (0.84)      (0.99)       3.38         1.22

    Quarterly basic per share amounts do not add up to the full year per share amount due to the timing of the issuance of new shares. Diluted net earnings
(loss) per share for periods with a net loss do not include the impact of warrants and employee stock options since such inclusion would be antidilutive.


NOTE M--CHANGE IN CAPITALIZATION



    Effective September   , 1998, the Company restated its articles of
incorporation to include, among other things, the following: (1) increase authorized shares of all classes of capital stock to 25,000,000 shares, consisting of 10,000,000 shares of Class A common stock, $.01 par value per share, 10,000,000 shares of Class B common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, no par value per share; (2) conversion of all existing Class A voting and Class B nonvoting common stock into newly issued Class B common stock; (3) entitle the holder of each share of Class A common stock to one vote and the holder of each share of Class B common stock to ten votes; and (4) provide equal rights to dividends and distributions to holders of Class A and Class B common stock.



    All share and authorized share amounts have been restated for all periods presented to give effect to the foregoing transactions.

                         FAMILY CHRISTIAN STORES, INC.

                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                                          JANUARY 25,   JULY 27,
                                                                                             1998         1998
                                                                                          -----------  -----------
                                                                                           (AUDITED)   (UNAUDITED)

ASSETS
Current Assets:
  Cash..................................................................................   $   5,370    $   2,989
  Merchandise inventories...............................................................      32,109       48,385
  Other.................................................................................       3,365        4,501
                                                                                          -----------  -----------
    Total Current Assets................................................................      40,844       55,875
                                                                                          -----------  -----------
Fixed assets, net.......................................................................      12,213       16,516
Intangible assets, net..................................................................       7,782       11,036
Deposits and miscellaneous..............................................................         447          497
                                                                                          -----------  -----------
Total Assets............................................................................   $  61,286    $  83,924
                                                                                          -----------  -----------
                                                                                          -----------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable......................................................................   $  31,238    $  36,108
  Accrued liabilities...................................................................       6,867        7,744
  Current portion of long-term debt.....................................................       2,000        3,150
                                                                                          -----------  -----------
    Total current liabilities...........................................................      40,105       47,002
                                                                                          -----------  -----------
Long-term debt, less current maturities.................................................      14,973       35,750
Deferred rent and other liabilities.....................................................       2,137        2,185

Redeemable common stock warrants........................................................       9,199       12,878

Shareholders' Equity (Deficit):
  Common stock..........................................................................          18           18
  Additional paid-in capital............................................................       8,817        8,792
  Retained earnings (deficit)...........................................................     (13,569)     (22,358)
  Notes receivable from shareholders....................................................        (394)        (343)
                                                                                          -----------  -----------
    Total Shareholders' Equity (Deficit)................................................      (5,128)     (13,891)
                                                                                          -----------  -----------
Total Liabilities and Shareholders' Equity (Deficit)....................................   $  61,286    $  83,924
                                                                                          -----------  -----------
                                                                                          -----------  -----------


See accompanying notes.

                         FAMILY CHRISTIAN STORES, INC.

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                SIX MONTHS ENDED
                                                                                              --------------------
                                                                                              JULY 26,   JULY 27,
                                                                                                1997       1998
                                                                                              ---------  ---------
Net sales...................................................................................  $  67,708  $  84,763
Cost of products sold, including store occupancy costs......................................     49,538     61,228
                                                                                              ---------  ---------
Gross profit................................................................................     18,170     23,535
                                                                                              ---------  ---------
Operating Expenses:
  Selling, general and administrative expenses..............................................     18,363     23,723
  Depreciation and amortization.............................................................      1,481      1,694
  Store opening expenses....................................................................        353      1,739
                                                                                              ---------  ---------
                                                                                                 20,197     27,156
                                                                                              ---------  ---------
Operating loss..............................................................................     (2,027)    (3,621)
Interest expense, net.......................................................................      1,438      1,489
                                                                                              ---------  ---------
Net loss....................................................................................  $  (3,465) $  (5,110)
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Net loss per share--basic...................................................................  $   (2.21) $   (2.92)
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Net loss per share--diluted.................................................................  $   (2.21) $   (2.92)
                                                                                              ---------  ---------
                                                                                              ---------  ---------


See accompanying notes.

                         FAMILY CHRISTIAN STORES, INC.

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                                                 SIX MONTHS ENDED
                                                                                               --------------------
                                                                                               JULY 26,   JULY 27,
                                                                                                 1997       1998
                                                                                               ---------  ---------
Cash Flows from Operating Activities:
  Net loss...................................................................................  $  (3,465) $  (5,110)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation.............................................................................      1,287      1,486
    Amortization of software and other costs.................................................         66         30
    Amortization of intangible assets........................................................        194        208
    Amortization of debt discount............................................................         27         27
    Other nonrecurring charges...............................................................         --        982
  Changes in operating assets and liabilities:
    Merchandise inventories..................................................................        446     (6,946)
    Other current assets.....................................................................        204       (761)
    Accounts payable.........................................................................     (1,456)     4,870
    Other operating liabilities, excluding debt..............................................        375        567
                                                                                               ---------  ---------
      Net cash used by operating activities..................................................     (2,322)    (4,647)
                                                                                               ---------  ---------
Cash Flows from Investing Activities:
  Store acquisitions.........................................................................     (3,296)    (7,416)
  Additions to fixed assets..................................................................       (822)    (3,189)
                                                                                               ---------  ---------
      Net cash used by investing activities..................................................     (4,118)   (10,605)
                                                                                               ---------  ---------
Cash Flows from Financing Activities:
  Proceeds from revolving credit facility, net...............................................      5,400     13,800
  Payments on term note......................................................................     (1,000)      (500)
  Proceeds from the issuance of common stock.................................................      2,051     --
  Deferred financing costs...................................................................     --           (455)
  Other......................................................................................         15         26
                                                                                               ---------  ---------
      Net cash provided by financing activities..............................................      6,466     12,871
                                                                                               ---------  ---------
Net increase (decrease) in cash and equivalents..............................................         26     (2,381)
Cash and Equivalents at Beginning of Period..................................................      1,399      5,370
                                                                                               ---------  ---------
Cash and Equivalents at End of Period........................................................  $   1,425  $   2,989
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Other cash flow information:
Interest payments............................................................................  $   1,319  $   1,320
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Income taxes refunded........................................................................         23        106
                                                                                               ---------  ---------
                                                                                               ---------  ---------



See accompanying notes.

                         FAMILY CHRISTIAN STORES, INC.

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)


                                 JULY 27, 1998


NOTE 1--GENERAL

    The accompanying financial statements reflect the accounts of Family Christian Stores, Inc. (the Company). The Company is the largest retailer in the United States dedicated solely to Christian-related products. Product offerings include Christian books and Bibles, gifts and cards, music, children's merchandise and church supplies.


    The unaudited statements as of July 27, 1998, and July 26, 1997, include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position of the Company as of July 27, 1998, and the results of operations and cash flows for the six months ended July 27, 1998 and July 26, 1997. These financial statements are condensed and therefore do not include all of the information and footnotes required by generally accepted accounting principles.


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.


    Due to the seasonal nature of the Company's business, the results of operations for the six months ended July 27, 1998, are not necessarily indicative of the results of operations to be achieved for the fiscal year ending January 31, 1999.


NOTE 2--EARNINGS PER SHARE


    The computation of earnings per share is based on the weighted average number of common shares and common share equivalents outstanding during the periods presented (1,752,000 at July 27, 1998, and 1,566,000 at July 26, 1997,
basic and diluted). The effects of stock options and redeemable common stock warrants are not included in the computation of diluted earnings per share because they are anti-dilutive for all periods presented.


NOTE 3--INCOME TAXES


    No income tax provision was recorded for the six months ended July 27, 1998, and July 26, 1997 due to operating losses incurred and the Company's nonrecognition of deferred income tax assets for a portion of net operating loss carryforwards.


NOTE 4--COMPREHENSIVE INCOME (LOSS)

    At the beginning of fiscal 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting and display of "comprehensive income," which is the total of net income (loss) and all other non-owner changes in shareholders' equity (deficit) and its components. The Company has no components of comprehensive income (loss) other than its net loss, and consequently its comprehensive loss is equal to its net loss for all periods presented.

NOTE 5--RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131, which supersedes SFAS Nos. 14,

                         FAMILY CHRISTIAN STORES, INC.

                                 JULY 27, 1998


NOTE 5--RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)
18, 24 and 30, establishes new standards for segment reporting in which reportable segments are based on the same criteria on which management disaggregates a business for making operating decisions and assessing performance. The Company will adopt the standard by the end of fiscal 1998 and does not expect the new standard to have a significant effect on previously reported information.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVES INSTRUMENTS AND HEDGING ACTIVITIES, which provides a consistent standard for recognition and measurement of derivatives and hedging activities. The Company is in the process of evaluating SFAS No. 133 and its impact and plans to adopt the standard in fiscal 2000.

NOTE 6--ACQUISITION AND REFINANCING


    On June 1, 1998, the Company acquired Joshua's Christian Stores (Joshua's) for $11.7 million including transaction costs. Joshua's is a leading Christian retail chain headquartered in Fort Worth, Texas, with sales of $32.0 million for its fiscal year ended March 31, 1998. The transaction has been accounted for as a purchase and, accordingly, Joshua's assets, liabilities and results of operations have been consolidated with those of the Company since acquisition. Goodwill of $3.6 million was recorded in connection with the acquisition and is being amortized on a straight-line basis over thirty-five years.


    On July 17, 1998, the Company amended and restated its outstanding long-term credit facility. The restated loan agreement provides for a revolving credit facility of $22 million and term notes payable of $9.5 million and $5 million, and is collateralized by substantially all of the Company's assets.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of

Tandycrafts, Inc.

    In our opinion, the accompanying balance sheet and related statement of income, changes in investment by parent and cash flows present fairly, in all material respects, the financial position of Joshua's Christian Stores (a division of Development Association, Inc.) at March 31, 1998, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of Joshua's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Fort Worth, Texas
May 27, 1998

                           JOSHUA'S CHRISTIAN STORES

                              STATEMENT OF INCOME
                       TWELVE MONTHS ENDED MARCH 31, 1998

Net sales......................................................................  $32,006,948
Cost of goods sold.............................................................  19,184,638
                                                                                 ----------
Gross profit...................................................................  12,822,310

Expenses:
  Selling, general and administrative..........................................  11,875,229
  Depreciation and amortization................................................     611,661
                                                                                 ----------
    Total expenses.............................................................  12,486,890
                                                                                 ----------

Income before provision for income taxes.......................................     335,420
Provision for income taxes.....................................................      11,020
                                                                                 ----------
      Net income...............................................................  $  324,400
                                                                                 ----------
                                                                                 ----------

                  The accompanying notes are an integral part
                         of these financial statements

                           JOSHUA'S CHRISTIAN STORES

                                 BALANCE SHEET
                                 MARCH 31, 1998

                                          ASSETS

Current assets:
  Cash.........................................................................  $  125,728
  Trade accounts receivable, net...............................................      84,843
  Inventories..................................................................   7,441,783
  Other current assets.........................................................     883,837
                                                                                 ----------
    Total current assets.......................................................   8,536,191
                                                                                 ----------

Property and equipment, at cost................................................   5,330,637
Accumulated depreciation.......................................................  (3,127,084)
                                                                                 ----------
    Property and equipment, net................................................   2,203,553
                                                                                 ----------

Other assets...................................................................      15,285
Goodwill.......................................................................   1,354,774
                                                                                 ----------
                                                                                 $12,109,803
                                                                                 ----------
                                                                                 ----------

                                  LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable.............................................................   2,366,817
  Payable to affiliates........................................................      60,962
  Accrued payroll and bonuses..................................................     610,062
  Accrued liabilities and other................................................     823,304
                                                                                 ----------
    Total current liabilities..................................................   3,861,145
                                                                                 ----------

Investment by Parent...........................................................   8,248,658
                                                                                 ----------
                                                                                 $12,109,803
                                                                                 ----------
                                                                                 ----------

                  The accompanying notes are an integral part
                         of these financial statements

                           JOSHUA'S CHRISTIAN STORES

                            STATEMENT OF CASH FLOWS
                       TWELVE MONTHS ENDED MARCH 31, 1998

Cash flows from operating activities:
  Net income....................................................................  $ 324,400
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...............................................    611,661
    Changes in operating assets and liabilities:
      Receivables...............................................................     (5,191)
      Inventories...............................................................  3,104,340
      Other current assets......................................................    167,569
      Accounts payable and accrued expenses.....................................   (788,947)
                                                                                  ---------
Net cash flows from operating activities........................................  $3,413,832
                                                                                  ---------

Cash flows from investing activities:
  Additions to property and equipment...........................................   (439,595)
                                                                                  ---------
Net cash used for investing activities..........................................   (439,595)
                                                                                  ---------

Cash flows from financing activities:
  Repayments to Parent..........................................................  (3,447,033)
                                                                                  ---------
Net cash used by financing activities...........................................  (3,447,033)
                                                                                  ---------

Decrease in cash................................................................   (472,796)
Balance, beginning of period....................................................    598,524
                                                                                  ---------
Balance, end of period..........................................................  $ 125,728
                                                                                  ---------
                                                                                  ---------

                  The accompanying notes are an integral part
                         of these financial statements

                           JOSHUA'S CHRISTIAN STORES

                  STATEMENT OF CHANGES IN INVESTMENT BY PARENT
                                 MARCH 31, 1998

Balance at March 31, 1997......................................................  $11,371,291
  Repayments to Parent.........................................................  (3,447,033)
  Net income...................................................................     324,400
                                                                                 ----------
Balance at March 31, 1998......................................................  $8,248,658
                                                                                 ----------
                                                                                 ----------

                  The accompanying notes are an integral part
                         of these financial statements

                           JOSHUA'S CHRISTIAN STORES

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    Joshua's Christian Stores ("Joshua's" or "Company") is a retail chain of 58 stores specializing in inspirational books, music and gifts. Joshua's is a division of The Development Association, Inc., which is a wholly-owned subsidiary of Tandycrafts, Inc. ("Parent"). Under this corporate structure, the Parent incurs various costs in connection with the operations of Joshua's. The accompanying financial statements include an allocation of such costs on a reasonable basis in order to present the stand-alone historical operations of the Company. See Note 3 for further discussion of these allocated expenses.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

    INVENTORIES

    Inventories consist entirely of finished goods and are stated at the lower of average cost or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is depreciated using the straight-line method over its estimated useful life, ranging from 3 to 10 years. Expenditures for maintenance, repairs, renewals and betterments which do not materially prolong the useful lives of the assets are charged to income as incurred.

    GOODWILL

    The cost of stores and/or businesses acquired in excess of the fair value of the net identifiable assets acquired has been allocated to goodwill. Goodwill is amortized using the straight-line basis over the estimated useful life of forty years. Accumulated goodwill amortization at March 31, 1998 was $211,747. Goodwill amortization expense for the twelve months ended March 31, 1998 approximated $37,000.

    LONG-LIVED ASSETS

    Long-lived assets are reviewed for impairment whenever events indicate the carrying value of an asset or group of assets may not be recoverable. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated net book values. If the net book value exceeds expected undiscounted cash flows, an impairment loss is recognized to the extent net book value exceeds fair value.

    PRE-OPENING EXPENSES

    Expenses associated with the opening of new stores are expensed as incurred.

    ADVERTISING EXPENSES

    Advertising costs are expensed the first time the advertising takes place. Advertising expense for the twelve months ended March 31, 1998 was $798,450. Prepaid advertising costs at March 31, 1998 were approximately $107,000.

                           JOSHUA'S CHRISTIAN STORES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    All financial instruments are recorded at cost, which approximates fair value due to the short maturities of these instruments. During the twelve months ended March 31, 1998, no financial instruments were held or issued for trading purposes.

    INCOME TAXES

    Income taxes are calculated in accordance with the liability method which requires that deferred tax assets and liabilities be recognized based on differences between financial statement and tax bases of assets and liabilities using presently enacted rates. Joshua's is included in the consolidated federal tax return filed by the Parent. The income tax provision included in the accompanying financial statements is based on items attributable to Joshua's which are anticipated to be utilized in the consolidated tax return. Valuation allowances are provided when in the opinion of management, it is more likely than not that deferred tax assets will not be realized at the consolidated level. The payable or receivable arising from the intercompany income tax allocation is recorded as an increase or decrease in Investment by Parent.

NOTE 2--SUBSEQUENT EVENT

    On April 20, 1998, Tandycrafts announced that it had signed a Definitive Agreement to sell Joshua's to Family Christian Stores for $11,500,000, subject to contractual adjustments. The sale is expected to close on or about June 1, 1998.

NOTE 3--RELATED PARTY TRANSACTIONS


    The Company has received services provided by the Parent which include employee benefits administration, treasury, risk management, payroll and human resource administration, tax compliance, management information services and other miscellaneous services. The costs associated with these services have been allocated to the Company based on expenses incurred by the Parent directly related to the Company or the Company's proportionate share of the Parent's costs related to these services. Management of the Company believes that these methods of allocation are reasonable. The total amount allocated from the Parent for the twelve months ended March 31, 1998 approximated $1,017,500.


    The Company also leases office and distribution space from the Parent at its headquarters in Fort Worth, Texas. The lease is a month-to-month lease and during the twelve months ended March 31, 1998, the Company paid rent of $157,000 to the Parent under this lease arrangement.

    All cash advances from the Parent to the Company outstanding at March 31, 1998 are considered to be permanent advances and, as such, are classified as Investment by Parent in the accompanying balance sheet. Interest expense has not been allocated to the Company.

NOTE 4--REPOSITIONING CHARGE

    During the quarter ended March 31, 1997, the Company recorded a repositioning charge of $5,300,000 in cost of sales and selling, general and administrative expenses to write-down and liquidate discontinued inventory and to close certain underperforming stores. During the twelve months ended March 31, 1998, a significant portion of the discontinued inventory was liquidated and thirteen underperforming stores were closed. Sales and operating losses for the twelve months ended March 31,

                           JOSHUA'S CHRISTIAN STORES

NOTE 4--REPOSITIONING CHARGE (CONTINUED)
1998 for the thirteen stores closed or targeted for closure were $1,609,800 and $222,600, respectively. Due to favorable settlements on leases of closed stores, during the twelve months ended March 31, 1998, the Company reversed $250,000 of the reserve initially established for lease terminations and has included such amount as a credit to selling, general and administrative expenses.

NOTE 5--PROPERTY AND EQUIPMENT

    AS OF MARCH 31, 1998:

Property and equipment, at cost:
  Fixtures and equipment........................................  $4,531,467
  Leasehold improvements........................................     799,170
                                                                  ----------
                                                                   5,330,637
Less accumulated depreciation...................................  (3,127,084)
                                                                  ----------
Property and equipment, net.....................................  $2,203,553
                                                                  ----------
                                                                  ----------

NOTE 6--ACCRUED LIABILITIES

    ACCRUED LIABILITIES CONSISTED OF THE FOLLOWING AT MARCH 31, 1998:

Store closing accrual.............................................    212,707
Accrued rent......................................................    211,311
Other.............................................................    399,286
                                                                    ---------
                                                                    $ 823,304
                                                                    ---------
                                                                    ---------

NOTE 7--INCOME TAXES

    The provision for income taxes for the twelve months ended March 31, 1998 is as follows:

Current tax expense (benefit)....................................  $(917,994)
Deferred tax expense.............................................    929,014
                                                                   ---------
Total provision..................................................  $  11,020
                                                                   ---------
                                                                   ---------

    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

Statutory U.S. tax provision.....................................  $ 114,043
Increase (decrease) in rates resulting from:
  Charitable contribution of inventory...........................   (116,325)
  Other..........................................................     13,302
                                                                   ---------
Tax provision....................................................  $  11,020
                                                                   ---------
                                                                   ---------

                           JOSHUA'S CHRISTIAN STORES

NOTE 7--INCOME TAXES (CONTINUED)

    Deferred tax assets and liabilities classified as Investment by Parent on the accompanying balance sheet totaled $889,896 (net of a valuation allowance of $282,950 related to state tax loss carryforwards) and $200,447, respectively, at March 31, 1998. Deferred tax assets result from differences in the timing of the recognition of inventory reserves, store closing accruals and goodwill amortization for financial and tax purposes, as well as charitable contribution carryforwards. Deferred tax liabilities result from differences in depreciation of fixed assets for financial and tax purposes.


NOTE 8--COMMITMENTS AND CONTINGENCIES

    The Company leases certain properties, primarily retail stores, under operating leases which expire through November 2005. Real estate taxes, maintenance and certain other costs are generally borne by the Company. The composition of total rent expense for operating leases for the twelve months ended March 31, 1998 is as follows:

Rentals:
  Minimum.......................................................  $2,469,135
  Contingent (percentage of sales)..............................     37,262
                                                                  ---------
                                                                  $2,506,397
                                                                  ---------
                                                                  ---------

    Minimum rental commitments for noncancellable operating leases (retail store leases only) at March 31, 1998 are summarized as follows:

YEAR ENDED MARCH 31,
--------------------------------------------------------------------------------
1999............................................................................  $  1,965,500
2000............................................................................     1,694,100
2001............................................................................     1,405,300
2002............................................................................     1,126,600
2003............................................................................       811,900
2004 and thereafter.............................................................     1,725,800
                                                                                  ------------
                                                                                  $  8,729,200
                                                                                  ------------
                                                                                  ------------

NOTE 9--TANDYCRAFTS RETIREMENT SAVINGS PLAN

    All eligible employees of Joshua's may participate in the Tandycrafts Retirement Savings Plan. Participants may contribute between 3% and 15% of gross salary and wages into the 401(k) portion of the plan which becomes immediately vested. Participants also have the ability to direct their contributions into various investment options. The Company's matching contribution is 100% of the first 5% of the participant's contribution and is invested in the Parent's common stock. The Company's contribution becomes vested upon the completion of five years of credited service. The employee and Company contributions are maintained by a corporate trustee. Company contributions to the plan for the twelve months ended March 31, 1998 totaled $108,288.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING SHAREHOLDER OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                           -------------------------

                               TABLE OF CONTENTS
                             ----------------------


                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    3
RISK FACTORS..............................................................    7
USE OF PROCEEDS...........................................................   13
DIVIDEND POLICY...........................................................   13
CAPITALIZATION............................................................   14
DILUTION..................................................................   15
SELECTED FINANCIAL AND OPERATING DATA OF FAMILY CHRISTIAN STORES, INC.....   16
SELECTED FINANCIAL AND OPERATING DATA OF JOSHUA'S CHRISTIAN STORES........   17
PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS.....................   18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................................................   21
BUSINESS..................................................................   29
MANAGEMENT................................................................   38
CERTAIN TRANSACTIONS......................................................   47
PRINCIPAL AND SELLING SHAREHOLDERS........................................   49
DESCRIPTION OF CAPITAL STOCK..............................................   51
SHARES ELIGIBLE FOR FUTURE SALE...........................................   56
UNDERWRITING..............................................................   57
LEGAL MATTERS.............................................................   59
EXPERTS...................................................................   59
ADDITIONAL INFORMATION....................................................   59
INDEX TO FINANCIAL STATEMENTS.............................................  F-1


                             ----------------------

    UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                         SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                              --------------------

                             NationsBanc Montgomery
                                 Securities LLC


                         BancBoston Robertson Stephens


                                 BT Alex. Brown

                                           , 1998

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq application fee.

SEC registration fee...............................................  $  13,275
NASD filing fee....................................................      5,000
Nasdaq application fee.............................................      *
Blue sky qualification fee and expenses............................      *
Printing and engraving expenses....................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
Transfer agent, custodian and registrar fees.......................      *
Miscellaneous......................................................      *
                                                                     ---------
Total..............................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

*   To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 561 of the Michigan Business Corporation Act ("MBCA") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Restated Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its directors and such officers, employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by the MBCA. The Registrant will enter into indemnification agreements with its directors and certain of its officers, employees and agents, which will provide that the Registrant shall indemnify such parties pursuant to Section 561 of the MBCA.

    The MBCA permits a Michigan corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that a corporation may indemnify such persons for liability for the amount of a financial benefit received by a director to which he or she is not entitled, intentional infliction of harm to the Company or its shareholders, a violation of Section 551 of the MBCA, or an intentional criminal act cannot be eliminated or limited in this manner. The Registrant's Restated Articles of Incorporation and Bylaws include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    On July 21, 1998, the Registrant issued      shares of Common Stock to its
employees pursuant to the terms of its Employee Stock Purchase Plan. The shares of Common Stock were issued in reliance upon the exemption from registration available under Rule 701 of the Securities Act of 1933 and Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On March 20, 1998, the Registrant granted stock options to purchase an
aggregate of     shares of Common Stock to certain employees, at an exercise
price of $     per share, pursuant to its Incentive Stock Option Plan. The options were not registered under the Securities Act, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On March 20, 1998, the Registrant granted stock options to purchase an
aggregate of     shares of Common Stock to certain employees, at an exercise
price of $     per share, pursuant to its Management Stock Option Plan. The options were not registered under the Securities Act, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On February 2, 1998, the Registrant granted stock options to purchase an
aggregate of     shares of Common Stock to certain employees, at an exercise
price of $     per share, pursuant to its Incentive Stock Option Plan. The options were not registered under the Securities Act, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On February 2, 1998, the Registrant granted stock options to purchase an
aggregate of     shares of Common Stock to certain employees, at an exercise
price of $     per share, pursuant to its Management Stock Option Plan. The options were not registered under the Securities Act, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On August 31, 1997, the Registrant completed a private placement of
      shares of Common Stock at a price of $    per share. The shares of Common
Stock issued in connection with the August 31, 1997 offering were offered and sold by the Registrant without registration, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Rules 501-503 and 506-508 of Regulation D promulgated thereunder.

    On August 31, 1997, the Registrant issued     shares of Common Stock to Neil
Topham, a director, as payment for consulting services rendered. The shares of Common Stock were not registered under the Securities Act, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On July 31, 1997, the Registrant sold     shares of Common Stock to Leslie
E. Dietzman, an officer, at a purchase price of $ per share. The shares of Common Stock were not registered under the Securities Act, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On July 31, 1997, the Registrant sold    shares of Common Stock to Richard
M. Butler, an officer, at a purchase price of $    per share. The shares of
Common Stock were not registered under the Securities Act, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On June 23, 1997, the Registrant granted an option to purchase
shares of Common Stock, at an exercise price of $    per share, to Craig G.
Wassenaar as consideration for entering into an employment agreement. Such option becomes exercisable at a rate of 20% per year on the first five anniversaries of the date of grant. On June 23, 1998, Mr. Wassenaar exercised
such option to purchase          shares of Common Stock, at an aggregate
purchase price of $    . Such option and shares of Common Stock were not
registered under the Securities Act, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    On September 27, 1996, the Registrant sold    shares of Common Stock at a
purchase price of $ per share to certain employees who were appointed to the Company's senior management team. The shares of Common Stock issued in connection with the payment for services were offered and sold by the Registrant without registration, in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

    (A) EXHIBITS


 EXHIBIT
  NUMBER    DOCUMENT
----------  --------------------------------------------------------------------------------------------------------
      1.1   Form of Underwriting Agreement among the Registrant, the Selling Shareholders and the Underwriters*

      3.1   Articles of Incorporation**

      3.2   Bylaws**

      3.3   Form of Restated Articles of Incorporation**

      3.4   Form of Restated Bylaws**

      4.1   Specimen Class A Common Stock Certificate*

      5.1   Opinion of Counsel*

     10.1   Incentive Group Stock Option Plan*

     10.2   Management Stock Option Plan*

     10.3   1997 Employee Stock Purchase Plan*

     10.4   Stock Option and Restricted Stock Plan of 1998*

     10.5   Amended and Restated Loan Agreement among the Registrant, certain financial institutions and Bank of
              Scotland, dated as of October 31, 1994 and amended and restated on July 17, 1998**

     10.6   Amended and Restated Promissory Note (Tranche A Term Note) issued by the Registrant to the Bank of
              Scotland, as Agent, dated as of November 17, 1994 and amended and restated on July 17, 1998**

     10.7   Promissory Note (Tranche B Term Note) issued by the Registrant to the Bank of Scotland, as Agent, dated
              July 17, 1998**

     10.8   Amended and Restated Promissory Note (Revolving Credit Note) issued by the Registrant to the Bank of
              Scotland, as Agent, dated as of November 17, 1994 and amended and restated on July 17, 1998**

     10.9   General Security Agreement between the Registrant and the Bank of Scotland, as Agent, dated as of
              October 31, 1994**

     10.10  Amendment to Security Agreement and Acknowledgment of Security Interests, dated as of July 17, 1998**

     10.11  Securities Purchase Agreement among the shareholders of the Registrant, including Electra Investment
              Trust, P.L.C. and Electra Associates, Inc., and the Registrant, dated November 14, 1994

     10.12  Shareholders' Agreement among the shareholders of the Registrant, including Electra Investment Trust,
              P.L.C. and Electra Associates, Inc., and the Registrant, dated November 14, 1994 (the Shareholders'
              Agreement)**

     10.13  Amendment No. 1 to the Shareholders' Agreement, dated May 1, 1995**

     10.14  Buy and Sell Agreement among the Shareholders of the Registrant, including Electra Investment Trust,
              P.L.C. and Electra Associates, Inc., and the Registrant, dated November 14, 1994**

     10.15  Asset Purchase Agreement among the Registrant, Tandycrafts, Inc. and The Development Association, Inc.,
              dated April 19, 1998**

     10.16  Series A Warrant issued by the Registrant to Electra Investment Trust P.L.C., dated as of November 17,
              1994**

     10.17  Series A Warrant issued by the Registrant to Electra Associates, Inc., dated as of November 17, 1994**

     10.18  Series B Warrant issued by the Registrant to Electra Investment Trust P.L.C., dated as of December 31,
              1996**

     10.19  Series B Warrant issued by the Registrant to Electra Associates, Inc., dated as of December 31, 1996**

     10.20  Base Software License Agreement between Andersen Consulting and The Zondervan Corporation, dated May 9,
              1994**

     10.21  Strategic Technology License and Services Agreement between Andersen Consulting and The Zondervan
              Corporation, dated May 9, 1994**

     10.22  Modification Agreement between Andersen Consulting, Zondervan Corporation, HarperCollins Publishers
              Inc., General Electric Capital Computer Leasing Corporation and the Registrant, dated November 1,
              1994**

     10.23  Advisory Agreement between the Registrant and Electra Inc., dated as of November 14, 1994**

     10.24  Form of Lease*

     10.25  Form Director and Officer Indemnity Agreement*

     10.26  Promissory Note, dated November 14, 1994, between the Registrant and Leslie E. Dietzman**

     10.27  Promissory Note, dated November 14, 1994, between the Registrant and Richard M. Butler**

     10.28  Promissory Note, dated November 14, 1994, between the Registrant and J. Hal Bailey**

     10.29  Promissory Note, dated November 14, 1994, between the Registrant and Craig B. Klamer**

     10.30  Form of Employment Agreement for Executive Officers*

     10.31  Consulting Agreement, dated November 2, 1994, between the Registrant and George Craig*

     10.32  Consulting Agreement, dated November 2, 1994, between the Registrant and Neil Topham*

     23.1   Consent of Ernst & Young LLP

     23.2   Consent of PricewaterhouseCoopers LLP

     23.3   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1)*

     27.1   Financial Data Schedule


------------------------

 *  To be filed by amendment.


**  Previously filed.


    (b) Financial Statement Schedules.

    Schedule II:  Valuation and Qualifying Accounts and Reserves.

    All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or notes thereto.

UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant further undertakes that:

    (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective;

    (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, County of Kent, State of Michigan, on the 17th day of September, 1998.



                                FAMILY CHRISTIAN STORES, INC.

                                By:            /s/ LESLIE E. DIETZMAN
                                     -----------------------------------------
                                                 Leslie E. Dietzman
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
              *                   Executive Officer and
------------------------------    Director (Principal       September 17, 1998
      Leslie E. Dietzman          Executive Officer)

              *                 Senior Vice President
------------------------------    (Principal Accounting     September 17, 1998
      Craig G. Wassenaar          Officer)

              *
------------------------------  Chairman of the Board       September 17, 1998
         George Craig

              *
------------------------------  Director                    September 17, 1998
      Peter A. Carnwath

              *
------------------------------  Director                    September 17, 1998
       Scott D. Steele

              *
------------------------------  Director                    September 17, 1998
         Neil Topham




*By:   /s/ CRAIG G. WASSENAAR
                  *
      -------------------------
         Craig G. Wassenaar
          ATTORNEY-IN-FACT

                       REPORT OF INDEPENDENT AUDITORS ON
                          FINANCIAL STATEMENT SCHEDULE


Board of Directors and Shareholders
Family Christian Stores, Inc.



We have audited the financial statements of Family Christian Stores, Inc. as of January 26, 1997 and January 25, 1998, and for each of the three fiscal years in the period ended January 25, 1998 and have issued our report thereon dated March
2, 1998, except for Note M as to which the date is September   , 1998 (included
elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.



In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                          Ernst & Young LLP


Grand Rapids, Michigan
March 2, 1998


The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note M to the financial statements.



                                          /s/ Ernst & Young LLP



Grand Rapids, Michigan
September 14, 1998

                         FAMILY CHRISTIAN STORES, INC.

         SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS)

                                                                         ADDITIONS
                                                           BALANCE AT   CHARGED TO   DEDUCTIONS FOR
                                                            BEGINNING    COSTS AND      ACCOUNTS       BALANCE AT
                       DESCRIPTION                          OF PERIOD    EXPENSES      WRITTEN OFF    END OF PERIOD
---------------------------------------------------------  -----------  -----------  ---------------  -------------

RESERVES DEDUCTED FROM ASSETS

Fiscal year ended January 25, 1998
  Allowance for doubtful accounts........................   $      66    $      36      $      13       $      89
  Allowance for sales returns............................          30           10             --              40
  Allowance for inventory obsolescence and shrinkage.....       1,294        2,173          1,713           1,754

Fiscal year ended January 26, 1997
  Allowance for doubtful accounts........................          73           10             17              66
  Allowance for sales returns............................          30       --             --                  30
  Allowance for inventory obsolescence and shrinkage.....       1,226        2,831          2,763           1,294

Fiscal year ended January 28, 1996
  Allowance for doubtful accounts........................          67           15              9              73
  Allowance for sales returns............................          30       --             --                  30
  Allowance for inventory obsolescence and shrinkage.....         902        2,566          2,242           1,226

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER     DOCUMENT
-----------  ------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement among the Registrant, the Selling Shareholders and the
               Underwriters*
       3.1   Articles of Incorporation**
       3.2   Bylaws**
       3.3   Form of Restated Articles of Incorporation**
       3.4   Form of Restated Bylaws**
       4.1   Specimen Class A Common Stock Certificate*
       5.1   Opinion of Counsel*
      10.1   Incentive Group Stock Option Plan*
      10.2   Management Stock Option Plan*
      10.3   1997 Employee Stock Purchase Plan*
      10.4   Stock Option and Restricted Stock Plan of 1998*
      10.5   Amended and Restated Loan Agreement among the Registrant, certain financial institutions and
               Bank of Scotland, dated as of October 31, 1994 and amended and restated on July 17, 1998**
      10.6   Amended and Restated Promissory Note (Tranche A Term Note) issued by the Registrant to the Bank of Scotland, as Agent, dated as of November 17, 1994 and amended and restated on July 17,
               1998**
      10.7   Promissory Note (Tranche B Term Note) issued by the Registrant to the Bank of Scotland, as
               Agent, dated July 17, 1998**
      10.8   Amended and Restated Promissory Note (Revolving Credit Note) issued by the Registrant to the
               Bank of Scotland, as Agent, dated as of November 17, 1994 and amended and restated on July 17,
               1998**
      10.9   General Security Agreement between the Registrant and the Bank of Scotland, as Agent, dated as of October 31, 1994**
      10.10  Amendment to Security Agreement and Acknowledgment of Security Interests, dated as of July 17,
               1998**
      10.11  Securities Purchase Agreement among the shareholders of the Registrant, including Electra
               Investment Trust, P.L.C. and Electra Associates, Inc., and the Registrant, dated November 14,
               1994
      10.12  Shareholders' Agreement among the shareholders of the Registrant, including Electra Investment
               Trust, P.L.C. and Electra Associates, Inc., and the Registrant, dated November 14, 1994 (the
               Shareholders' Agreement)**
      10.13  Amendment No. 1 to the Shareholders' Agreement, dated May 1, 1995**
      10.14  Buy and Sell Agreement among the Shareholders of the Registrant, including Electra Investment
               Trust, P.L.C. and Electra Associates, Inc., and the Registrant, dated November 14, 1994**
      10.15  Asset Purchase Agreement among the Registrant, Tandycrafts, Inc. and The Development
               Association, Inc., dated April 19, 1998**
      10.16  Series A Warrant issued by the Registrant to Electra Investment Trust P.L.C., dated as of
               November 17, 1994**
      10.17  Series A Warrant issued by the Registrant to Electra Associates, Inc., dated as of November 17,
               1994**
      10.18  Series B Warrant issued by the Registrant to Electra Investment Trust P.L.C., dated as of
               December 31, 1996**
      10.19  Series B Warrant issued by the Registrant to Electra Associates, Inc., dated as of December 31,
               1996**
      10.20  Base Software License Agreement between Andersen Consulting and The Zondervan Corporation, dated
               May 9, 1994**

  EXHIBIT
  NUMBER     DOCUMENT
-----------  ------------------------------------------------------------------------------------------------
      10.21  Strategic Technology License and Services Agreement between Andersen Consulting and The
               Zondervan Corporation, dated May 9, 1994**
      10.22  Modification Agreement between Andersen Consulting, Zondervan Corporation, HarperCollins
               Publishers Inc., General Electric Capital Computer Leasing Corporation and the Registrant,
               dated November 1, 1994**
      10.23  Advisory Agreement between the Registrant and Electra Inc., dated as of November 14,1994**
      10.24  Form of Lease*
      10.25  Form Director and Officer Indemnity Agreement*
      10.26  Promissory Note, dated November 14, 1994, between the Registrant and Leslie E. Dietzman**
      10.27  Promissory Note, dated November 14, 1994, between the Registrant and Richard M. Butler**
      10.28  Promissory Note, dated November 14, 1994, between the Registrant and J. Hal Bailey**
      10.29  Promissory Note, dated November 14, 1994, between the Registrant and Craig B. Klamer**
      10.30  Form of Employment Agreement for Executive Officers*
      10.31  Consulting Agreement, dated November 2, 1994, between the Registrant and George Craig*
      10.32  Consulting Agreement, dated November 2, 1994, between the Registrant and Neil Topham*
      23.1   Consent of Ernst & Young LLP
      23.2   Consent of PricewaterhouseCoopers LLP
      23.3   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1)*
      27.1   Financial Data Schedule


------------------------


*   To be filed by amendment.



**  Previously filed.